   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 1999
                                             REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       JONES INTERNATIONAL NETWORKS, LTD.

             (Exact name of Registrant as specified in its charter)

           COLORADO                        7922                  84-1470911
 (State or other jurisdiction        (Primary Standard        (I.R.S. Employer
              of                        Industrial           Identification No.)
incorporation or organization)  Classification Code Number)

      9697 EAST MINERAL AVENUE, ENGLEWOOD, COLORADO 80112, (303) 792-3111 (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive office)

        JEFFREY C. WAYNE, PRESIDENT, JONES INTERNATIONAL NETWORKS, LTD. 9697 EAST MINERAL AVENUE, ENGLEWOOD, COLORADO 80112, (303) 792-3111

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                    COPY TO:

           PATRICIA PETERSON, ESQ.                             WILLIAM M. HARTNETT, ESQ.
         Davis, Graham & Stubbs LLP                             Cahill Gordon & Reindel
        370 17(th) Street, Suite 4700                               80 Pine Street
           Denver, Colorado 80201                              New York, New York 10005
               (303) 892-9400

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

         TITLE OF EACH CLASS OF                     PROPOSED MAXIMUM                           AMOUNT OF
      SECURITIES TO BE REGISTERED              AGGREGATE OFFERING PRICE(1)                REGISTRATION FEE(2)
Class A Common Stock, $.01 par value....               $86,250,000                              $22,770

(1) Includes a proposed maximum offering price of $11,250,000 for shares subject to the underwriter's over-allotment option.

(2) Estimated solely for the purposes of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy them in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION DATED         , 2000

                                          Shares

                                     [LOGO]

                       Jones International Networks, Ltd.

                                Class A Common Stock
                                  -----------

    Prior to this offering, there has been no public market for our Class A Common Stock. The initial public offering price of our Class A Common Stock is
expected to be between $          and $          per share. We have made
application to list our Class A Common Stock on The Nasdaq Stock Market's National Market under the symbol [ ].

    The underwriters have an option to purchase a maximum of additional shares to cover over-allotments.

    We have outstanding two classes of common stock. The holders of Class A Common Stock are entitled to one vote for each share, whereas the holders of Class B Common Stock are entitled to 10 votes for each share. Holders of Class A Common Stock elect 25% of our directors and holders of Class B Common Stock elect the remaining 75% of our directors.

INVESTING IN THE CLASS A COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS"
                              STARTING ON PAGE 11.

                                                                           Underwriting
                                                           Price to       Discounts and      Proceeds to
                                                            Public         Commissions          Jones
                                                       ----------------  ----------------  ----------------
Per Share............................................         $                 $                 $
Total................................................  $                 $                 $

    Delivery of the shares of Class A Common Stock will be made on or about
             , 2000.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON

                           DEUTSCHE BANC ALEX. BROWN

                                                               J.P. MORGAN & CO.

              The date of this prospectus is              , 2000.

                            ------------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
PROSPECTUS SUMMARY..................        4
RISK FACTORS........................       10
USE OF PROCEEDS.....................       21
DIVIDEND POLICY.....................       21
CAPITALIZATION......................       22
DILUTION............................       23
SELECTED CONSOLIDATED FINANCIAL
  INFORMATION.......................       24
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.....................       27
BUSINESS............................       48
MANAGEMENT..........................       64

                                       PAGE
                                       ----
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS......................       71
PRINCIPAL SHAREHOLDERS..............       74
DESCRIPTION OF CAPITAL STOCK........       77
DESCRIPTION OF INDEBTEDNESS.........       79
SHARES ELIGIBLE FOR FUTURE SALE.....       81
UNDERWRITING........................       83
NOTICE TO CANADIAN RESIDENTS........       85
LEGAL MATTERS.......................       86
EXPERTS.............................       86
ADDITIONAL INFORMATION..............       86
INDEX TO FINANCIAL STATEMENTS.......      F-1

                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

    UNTIL             (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING) ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS WILL NOT EXERCISE THEIR OVER-ALLOTMENT OPTION AND THAT ALL OF THE OUTSTANDING SHARES OF OUR SERIES A CONVERTIBLE PREFERRED STOCK WILL BE CONVERTED INTO SHARES OF OUR CLASS A COMMON STOCK CONCURRENT WITH COMPLETION OF THIS OFFERING. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS, WHICH INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

                       JONES INTERNATIONAL NETWORKS, LTD.

OVERVIEW

    We own and operate a leading network radio programming business and two cable television networks and are developing a complementary Internet business. Through our traditional media businesses, we create, develop and produce network radio and cable programming that is distributed to more than 2,450 radio stations and 1,750 cable systems, respectively, throughout the United States. We provide advertisers with the ability to reach approximately 64 million weekly radio listeners and 40 million cable viewing households on a full- or part-time basis. We currently operate multiple web sites that extend our traditional media content and personalities to the Internet and allow us to capitalize on Internet advertising and e-commerce opportunities. As a complement to our programming businesses, we own and operate a leading network advertising sales business that provides advertisers with an efficient means to reach national radio and cable television audiences as well as Internet users. We also provide satellite services to facilitate the distribution of our programming and that of other companies.

    We expect the demand for radio and cable television programming content to increase dramatically during the next several years, primarily as a result of technological advances such as audio and video streaming over the Internet, satellite radio and digital cable television. The growing popularity of the Internet creates a need for additional programming content that will attract viewers to web sites for extended time periods. In this expanding distribution environment, we believe that there will be strong demand for branded programming content that can be channeled across multiple media outlets. We believe that we are well-positioned to benefit from this increased demand for content.

    Our portfolio of businesses includes the following:

    - PROGRAMMING CONTENT

        RADIO. We produce or license over 2,000 hours of original radio programming weekly. This programming is comprised of twelve 24-hour formats and 19 syndicated programs. Our radio programming covers a wide variety of genres, such as country, adult contemporary, talk and Hispanic. It features well-known syndicated programs such as The Crook & Chase Country Countdown, Delilah and The Dennis Prager Show.

        CABLE TELEVISION. We own and operate two cable television networks, Great American Country (GAC) and the Product Information Network (PIN). GAC is a 24-hour country music video network reaching nearly 12 million cable households. PIN, a joint venture with Cox Communications, Inc., airs long-form paid programming produced by advertisers and infomercial providers. PIN reaches more than 30 million households on a full- or part-time basis.

        INTERNET. We have developed multiple web sites that complement our radio and cable programming content and are developing additional sites. To extend GAC and our country radio programming content to the Internet, we developed CountryStars.com, a portal catering to the "country" lifestyle. RadioDelilah.com and DennisPrager.com are examples of our web sites that extend our personality-driven radio programs to the Internet. Our web sites provide valuable cross-promotion and e-commerce opportunities.

    - ADVERTISING SALES SERVICES

        We currently represent more than 90 network radio programs or services, including over 60 programs produced by third parties that are distributed to approximately 6,000 radio stations. In addition, we sell network advertising for our two cable networks. In early 2000, we expect to begin providing advertising sales services to our web sites and to web sites owned by third parties. In addition, we have an exclusive long-term agreement to provide advertising sales services to Sirius Satellite Radio, one of only two licensed satellite radio providers in the United States. Sirius is expected to launch its service in the fourth quarter of 2000 with 100 channels of digital radio service, of which 50 will carry commercials.

    - SATELLITE SERVICES

        We provide satellite delivery and production support services for GAC, PIN and cable channels operated by other companies. We own two satellite transponders and an uplink facility. Ownership of these assets allows us to control the distribution of our radio and cable programming. It also provides us with a cost-effective platform for launching new radio and cable networks. We generate additional revenues from leasing excess satellite capacity and providing related support services to other cable programmers.

    We believe that our ability to develop and distribute programming content across multiple forms of media allows us to capitalize on significant operating synergies arising from our radio, cable television and Internet programming businesses and to generate strong revenue and cash flow growth. For the nine months ended September 30, 1999, we generated $44.6 million of revenue, $7.9 million of EBITDA and $2.0 million of operating income, representing an increase of 78.7%, 285.6% and 185.7%, respectively, as compared to the nine month period ending September 30, 1998. Assuming that the acquisitions that we completed in 1998 and 1999 had been completed on January 1, 1998, our revenue, EBITDA and operating income for the nine months ended September 30, 1999 would have been $49.4 million, $9.5 million and $1.9 million, respectively, representing an increase of 38.4%, 154.5% and 151.8%, respectively, as compared to the same period in 1998.

COMPETITIVE STRENGTHS

    We believe we have the following competitive strengths:

    EFFICIENT MEANS FOR ADVERTISERS TO REACH TARGETED AUDIENCES. Through our varied programming formats, multiple distribution channels and experienced sales organization, we can aggregate a large, national audience according to specific demographics, providing advertisers with an efficient, cost-effective means to reach desired audiences across multiple media platforms.

    EXCLUSIVE, PERSONALITY-DRIVEN PROGRAMMING. We have an established history of identifying and attracting successful on-air personalities and developing radio and cable television programs that generate a significant and loyal audience. Our exclusive programming includes such widely recognized shows as Delilah, The Crook & Chase Country Countdown and Neon Nights.

    VALUE CREATION THROUGH CROSS-PROMOTION AND BRANDING. We cross-promote and brand our programming content in an effort to encourage our audience to seek out and access our content across multiple platforms. Our cross-promotion strategy utilizes traditional commericials, as well as in-program and on-air promotions by our popular personalities. For example, our CountryStars.com web site is promoted on GAC, our three 24-hour country radio formats and through our four syndicated country radio programs.

    ESTABLISHED NATIONAL ADVERTISING SALES ORGANIZATION. We have a 15 person sales force with offices in New York, Los Angeles, Chicago, Detroit, Dallas and Denver and intend to open an office in Nashville in the first half of 2000. With an average of 16 years of advertising sales experience, our sales force has established long-term relationships with many national advertisers and advertising agencies. As a result, we are well-positioned to assist national advertisers in developing complementary advertising programs spanning all three of our media platforms.

    ABILITY TO LEVERAGE EXISTING INFRASTRUCTURE TO DEVELOP NEW REVENUE OPPORTUNITIES. We have made a substantial investment in our advertising sales, affiliate sales, content development and satellite distribution capabilities. We intend to leverage these resources to develop new program offerings for radio, cable television and the Internet at a low incremental cost. In addition, we have an extensive library of audio and video content for distribution across multiple platforms, including the Internet, in a cost-effective manner.

    EXPERIENCED MANAGEMENT TEAM. Our chairman, Glenn R. Jones, a prominent leader in the cable television industry, was the founder, Chairman and Chief Executive Officer of Jones Intercable, Inc., a top ten multiple system cable operator. In addition to Mr. Jones, we have assembled a senior management team with extensive experience in all areas of our business. With an average of over 20 years of relevant industry experience for our top five executives, we enjoy long-term relationships with advertisers, advertising agencies, cable and radio affiliates, the music recording industry and independent producers of network programming.

OPERATING STRATEGY

    Our operating strategy is designed to take advantage of the increasing demand for programming content while leveraging our core competencies. This strategy includes the following:

    - develop high quality, personality-driven programming;

    - increase programming distribution;

    - increase advertising sales revenues;

    - enhance revenue growth by capitalizing on Internet revenue opportunities;

    - develop new cable programming networks;

    - leverage cross-media platform synergies;

    - recruit and retain experienced management; and

    - pursue acquisitions that enhance our existing business or provide access to new, related businesses.

    An important part of our business strategy is to pursue acquisitions and ventures that enhance our existing businesses or provide entry to new related businesses. Our recent acquisitions of Broadcast Programming in August 1999 and MediaAmerica in July 1998 demonstrate this strategy. Broadcast Programming, which we acquired for $20.9 million, owns and distributes two high-growth syndicated radio programs, Delilah and Neon Nights, and provides a wide spectrum of programming and programming consulting services to approximately 800 radio stations. MediaAmerica, which we acquired for $26.7 million in cash and $6.0 million of Class A Common Stock, operates a network radio advertising sales business and owns several syndicated radio programs. This acquisition became the basis for our in-house advertising sales services business.

BACKGROUND

    We are a Colorado corporation incorporated in 1998 and are the successor to certain affiliated entities that previously conducted our businesses. We are a holding company. Our operations are conducted through a number of subsidiaries, including Jones Radio Networks and Broadcast Programming (radio programming), Great American Country and Product Information Network Venture (cable television programming), MediaAmerica (advertising sales services) and Jones Direct (Internet operations). Our principal shareholder is Jones International, Ltd., which owns a number of subsidiaries with which we have business dealings. Until recently, Jones International, Ltd. owned a controlling interest in Jones Intercable, Inc.

    Our corporate offices are located at 9697 East Mineral Avenue, Englewood, Colorado 80112. Our telephone number is (303) 792-3111.

                                  THE OFFERING

Class A Common Stock offered.................  shares

Common Stock to be outstanding after this
  offering...................................  shares of Class A Common Stock(1)

                                               shares of Class B Common Stock(2)

Voting rights................................  Holders of Class A Common Stock are entitled to one vote per share and are entitled to
                                               elect 25% of our directors. Holders of Class
                                               B Common Stock are entitled to ten votes per
                                               share and are entitled to elect 75% of our
                                               directors.

Use of proceeds..............................  We intend to use the net proceeds from the offering to repay debt, for working capital
                                               and for general corporate purposes, including
                                               acquisitions. General corporate purposes
                                               include developing our Internet business and
                                               making cable programming distribution
                                               payments to cable operators for carrying GAC.

Nasdaq Symbol................................

----------

(1) Class A Common Stock to be outstanding after this offering is based on
    shares outstanding as of             . This number excludes 343,500 shares
    of Class A Common Stock issuable upon exercise of outstanding options under our stock option plan, and 56,500 shares of Class A Common Stock available for issuance under our stock option plan pursuant to options that have not yet been granted.

(2) Class B Common Stock to be outstanding after this offering is based on
    shares outstanding as of         . Each share of Class B Common Stock is
    convertible at any time, at the option of the holder, into one share of Class A Common Stock.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following tables summarize certain financial and operating data for our business. This information should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes to those statements included elsewhere in this prospectus. The comparability of the historical financial data has been significantly affected by our recent acquisitions.

                                                                                                        FOR THE NINE MONTHS
                                                              YEAR ENDED DECEMBER 31,                   ENDED SEPTEMBER 30,
                                                     -----------------------------------------       -------------------------
                                                       1996            1997            1998            1998            1999
                                                     ---------       ---------       ---------       ---------       ---------
                                                                                                            (UNAUDITED)
                                                      (IN THOUSANDS EXCEPT SHARE, PER SHARE AND RADIO STATION AFFILIATE DATA)
STATEMENT OF OPERATIONS:
Revenues
  Programming content
    Radio.....................................       $  6,978        $ 10,200        $ 10,041        $   6,623       $  12,353
    Cable television..........................          1,153          12,002          16,892           11,992          19,229
    Internet..................................             --              --              --               --              --
  Advertising sales services..................             --              --           5,107            2,362           6,455
  Satellite services..........................          8,523           6,910           6,172            3,988           6,567
                                                     ---------       ---------       ---------       ---------       ---------
    Total revenues............................         16,654          29,112          38,212           24,965          44,604
                                                     ---------       ---------       ---------       ---------       ---------
Operating expenses
  Programming content
    Radio.....................................          4,163           5,816           7,778            5,468           8,098
    Cable television..........................          1,157           9,272          14,231           10,418          15,738
    Internet..................................             --              --              --               --              --
  Advertising sales services..................             --              --           1,129              482           2,776
  Satellite services..........................          5,451           4,685           5,240            3,791           3,921
  Selling and marketing.......................          1,737           2,918           4,869            3,073           4,772
  General and administrative..................          3,270           4,168           6,728            4,052           7,312
                                                     ---------       ---------       ---------       ---------       ---------
    Total operating expenses..................         15,778          26,859          39,975           27,284          42,617
                                                     ---------       ---------       ---------       ---------       ---------
    Operating income (loss)...................            876           2,253          (1,763)          (2,319)          1,987
                                                     ---------       ---------       ---------       ---------       ---------
Interest expense, net.........................          4,428           5,569           8,195            5,369           8,881
Other (income) expense, net...................           (841)            616           1,228              927              14
Income tax provision (benefit)................           (387)         (1,342)             49               15             411
Minority interest.............................             (9)            903             215               38             611
                                                     ---------       ---------       ---------       ---------       ---------
    Net loss..................................       $ (2,315)       $ (3,493)       $(11,450)       $  (8,668)      $  (7,930)
                                                     =========       =========       =========       =========       =========
Net loss per common share.....................       $  (0.56)       $  (0.79)       $  (2.13)       $   (1.75)      $   (1.30)

Weighted average shares outstanding...........       4,103,573       4,400,448       5,372,644       4,949,776       6,094,844

OTHER DATA:
EBITDA(a).....................................       $  5,352        $  6,561        $  4,290        $   2,039       $   7,862
Depreciation and amortization:
  Satellite services..........................          3,945           4,100           3,965            2,989           3,006
  General and administrative..................            417             537           1,633              902           2,414
  Other.......................................            114             531             668              473           1,079
                                                     ---------       ---------       ---------       ---------       ---------
    Total depreciation and amortization.......          4,476           5,168           6,266            4,364           6,499
Capital expenditures..........................          2,969           1,367           2,258            1,916             588
Cable programming distribution payments(b)....             --              --           3,064            1,129           3,761
Net cash provided by (used in)
  Operating activities........................          4,776           7,589          (7,310)          (7,537)           (777)
  Investing activities........................         (3,971)         (1,156)        (35,021)         (32,066)        (27,313)
  Financing activities........................           (807)         (2,720)         59,268           58,385          20,100

AUDIENCE DATA (at end of period; unaudited):
Radio station AQH (24-hour formats)(c)........          2,180           2,296           2,369               --           2,188
Radio station AQH (syndicated)(c).............            834           1,048           6,090               --          12,355
Radio station affiliates(d)...................          1,273           1,484           2,146            2,337           2,499
Great American Country households(e)..........          1,049           1,550           7,131            4,819          10,959
Product Information Network households(e).....          8,111          11,497          20,634           18,970          28,110
Product Information Network FTREs(f)..........          4,803           7,036           8,647            8,056          11,683

BALANCE SHEET DATA (at end of period):
Cash and cash equivalents(g)..................       $      4        $  3,717        $ 10,654        $  12,499       $  12,664
Working capital (deficiency)..................         (6,615)         (9,331)         16,047           18,421           9,600
Total assets..................................         38,298          41,358         110,894          110,973         124,793
Total long-term debt(h).......................         53,277          45,312         100,000          100,000         100,000
Shareholder's equity (deficit)................        (23,269)        (18,206)        (11,333)          (8,727)            954

---------------
(a) EBITDA is unaudited and represents operating income (loss) plus depreciation and amortization minus EBITDA attributable to the minority interests in the PIN Venture, a consolidated 55.3%-owned subsidiary. Management acknowledges that EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles. However, EBITDA is a measure widely used by analysts and investors in the media industry to determine a company's operating performance and ability to service and incur debt. EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(b) Cable programming distribution payments made by GAC to multiple system cable television operators for carrying GAC programming. These payments are reflected as intangible assets on the balance sheet and are amortized over the life of the affiliate agreements (usually 5 to 10 years).

(c) AQH represents the average audience estimated to have listened, for a minimum of five minutes during any quarter hour, to a radio station broadcasting our advertising . For the 24-hour formats, the period used to determine AQH is Monday through Friday, 6am to 7pm. The period used to determine AQH for syndicated programs is the time during which the commercials associated with the programs or services are broadcast. These AQH estimates are derived from data provided by Marketron (a third party processor) that is based on Arbitron copyrighted and proprietary audience estimates. They are not estimates produced by Arbitron. Radio advertising is generally sold on the basis of the listening audience as quantified by AQH. Beginning in the period ended December 31, 1998, we have excluded the AQH related to non-recurring specials. AQH (24-hour formats) has been restated for periods prior to 1998 to reflect our creation in 1998 of a second selling network resulting from the division of our then-existing network. This division more accurately reflects our audience to radio advertisers. The effect of this restatement is to make periods prior to 1998 comparable to 1998 and later periods. AQH data as of the nine months ended
    September 30, 1998, is not available.

(d) Represents the number of non-dulipcating radio station affiliates receiving our programs at the end of the periods indicated.

(e) Represents the total number of subscribers at the end of the periods indicated.

(f) FTREs represent the number of full-time revenue equivalent subscribers receiving PIN at the end of the periods indicated. FTRE weights part-time subscribers based on the daypart carried and the revenue associated therewith.

(g) Excludes restricted cash of $10 million at December 31, 1998 and September 30, 1998.

(h) Includes current and non-current maturities of long-term debt and capital lease obligations.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS IN ADDITION TO THE REMAINDER OF THIS PROSPECTUS BEFORE PURCHASING OUR CLASS A COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE INTENDED TO HIGHLIGHT RISKS THAT ARE SPECIFIC TO US AND ARE NOT THE ONLY ONES THAT WE MAY FACE. ADDITIONAL RISKS AND UNCERTAINTIES, SUCH AS THOSE THAT GENERALLY APPLY TO BUSINESS ENTERPRISES IN OUR INDUSTRY, MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

    IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS WOULD LIKELY SUFFER. IN THAT CASE, THE TRADING PRICE OF OUR CLASS A COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS FOR MANY REASONS, INCLUDING THE FACTORS DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS.

WE HAVE A HISTORY OF NET LOSSES.

    We cannot assure if or when we will achieve or sustain profitability. We had net losses of $(2.3) million, $(3.5) million, $(11.5) million and $(7.9) million and operating income (loss) of $0.9 million, $2.3 million, $(1.8) million and $2.0 million, for the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1999, respectively. Net losses have resulted in an accumulated deficit of $46.8 million as of September 30, 1999. Failure to achieve profitability could adversely affect the market price of our Class A Common Stock, which in turn could adversely affect our ability to raise additional equity capital. In addition, our ability to incur additional indebtedness and to make investments depends significantly on our ability to generate cash flow from operations.

HOLDERS OF CLASS A COMMON STOCK WILL HAVE LIMITED VOTING POWER.

    Holders of Class A Common Stock have limited voting rights. Holders of our Class A Common Stock are entitled to one vote per share, while holders of
Class B Common Stock are entitled to ten votes per share on all matters where all shareholders vote together as a single class. There is class voting for directors, with holders of Class A Common Stock entitled to elect approximately 25% of our directors and holders of the Class B Common Stock entitled to elect approximately 75% of our directors. Following completion of this offering, Glenn
R. Jones, chairman of our board of directors, will beneficially own 100% of the
voting power of our outstanding Class B Common Stock, approximately    % of the
voting power of our outstanding Class A Common Stock and approximately    % of
the total voting power of all outstanding common stock, considering both classes together. Thus, Mr. Jones will have the power to elect our entire Board and to otherwise control all matters requiring shareholder approval, including transactions involving a change of control, such as a sale or merger, in which shareholders might otherwise receive a premium over the current market price. This, in turn, could reduce the market price of the Class A Common Stock. See "Management--Directors, Executive Officers and Key Employees."

WE ARE CONTROLLED BY ONE SHAREHOLDER, WHOSE INTERESTS MAY DIFFER FROM THOSE OF OTHER SHAREHOLDERS.

    The investment considerations that are important to Mr. Jones may be different from those that are important to our other shareholders. For example, the time period over which Mr. Jones expects to realize the benefits of his investment may differ from that of other shareholders, and his evaluation of our possible strategic alliances could be affected by their possible dilutive impact on his voting control.

WE HAVE A SIGNIFICANT AMOUNT OF DEBT OUTSTANDING AND WE WILL NEED TO INCREASE OUR CASH FLOWS TO MEET OUR PRINCIPAL REPAYMENT OBLIGATIONS.

    After application of a portion of the proceeds of this offering, our indebtedness will include approximately $65 million of our 11 3/4% Senior Secured Notes due 2005. We also have the ability to borrow up to $20 million under our credit facility, which expires June 30, 2000, unless extended. As a result of our indebtedness:

    - substantial amounts of the cash flow from our operations will have to be used for the payment of principal and interest on our Senior Notes and on our other indebtedness, if any, and therefore will not be available to use in our operations;

    - it will be more difficult to obtain additional financing in the future on favorable terms, or at all, to use for working capital, acquisitions, capital expenditures, refinancing or other purposes; and

    - we will be more vulnerable to changes in economic conditions generally and in our industry and may not be able to withstand competitive pressures, keep pace with technological developments, make acquisitions, enter into ventures or capitalize on business opportunities.

    Timely payment of the principal of our Senior Notes will require an increase in cash flows from operations. This, in turn, will require a significant increase in revenues and will continue to be affected by various factors discussed in this prospectus, including in this section and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Unless we realize these increases, we may be unable to meet obligations under our Senior Notes and our other indebtedness. Our cash flow depends upon our future performance and financial, economic and other factors, some of which are beyond our control.

    If we are unable to generate cash flow from operations in amounts sufficient for us to be able to pay our debts as they become due, we may be required to refinance all or a portion of our debt, sell some or all of our assets or sell additional equity securities at prices that may be dilutive to existing investors. We may not be able to refinance all or a portion of our debt or sell our equity securities or assets on a timely basis, on acceptable terms or at all.

OUR OUTSTANDING DEBT AND RESTRICTIVE TERMS OF OUR INDENTURE MAY MAKE IT MORE DIFFICULT FOR US TO OBTAIN THE BANK OR OTHER FINANCING WE WILL NEED TO IMPLEMENT OUR STRATEGY.

    Our business strategy will likely require us to incur additional debt to support our growth. This strategy may not be achievable because of our high level of debt and the restrictions imposed by the indenture governing our Senior Notes. The indenture restricts our ability to incur debt, make distributions, sell assets, create liens, make investments or engage in mergers and acquisitions. The indenture also restricts our ability to sell a minority interest in our subsidiaries or operate through joint ventures (such as the PIN Venture), a form of entity that is typically used in the businesses in which we operate and which, if not available, limits our ability to respond to market opportunities. These restrictions reduce our operating flexibility and may prevent us from expanding our existing businesses or developing or acquiring businesses.

    Banks or other financial institutions may not be willing to lend to us, particularly in light of the significant amount and terms of our Senior Notes. Further, they may not be willing to lend on terms that are acceptable to us. Our inability to obtain bank or other financing could negatively affect our ability to meet our cash needs and could limit our ability to implement our business strategy.

WE MAY NOT BE ABLE TO MAINTAIN OR INCREASE DISTRIBUTION OF OUR RADIO
PROGRAMMING.

    Our ability to maintain or increase the distribution of our radio programming is dependent upon, among other factors, our ability to assess consumer preferences accurately and to develop, acquire and distribute radio programming that is attractive to radio stations and their listeners. We cannot assure you that we will be able to continue to develop or acquire radio programming that will be accepted in our targeted markets or that we will be able to enter into new affiliation agreements, or maintain our existing affiliation agreements, with radio stations. As radio station ownership is consolidated into larger station groups, more radio station owners may develop and produce content in-house, thereby reducing their need for the type of radio programming we provide.

WE DEPEND ON ADVERTISING REVENUES AND MAY NOT BE ABLE TO MAINTAIN OR INCREASE THESE REVENUES IN THE FUTURE.

    We are heavily dependent on advertising revenues. For the nine months ended September 30, 1999, advertising revenues comprised 80% of our total revenues. In order to attract advertisers, we must demonstrate that our radio and cable television networks and Internet sites are able to deliver the type and quantity of audience that advertisers seek to reach.

    In our industry advertising revenue can be adversely affected by competitive and other conditions, many of which are beyond our control, including:

    - general economic downturns;

    - the amount of funds that advertisers dedicate to radio, cable television and Internet advertising, in general and to our networks, in particular;

    - the popularity of programming which we provide and ratings achieved by radio station affiliates that broadcast our radio programming or utilize our services;

    - seasonal fluctuations in advertising revenues in the radio and cable television industries;

    - the number of advertisers who seek audiences within the demographic groups our programming targets;

    - the number of advertisers that require a network to subscribe to a particular rating service, the cost of that service and whether we subscribe to that service;

    - competition in national and regional markets from radio, television, Internet and other media;

    - regulatory restrictions on advertising of certain products (such as beer, wine, liquor or cigarettes); and

    - the continued popularity of traditional radio and cable television as entertainment media, particularly in light of competition from other entertainment sources, including the Internet.

    We cannot assure you that we will be able to maintain our existing advertisers or attract additional advertisers in the future. If we are not able to do so, our advertising revenues and operating results could be negatively affected.

    GAC's growth contemplates a shift in the source of its advertising revenues from lower rate direct response advertising to higher rate spot advertising. This transition will be highly dependent on GAC's ability to expand its subscriber base, obtain sufficient television ratings from a national rating service and assemble an effective national advertising sales group. Similarly, PIN's growth is largely dependent on increasing distribution to cable television subscribers and, to a lesser extent, increasing the number of hours of advertising from non-traditional long-form advertisers. We cannot assure you that GAC and PIN will be successful in these growth efforts.

WE DEPEND ON OUR DISTRIBUTION OF TELEVISION PROGRAMMING AND MAY NOT BE ABLE TO MAINTAIN OR INCREASE THIS DISTRIBUTION IN THE FUTURE.

    Growth in our television programming business is largely dependent on increasing the distribution of GAC and PIN through cable television systems and other video distributors. GAC and PIN compete for a limited number of available cable channels with a large number of other cable television programmers supplying a variety of programming, including entertainment, sports, news, public affairs and educational programming. Many of these programmers provide substantial cash incentives to cable television systems and other video distributors that we are not able or willing to match.

    A significant amount of cable programming distribution is controlled by multiple-system operators (MSOs), some of which are affiliated with competing program providers. Sales of cable systems by MSOs or sales of MSOs that have affiliation agreements with us could result in a loss of subscribers if the new owners do not retain our programming; the number of lost subscribers and the amount of lost revenues could be material.

    PIN's affiliation agreements with systems operated by an MSO or with an MSO do not guarantee PIN carriage and, in many cases, these agreements do not provide for the distribution of PIN's programming on a full-time basis. Most affiliation agreements are short-term in nature. Many of the MSOs that carry PIN may also carry programming with which PIN competes. See "--Product Information Network has structural, organizational and operating risks."

    Some of our affiliation agreements allow MSOs to delete our programming on a system-by-system basis. Because advertising revenues generated by GAC and PIN are a function of distribution, which declines when deletions occur, success in the distribution of our cable television programming will directly affect the amount of advertising revenues generated by our cable television networks. Further, distribution also directly affects the amount of license fees generated by GAC.

    Our expansion plans for GAC and PIN are dependent, in part, upon our ability to retain and expand our distribution to more subscribers under existing affiliation agreements, to renew existing affiliation agreements and to obtain affiliation agreements with additional MSOs and video programming distributors. We cannot assure you that we will be able to negotiate new affiliation agreements, expand our distribution or retain or renew existing affiliation agreements.

WE DEPEND ON A CONSISTENT SUPPLY OF MUSIC VIDEOS FROM RECORD COMPANIES.

    GAC is highly dependent on timely access to music videos, which provide the programming content that attracts viewers and advertisers to the network. GAC relies on record companies to supply these music videos. Record companies could decide to cease production of videos, reduce the number being produced or could decide to charge a fee for videos. In the past, a competitor has attempted to enter into exclusive agreements with record companies which would have eliminated our access to this supply. If this source of music videos were not to continue, there may not be a satisfactory replacement source and our content, distribution and viewership could suffer. We cannot assure you that this or another competitor may not be successful in the future in limiting our source of programming through exclusive agreements with record companies. See "--We may not be able to compete effectively against our competitors."

WE MAY BE UNABLE TO EXECUTE OUR INTERNET STRATEGY.

    We anticipate spending significant capital in the future to realize our Internet strategy and expect to encounter difficulties establishing ourselves in the Internet market. We have limited experience in creating and distributing content, selling merchandise and advertising through the Internet. Competition for Internet users' attention and spending is growing rapidly. The technical infrastructure of the

Internet and our Internet businesses may not be able to adequately serve the increasing consumer demand. This may result in slowed growth or a decline in visitors to our web sites.

    We have not produced any significant Internet revenues to date and we cannot assure you that we will be able to develop Internet merchandise sales or advertising revenues in the future. These revenue sources depend on a variety of factors affecting the Internet in general, as well as our web sites in particular. We will depend on the continued rapid growth of Internet users and our ability to attract a large enough share of those users to our web sites to support our Internet business. If the content of our web sites is not attractive, the number of visitors to our web sites may be too small to generate meaningful revenue. Merchandise sales may be hurt if the quality and price of the merchandise are not attractive or if potential customers are concerned about the security of their personal information. Advertising sales may also be affected if there are not enough visitors to the web sites or if the visitors' demographics are unattractive to potential advertisers.

    There is intense competition for qualified employees to create and maintain web sites. This competition could restrict our ability to develop our Internet business, delay the development of our web sites or result in higher than projected staffing costs.

    We may be subject to claims for defamation, libel, negligence, copyright or trademark infringement and personal injury based on the content of our web sites or other web sites to which they are linked. We may also be subject to product liability suits for the merchandise that is sold through the web sites. Government regulations regarding Internet user privacy, pricing, content and distribution are evolving and new regulations may hurt our Internet business.

WE MAY NOT BE ABLE TO RENEW OUR ADVERTISING SALES AGREEMENTS.

    Approximately 60% of our advertising sales services revenues in 1999 come from the sales of programs produced by companies we do not own. Several of these advertising sales agreements are scheduled to expire in 2000. Advertising sales agreements are generally short-term in nature, varying from one to three years in length, and in many cases include provisions that allow for earlier termination by the client if we do not attain preset benchmarks. Industry consolidation may contribute to non-renewal of one or more of these agreements, as programming clients may consolidate with companies that compete with us or that provide advertising sales services in-house. We cannot assure you that existing agreements will be renewed.

WE MAY LOSE REVENUES FROM OUR SATELLITE SERVICES.

    Revenues from the provision of satellite services to others, including some related parties, is subject to uncertainties. Two of our channels are currently not being leased and lease of this unutilized space in the near future is uncertain. While we are actively marketing the channels available on our compressed transponder, there are a number of other companies that are competing with us to lease transponder capacity, some of whom are offering lower lease rates. With respect to transponder space that is currently leased, one related party has indicated that it will terminate some transponder and associated services that we provide, effective the first quarter of 2000. This will result in a $75,000 per month loss of revenues. The lease of another of our channels to a different related party will likely be terminated in 2001. The lease of a channel to a third party, which yields monthly revenues of $70,000, is currently in default and it is unlikely that we will receive any further lease payments under this agreement. It is uncertain that replacement lessees can be found for lease capacity that is vacated. If third party lessees were no longer paying for such services, our loss of revenues would be significant. There is no assurance that other leases could be obtained on similar terms. We cannot provide assurances that we will be able to maintain or increase our revenues from satellite leases.

WE DEPEND ON OUR SATELLITE TRANSPONDERS TO DELIVER OUR CABLE TELEVISION PROGRAMMING, AND TECHNICAL FAILURE OF OUR SATELLITE TRANSPONDERS WOULD MAKE US UNABLE TO DELIVER OUR PRODUCT.

    We deliver our cable television programming through our own satellite delivery and production support facilities and depend on the continued effective operation of our two satellite transponders. These transponders are not likely to have a meaningful useful life beyond 2004, when we will be required to locate a replacement to use for our programming. We cannot assure you that we will be able to enter into new satellite leases at that time on favorable terms.

    Our principal satellite transponder agreement provides various protections to us in the event of satellite failure, and the transponders are not subject to preemption by third parties in most instances. Although the agreement provides that if service is unavailable for any reason on the satellite transponders, the satellite owner is required to place our programming on a replacement satellite transponders, there can be no assurance that this would occur. There are a limited number of domestic communications satellites available for the transmission of radio and cable television programming. The availability of transponders in the future is dependent on a number of factors over which we have no control. These factors include the limited availability of desirable orbital slots for commercial communications satellites, the successful launches of additional commercial communications satellites by third parties and the competition and demand for transponder leases on existing and new satellites.

PRODUCT INFORMATION NETWORK HAS STRUCTURAL, ORGANIZATIONAL AND OPERATING RISKS.

    We operate PIN through a joint venture with Cox Communications, Inc. Because, in certain circumstances, the joint venture requires agreement between the participants, there is a risk that we and Cox may not agree on significant aspects of PIN's business plans. Cox, being a major MSO, has goals and objectives that may be different from ours.

    The PIN Venture agreement contains a number of provisions that either allow or require a partner to withdraw from the venture. Either partner is required to withdraw if the number of subscribers provided by that partner falls below a specified level. A reduction in subscribers at specified levels could also result in monetary penalties. Such a withdrawal would cause a dissolution of the PIN Venture. The PIN Venture is scheduled to expire on December 31, 2004. See "--We depend on distribution of television programming and may not be able to maintain or increase this distribution in the future."

    If, for any reason, we were unable to consolidate PIN's results of operations, our financial statements would change because PIN's revenues and operating income, if any, would not be included in our consolidated revenues and operating income.

    PIN's operating results are very sensitive to the rates received for the sale of its airtime and rebates paid to cable system operators. A relatively small decrease in rates or increase in rebates could cause a disproportionately large decrease in PIN's operating income.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST OUR COMPETITORS.

    All of our businesses are in industries with a high degree of competition, which has become more intense as a result of industry consolidations and technological changes.

    Our radio network competes for advertising, radio station affiliations and new radio programs and talent with major network radio distribution companies, as well as with a large number of smaller independent producers and distributors. Because the radio programming industry has recently experienced rapid consolidation, the largest competitors in the industry are under common ownership with major radio station group owners. These competitors have recognized brand names, as well as large networks that include affiliates to which such competitors pay compensation to broadcast the network's programming and commercials.

    Radio networks also face competition from improving technologies enabling local stations to pre-record announcements and automate their operations, thereby reducing costs and improving operational efficiencies. Another technological advance, satellite radio, expected to launch commercially in late 2000, will permit digital quality radio programming to be broadcast throughout the continental United States via direct broadcast satellite. We cannot predict what effect satellite radio will have on us or the radio industry in general.

    Our cable television networks compete for the distribution of programming on cable systems, for viewers and for advertising revenues, with numerous cable and broadcast television networks that provide a variety of infomercial and entertainment programming. GAC has one principal direct competitor, Country Music Television (CMT), a large network with substantial financial resources that distributes its programming to approximately 51% of the multi-channel subscribers in the United States. CMT is owned by CBS, which has announced that it plans to merge with Viacom, a large entertainment company with significant cable programming holdings, including the MTV network. This transaction could negatively impact GAC's growth because of the strong presence of Viacom in the music industry, which will put CMT in a position to package the carriage of its country music channel with Viacom's other music formats. In addition, CMT has a substantial number of Direct Broadcast Satellite (DBS) subscribers. GAC to date has no DBS subscribers. PIN competes for viewers directly with at least two long-form advertising networks, certain cable shopping channels and at least 30 cable television networks that air long-form advertising, many of which have a substantial number of viewers. We expect to encounter additional competition for viewers because of the implementation of technological advances, including the deployment of digital compression technology and fiber optic cable. The "multiplexing" of cable services, which allows cable systems to greatly expand their channel capacity and, as a result, their ability to add new networks.

    Our advertising sales services business (MediaAmerica) is also subject to significant competition, both to attract program provider clients and to sell commercial inventory to advertisers. We compete with major network radio distribution companies, which operate divisions that both sell their own company's airtime inventory and also contract with third party radio programmers to sell their airtime inventory. Over the last several years, many independent program providers have been acquired by major network distribution companies. These companies have large amounts of airtime inventory and significant resources. The formation by certain group radio station owners of radio networks, such as AMFM, Inc., has adversely affected our advertising revenues in the past. We cannot assure you that the presence of existing competitors or the introduction of new competitors will not result in an over-supply of inventory to the marketplace, leading to depressed pricing and decreased sales of airtime inventory.

    The e-commerce and advertising markets are intensely competitive. We compete with other music web sites, some of which target the same audience segments that we target. We also compete for Internet advertising revenues with large web publishers, search engine companies, advertising networks and other advertising representation services.

    Because there are generally few barriers to entry into our markets, we could face competition from new competitors offering services similar to ours. Our radio and television networks also compete with broadcast and cable television, print, outdoor advertising, the Internet and other forms of media for advertising dollars. Many of our competitors have greater financial and other resources and we cannot assure you that we will be able to compete successfully in the future.

THE EXPANSION OF OUR BUSINESS MAY TAKE US INTO LINES OF BUSINESS IN WHICH WE DO NOT HAVE OPERATING EXPERIENCE.

    Our business strategy contemplates growth, which may occur through acquisition or joint venture, as well as internal growth. Business opportunities may be presented to us that would result in our engagement and investment in enterprises that are different from the businesses in which we currently operate and in which we do not have a developed expertise. Acquisitions and joint ventures entail risks, including integration of companies and melding of operational philosophies. To the extent we are engaging in businesses in which we do not have prior experience, these acquisition risks are increased. Acquisitions and joint ventures could be accomplished through sale of our equity securities, or of the equity of a particular subsidiary. Such equity issuances may be dilutive to existing investors. We cannot assure you that our future operations will only be in businesses in which we are currently engaged or that any expansion of our existing business or any new businesses in which we may engage, will be successful.

IF WE CANNOT RETAIN OUR KEY PERSONNEL AND HIRE ADDITIONAL QUALIFIED MANAGEMENT AND TECHNICAL PERSONNEL, WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR OPERATIONS AND PURSUE OUR STRATEGIC OBJECTIVES.

    We are dependent on the efforts and abilities of Glenn R. Jones, our Chairman, and of our senior management, including Jeffrey C. Wayne, President, Jay B. Lewis, Group Vice President and Chief Financial Officer, Ron Hartenbaum and Gary Schonfeld, the executives in charge of our radio network and advertising sales operations, and Edith Hilliard, President of our Broadcast Programming subsidiary. Except for Messrs. Hartenbaum and Schonfeld and
Ms. Hilliard, we do not have employment agreements with any of our senior management, and we do not carry key life insurance on any of these employees.

    Our success depends, in part, upon our ability to attract and retain talented performers, producers and other creative personnel. We cannot assure you that we will continue to be successful in attracting and retaining qualified creative personnel.

    We are also dependent upon the talents and abilities of our advertising account executives. Our account executives have personal relationships with national advertisers and their advertising agencies, which are important to our ability to continue to maintain and increase our share of the advertising market. We cannot assure that we will continue to be successful in attracting and retaining qualified sales personnel.

WE MAY DEVELOP NEW CABLE NETWORKS THAT MAY NOT BE ABLE TO DEVELOP SUFFICIENT DISTRIBUTION TO BE SUCCESSFUL.

    We have contemplated, from time to time, the development of new cable networks which entails certain risks. New networks will compete for distribution with other more established networks, and are likely to lose money until distribution reaches certain levels, which may not occur for a significant period of time, if ever. We may have to expend considerable capital to develop the networks and to obtain distribution. We cannot assure you that any new cable network we may develop would be successful.

WE HAVE ENGAGED AND WILL CONTINUE TO ENGAGE IN TRANSACTIONS WITH RELATED
PARTIES.

    We have engaged in transactions with related parties, such as loans, affiliation agreements for the distribution of cable television programming, satellite transponder leases and production support services, and lease and service agreements related to certain technical, computer and administrative services and expect to continue to engage in certain of these transactions in the future. For the nine months ended September 30, 1999, approximately
$4.2 million, or 9.5%, of our total revenues and approximately $4.7 million, or 11.0%, of our total operating expenses involved related party transactions. The terms of these agreements are not the result of arm's-length negotiations, and the terms of any transactions with related parties may not have been, and may not in the future be, as favorable as those we could obtain from unrelated parties. Our indenture requires that the terms of any transaction we enter into with any related party after July 10, 1998 and during the time our Senior Notes are outstanding must be on arms' length terms.

WE MAY BE SUBJECT TO BURDENSOME GOVERNMENT REGULATIONS.

    The radio stations, cable television systems and other video distributors to which we sell our programming are regulated by the Federal Communications Commission. As a result, the federal laws and FCC regulations that affect these entities affect us indirectly.

    Our satellite delivery and production support services are directly regulated by the FCC. We hold FCC microwave and earth station uplink licenses for our delivery and support services. There can be no assurance that these licenses will be able to be maintained or that additional regulatory burdens will not be imposed in the future.

POSSIBLE INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BUSINESS.

    We regard our original programming as proprietary and rely primarily on a combination of statutory and common law copyright, trademark and trade secret laws, customer licensing agreements, nondisclosure agreements and other methods to protect our proprietary rights. If substantial unauthorized use of our programming were to occur, our results of operations could be negatively affected. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar program content and distribution methods. In addition, there can be no assurance that third parties will not claim that our current or future programming infringes on the proprietary rights of others.

OUR STOCK PRICE IS LIKELY TO BE VOLATILE AND COULD DROP UNEXPECTEDLY.

    We cannot assure that our Class A Common Stock will not trade at a price less than the offering price. The securities markets have experienced significant price and volume fluctuations in recent years that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may hurt the market price of our Class A Common Stock, particularly because there will be a relatively small public float of our shares.

    In addition, our quarterly and annual results of operations are affected by a wide variety of factors, many of which are outside our control, and could have a harmful effect on us and the market price of our Class A Common Stock. It is possible that our future revenue or operating results will be below the expectations of public market analysts and investors, which could cause the price of our Class A Common Stock to decline.

THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR OUR STOCK.

    Prior to this offering, there has been no public market for our Class A Common Stock and there can be no assurance that an active public market will develop or continue after this offering. We have applied for approval for quotation of our Class A Common Stock on the Nasdaq National Market and expect to receive approval for quotation on the Nasdaq National Market before the sale of our Class A Common Stock. Our Class A Common Stock may experience volatility until trading values become established. As a result, it could be difficult to make purchases or sales of our Class A Common Stock in the market at any particular time.

SHARES ELIGIBLE FOR PUBLIC SALE BY EXISTING STOCKHOLDERS AFTER THIS OFFERING COULD HURT OUR STOCK PRICE.

    The market price for our Class A Common Stock could be negatively affected by the availability of shares of Class A Common Stock for sale after this offering or actual sales of substantial amounts of Class A Common Stock after this offering by existing shareholders. We will have 4,314,999 shares of Class A Common Stock outstanding upon completion of this offering that are "restricted securities" within the meaning of Rule 144 under the Securities Act. These shares may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption contained in Rule 144. Furthermore, each of the 1,785,120 shares of our Class B Common Stock that are currently outstanding is convertible at the election of their holders into one share of Class A Common Stock. The shares of Class B Common Stock and the shares of Class A Common Stock into which they may be converted, are also "restricted securities" within the meaning of and subject to Rule 144.

    Our current shareholders, directors and executive officers have agreed that for a period of 180 days they will not sell, offer to sell, contract to sell, pledge or otherwise dispose of any shares of our Class A Common Stock without the prior written consent of Credit Suisse First Boston Corporation, subject to certain conditions. Following the expiration of the lock-up agreements, 4,314,999 shares of Class A Common Stock will become available for resale in the public market, subject to the volume limitations, holding period and other restrictions of Rule 144. Many of these restrictions do not apply to the shares held by persons who are not our affiliates.

    In addition, as of September 30, 1999, 400,000 shares of our Class A Common Stock were reserved for issuance under our stock option plan, 343,500 of which were subject to outstanding options as of that date. We have granted registration rights to some of our current shareholders relating to 2,746,755 shares of Class A Common Stock, which would facilitate their resale efforts. Future sales of shares of our Class A Common Stock or the perception that such sales could occur, could have a harmful effect on the market price of our Class A Common Stock. See "--There has been no prior public market for our stock," and "--Our stock price is likely to be volatile and could drop unexpectedly."

INVESTORS WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

    The initial public offering price per share is significantly higher than our net tangible book value per share. Accordingly, investors purchasing shares in this offering will suffer immediate and substantial dilution of their investment. See "Dilution."

YEAR 2000 PROBLEMS MAY DISRUPT OUR OPERATIONS.

    If our systems are not Year 2000 compliant by January 1, 2000, we could experience operational difficulties, including loss of power to transmit signals leading to service interruption, inaccuracies in billing and financial information systems and the failure of insertion equipment to include our full complement of programming, which would require us to replace missed air time. We cannot assure that our failure to be Year 2000 compliant would not adversely affect our business, financial condition or results of operations.

    We have not completed all contingency plans in the event that our systems are not Year 2000 compliant. In the event we do not finalize our contingency plans, we may not resolve our Year 2000 issues, if any, in a timely and efficient manner. This could heighten the risk that the Year 2000 problem may have an adverse effect on our financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of the Year 2000 Issue."

                          FORWARD-LOOKING INFORMATION

    This prospectus contains forward-looking statements. Forward-looking statements are not statements of historical facts but rather reflect our current expectations, estimates and predictions about future results and events. We use words such as "anticipate," "continue," "estimate," "expect," "predict," "may," "will," "project," "should," "assume," "believe," "plan," "intend" and similar expressions to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond our ability to control or predict, that could cause actual results to differ materially from those anticipated in these forward-looking statements. These risks and uncertainties, including general risks and uncertainties associated with our substantial leverage and restrictions imposed by indenture, the development or acquisition of television, radio and Internet programming that audiences will like, the pace of development of our Internet business and the Internet in general, dependence on the sale of advertising airtime and generation of advertising revenues, risks and uncertainties associated with the satellite delivery and production support market and technology and those other risks and uncertainties and are described in "Risk Factors" and elsewhere in this prospectus.

    You should not unduly rely on these forward-looking statements. These statements speak only as to our management's view as of the date of this prospectus. We are not obligated to update these statements or publicly release any revisions to them to reflect events or developments after the date of this prospectus or to reflect the occurrence of unanticipated events. All subsequent written and oral forward-looking statements attributable to us and to persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus.

                                USE OF PROCEEDS

    The net proceeds we will receive from the sale of the shares of Class A Common Stock offered by us are estimated to be approximately
$            ($            if the underwriters exercise their over-allotment
option in full), assuming a price to the public of $      per share and after
deducting estimated underwriting discounts and commissions and offering expenses. We currently expect to use the net proceeds from the offering as estimated below:

    - $39 million to repurchase a portion of our Senior Notes including the payment of related fees and premiums; and

    - the remaining proceeds for working capital and general corporate purposes, including acquisitions.

We anticipate the following working capital expenditures over the next 12 to 18 months:

    - approximately $10 million for development of our Internet business, which might include expenditures relating to site creation, marketing and increases in our staff; and

    - approximately $8 million for making cable programming distribution payments to cable system operators for carrying GAC.

    Our Senior Notes were issued in July 1998, bear interest at 11 3/4% per annum and mature in 2005. Under the terms of the indenture, our Senior Notes may be redeemed with the proceeds of a public equity offering at a purchase price equal to 111.75% of their principal amount, so long as, after the redemption, at least $65 million aggregate principal amount of our Senior Notes remains outstanding. Any such redemption must occur within 90 days of the closing of the offering.

    If we redeem our Senior Notes under this provision of the indenture, Mr. Glenn R. Jones, who owns $23,650,000 aggregate principal amount of our Senior Notes, will receive his pro rata share of any redemption payments. Alternatively, or in conjunction with this redemption, we may elect to repurchase our Senior Notes in negotiated transactions or in open market purchases. If we elect one or both of these methods of repurchase, we will not purchase Senior Notes from Mr. Jones in negotiated transactions. To the extent that we have not purchased $35 million aggregate principal amount of our Senior Notes through negotiated purchases or open market transactions, we will exercise our redemption right under the indenture for the remainder under the indenture.

    While the amounts indicated above reflect what we currently expect to spend on these matters, opportunities may arise that cause us to change the allocation of proceeds among the categories described, other than debt reduction. Pending such uses, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    We have not paid any cash dividends. Our policy is to retain future earnings to provide funds for the operation and expansion of our business. Therefore, we do not currently intend to pay cash dividends on any of our classes of stock. Any payment of future cash dividends and the amounts of those dividends will depend on our earnings, financial requirements and other factors deemed relevant by our board of directors.

                                 CAPITALIZATION

    The following table sets forth: (i) our actual capitalization as of September 30, 1999 giving effect to the issuance after September 30, 1999 of 310,000 shares of Series A Convertible Preferred Stock and the receipt of approximately $3.9 million of proceeds from that issuance; and (ii) our capitalization as adjusted to give effect to (a) the conversion of all outstanding shares of Series A Convertible Preferred Stock into
1,918,000 shares of Class A Common Stock, (b) the termination of the put on 101,124 shares of Class A Common Stock subject to put and (c) the sale in this
offering of             shares of our Class A Common Stock at an estimated
offering price of $      per share (less underwriting discounts, commissions and
estimated expenses we expect to pay in connection with this offering and the application of the proceeds). You should read this table in conjunction with our historical consolidated financial statements and the related notes thereto and other information included elsewhere in this prospectus. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                 SEPTEMBER 30, 1999
                                                              ------------------------
                                                              HISTORICAL   AS ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
Total cash and available for sale securities................   $ 20,955      $ 50,955
                                                               ========      ========
Total debt:
  Revolving credit facility(1)..............................         --            --
  11 3/4% Senior Secured Notes due 2005.....................   $100,000      $ 65,000
Minority interests..........................................      1,178         1,178
Common stock subject to put, Class A Common Stock,
  $.01 par value: 101,124 shares issued and outstanding,
  historical; no shares issued and outstanding as
  adjusted..................................................      1,213            --
Shareholder's equity (deficit):
  Preferred Stock, $.01 par value: 1,918,000 shares
    authorized; 1,918,000 shares issued and outstanding,
    historical; no shares issued and outstanding as
    adjusted(2).............................................     23,975            --
  Class A Common Stock, $.01 par value: 50,000,000 shares
    authorized; 4,213,875 shares issued and outstanding,
    historical;       shares issued and outstanding as
    adjusted(3).............................................         42
  Class B Common Stock, $.01 par value: 1,785,120 shares
    authorized; 1,785,120 shares issued and outstanding,
    historical and as adjusted..............................         18            18
Other comprehensive income..................................        (18)          (18)
Additional paid-in capital..................................     27,589       121,819
Accumulated deficit.........................................    (46,777)      (52,394)
                                                               --------      --------
      Total shareholders' equity............................      4,829        69,425
                                                               --------      --------
            Total capitalization............................   $107,220      $135,603
                                                               ========      ========

----------

(1) We currently have no borrowings outstanding under our credit facility. The full $20.0 million is available to us. Our credit facility terminates in June 2000 unless extended.

(2) In September and November 1999, we issued 1,918,000 shares of Series A Convertible Preferred Stock for an aggregate purchase price of $23.9 million. The preferred stock automatically converts on a share-for-share basis into Class A Common Stock upon the completion of this offering, subject to the effect of the anti-dilution provisions of the preferred stock.

(3) Excludes 343,500 shares of Class A Common Stock issuable upon exercise of outstanding options under our stock option plan; and 56,500 shares of Class A Common Stock available for issuance under our stock option plan pursuant to options that have not yet been granted.

                                    DILUTION

    Purchasers of Class A Common Stock offered by this prospectus will suffer an immediate and substantial dilution in net tangible book value per share. Dilution is the amount by which the initial public offering price paid by purchasers of Class A Common Stock in this offering will exceed the net tangible book value per share of common stock after the offering. Our pro forma net tangible book value as of September 30, 1999 was a deficit of approximately $(63.8) million, or $(7.95) per share of common stock (considering together for this purpose the Class A Common Stock, Class B Common Stock, Class A Common Stock subject to put and Class A Common Stock to be issued upon conversion of Series A Convertible Preferred Stock, including those shares issued in
November 1999). Net tangible book value per share represents the amount of tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of the shares of Class A Common Stock offered hereby (at an assumed initial offering
price of $      per share and after deduction of underwriting discounts and commissions and estimated offering expenses), our pro forma as adjusted net
tangible book value at September 30, 1999 would have been $      million, or $
per share of common stock. This represents an immediate increase in pro forma
net tangible book value of $      per share of common stock to existing
shareholders and an immediate dilution of $ per share to purchasers of the Class A Common Stock in this offering.

    The following table illustrates the per share dilution to new investors.

Assumed initial public offering price.....................             $
                                                                       ------
  Net tangible book value as of September 30, 1999........  $  (7.95)
  Increase in net tangible book value attributable to this
    offering..............................................
                                                            --------
Net tangible book value after this offering...............
                                                                       ------
Dilution to purchasers in the offering....................             $
                                                                       ======

    The following table summarizes, on a pro forma as adjusted basis as of September 30, 1999, the number of shares of common stock and preferred stock purchased from us, the total consideration paid to us and the average price per share paid by existing shareholders and by new investors purchasing Class A Common Stock in this offering at an assumed initial offering price of
$            (before deducting underwriting discounts and commissions and estimated offering expenses):

                                 SHARES PURCHASED     TOTAL CONSIDERATION
                                -------------------   -------------------   AVERAGE PRICE
                                 NUMBER    PERCENT     AMOUNT    PERCENT      PER SHARE
                                --------   --------   --------   --------   -------------
Existing shareholders.........                    %   $                 %      $
New investors.................
                                -------     ------    -------     ------
  Total.......................
                                =======     ======    =======     ======

----------

    If the underwriters' over-allotment option is exercised in full, the following will occur:

    - the number of shares of common stock held by existing stockholders will
      decrease to approximately       % of the total number of shares of our
      common stock outstanding after this offering; and

    - the number of shares held by new investors will be increased to
                  or approximately             % of the total number of shares
      of our common stock outstanding after this offering.

    The above table excludes:

    - 343,500 shares of Class A Common Stock issuable upon exercise of outstanding options at an exercise price of $15.00 per share; and

    - 56,500 shares of Class A Common Stock available for issuance under our stock option plan pursuant to options that have not yet been granted. See "Management--Stock Option Plan."

To the extent these options are exercised, there may be further dilution to investors.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following tables summarize certain financial and operating data for our business. This information should be read along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes to those statements included elsewhere in this prospectus. The historical statements of operations and balance sheet data as of and for each of the years in the five-year period ended December 31, 1998, have been derived from our consolidated financial data. This data has been audited by Arthur Andersen, LLP, independent auditors. The selected financial data as of and for the nine months ended September 30, 1998 and 1999, have been derived from unaudited financial statements. In the opinion of management, these interim statements include all adjustments, consisting solely of normal recurring accruals and other adjustments necessary for the fair presentation of financial position and of the results of operations for those periods. The result of operations for the nine months ended September 30, 1999 may not be indicative of the results that may be expected for the full year ending December 31, 1999.

                                                                                                           FOR THE NINE MONTHS
                                                     YEAR ENDED DECEMBER 31,                               ENDED SEPTEMBER 30,
                              ---------------------------------------------------------------------      ------------------------
                                1994           1995           1996           1997           1998           1998           1999
                              ---------      ---------      ---------      ---------      ---------      ---------      ---------
                                                                                                               (UNAUDITED)
                                           (IN THOUSANDS, EXCEPT SHARE, PER SHARE AND RADIO STATION AFFILIATE DATA)
STATEMENT OF OPERATIONS:
Revenues
  Programming content
    Radio...................  $  2,541       $  5,121       $  6,978       $ 10,200       $ 10,041       $   6,623      $  12,353
    Cable television........     1,946            340          1,153         12,002         16,892          11,992         19,229
    Internet................        --             --             --             --             --              --             --
  Advertising sales
    services................        --             --             --             --          5,107           2,362          6,455
  Satellite services........     6,805          9,666          8,523          6,910          6,172           3,988          6,567
                              ---------      ---------      ---------      ---------      ---------      ---------      ---------
      Total revenues........    11,292         15,127         16,654         29,112         38,212          24,965         44,604
                              ---------      ---------      ---------      ---------      ---------      ---------      ---------
Operating expenses
  Programming content
    Radio...................     2,068          3,068          4,163          5,816          7,778           5,468          8,098
    Cable television........     1,149            366          1,157          9,272         14,231          10,418         15,738
    Internet................        --             --             --             --             --              --             --
  Advertising sales
    services................        --             --             --             --          1,129             482          2,776
  Satellite services........     4,546          6,530          5,451          4,685          5,240           3,791          3,921
  Selling and marketing.....     1,090          1,374          1,737          2,918          4,869           3,073          4,772
  General and
    administrative..........     1,958          2,322          3,270          4,168          6,728           4,052          7,312
                              ---------      ---------      ---------      ---------      ---------      ---------      ---------
      Total operating
        expenses............    10,811         13,660         15,778         26,859         39,975          27,284         42,617
                              ---------      ---------      ---------      ---------      ---------      ---------      ---------
      Operating income
        (loss)..............       481          1,467            876          2,253         (1,763)         (2,319)         1,987
                              ---------      ---------      ---------      ---------      ---------      ---------      ---------
Interest expense, net.......     3,401          4,006          4,428          5,569          8,195           5,369          8,881
Other (income) expense,
  net.......................      (228)             5           (841)           616          1,228             927             14
Income tax provision
  (benefit).................      (389)          (498)          (387)        (1,342)            49              15            411
Minority interest...........        --             --             (9)           903            215              38            611
                              ---------      ---------      ---------      ---------      ---------      ---------      ---------
      Net loss..............  $ (2,303)      $ (2,046)      $ (2,315)      $ (3,493)      $(11,450)      $  (8,668)     $  (7,930)
                              =========      =========      =========      =========      =========      =========      =========
Net loss per common share
  Basic.....................  $  (0.56)      $  (0.50)      $  (0.56)      $  (0.79)      $  (2.13)      $   (1.75)     $   (1.30)
  Fully diluted.............     (0.56)         (0.50)         (0.56)         (0.79)         (2.14)          (1.75)         (1.31)
Basic weighted average
  shares outstanding........  4,103,573      4,103,573      4,103,573      4,400,448      5,372,644      4,949,776      6,094,844
Diluted weighted average
  shares outstanding........  4,103,573      4,103,573      4,103,573      4,400,448      5,361,608      4,946,563      6,074,230

                                                                                                           FOR THE NINE MONTHS
                                                     YEAR ENDED DECEMBER 31,                               ENDED SEPTEMBER 30,
                              ---------------------------------------------------------------------      ------------------------
                                1994           1995           1996           1997           1998           1998           1999
                              ---------      ---------      ---------      ---------      ---------      ---------      ---------
                                                                                                               (UNAUDITED)
                                           (IN THOUSANDS, EXCEPT SHARE, PER SHARE AND RADIO STATION AFFILIATE DATA)
OTHER DATA:
EBITDA(a)...................  $  3,769       $  5,355       $  5,352       $  6,561       $  4,290       $   2,039      $   7,862
Depreciation and
  amortization:
  Satellite services........        --          3,672          3,945          4,100          3,965           2,989          3,006
  General and
    administrative..........        --              1            417            537          1,633             902          2,414
  Other.....................        --            215            114            531            668             473          1,079
                              ---------      ---------      ---------      ---------      ---------      ---------      ---------
    Total depreciation and
      amortization..........        --          3,888          4,476          5,168          6,266           4,364          6,499
Capital expenditures........     1,641          1,262          2,969          1,367          2,258           1,916            588
Cable programming
  distribution
  payments(b)...............        --             --             --             --          3,064           1,129          3,761
Net cash provided by (used
  in)
  Operating activities......     6,933            364          4,776          7,589         (7,310)         (7,537)          (777)
  Investing activities......    (1,271)        (1,873)        (3,971)        (1,156)       (35,021)        (32,066)       (27,313)
  Financing activities......     8,266           (809)          (807)        (2,720)        59,268          58,385         20,100

AUDIENCE DATA (at end of
  period; unaudited):
Radio station AQH (24-hour
  formats)(c)...............     1,340          1,530          2,180          2,296          2,369              --          2,188
Radio station AQH
  (syndicated)(c)...........        --             --            834          1,048          6,090              --         12,355
Radio station
  affiliates(d).............       925            929          1,273          1,484          2,146           2,337          2,499
Great American Country
  households(e).............        --             14          1,049          1,550          7,131           4,819         10,959
Product Information Network
  households(e).............     1,489          4,825          8,111         11,497         20,634          18,970         28,110
Product Information Network
  FTREs(f)..................        --          3,607          4,803          7,036          8,647           8,056         11,683

BALANCE SHEET DATA (at end
  of period):
Cash and cash
  equivalents(g)............  $    705       $      5       $      4       $  3,717       $ 10,654       $  12,499      $  12,664
Working capital
  (deficiency)..............       276           (847)        (6,615)        (9,331)        16,047          18,421          9,600
Total assets................    39,196         36,352         38,298         41,358        110,894         110,973        124,793
Total long-term debt(h).....    52,667         53,476         53,277         45,312        100,000         100,000        100,000
Shareholder's equity
  (deficit).................   (16,302)       (20,360)       (23,269)       (18,206)       (11,333)         (8,727)           954

-------------

(a) EBITDA is unaudited and represents operating income (loss) plus depreciation and amortization minus the EBITDA attributable to the minority interests in the PIN Venture, a consolidated 55.3%-owned subsidiary. Management acknowledges that EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles. However, EBITDA is a measure widely used by analysts and investors in the media industry to determine a company's operating performance and ability to service and incur debt. EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(b) Cable programming distribution payments made by GAC to multiple system cable television operators for carrying GAC programming. These payments are reflected as intangible assets on the balance sheet and are amortized over the life of the affiliate agreement (usually 5 to 10 years).

(c) AQH represents the average audience estimated to have listened, for a minimum of five minutes during any quarter hour, to a radio station broadcasting our advertising. For the 24-hour formats, the period used to determine AQH is Monday through Friday, 6am to 7pm. The period used to determine AQH for syndicated programs is the time during which the commercials associated with the programs or services are broadcast. These AQH estimates are derived from data provided by Marketron (a third party processor) that is based on Arbitron copyrighted and proprietary audience estimates. They are not estimates produced by Arbitron. Radio advertising is generally sold on the basis of the listening audience as quantified by AQH. Beginning in the period ended December 31, 1998, we have excluded the AQH related to non-recurring specials. AQH (24-hour formats) has been restated for periods prior to 1998 to reflect our creation in 1998 of a second selling network resulting from the division of our then-existing network. This division more accurately reflects our audience to radio advertisers. The effect of this restatement is to make periods prior to 1998 comparable to 1998 and later periods. AQH data as of the nine months ended
    September 30, 1998, is not available.

(d) Represents the number of non-duplicating radio station affiliates receiving our programs at the end of the periods indicated.

(e) Represents the total number of subscribers at the end of the periods indicated.

(f) FTREs represent the number of full-time revenue equivalent subscribers receiving PIN at the end of the periods indicated. FTRE weights part-time subscribers based on the daypart carried and the revenue associated therewith. Amount of FTRE's for 1994 is not available.

(g) Excludes restricted cash of $10 million at December 31, 1998 and September 30, 1998.

(h) Includes current and non-current maturities of long-term debt and capital lease obligations.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF RESULTS OF OUR FINANCIAL CONDITION SHOULD BE READ IN CONJUNCTION WITH OUR HISTORICAL FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS DOCUMENT. THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. SEE "RISK FACTORS." OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN ANY FORWARD-LOOKING STATEMENT.

OVERVIEW

    We create, develop, acquire and produce programming that we distribute to radio stations, cable television system operators and other video distributors. We have also recently launched multiple, complementary web sites extending our programming content and talent to the Internet. Through our leading advertising sales business, we are able to capitalize on our multi-platform programming content and our ability to effectively target a nationwide audience, providing national advertisers with an efficient means to aggregate their desired demographic groups. We also provide satellite delivery and production support services for our two cable networks and for certain other cable networks. The comparison of our results of operations from period to period is affected by the purchase of the business of MediaAmerica on July 10, 1998 and the purchase of Broadcast Programming on August 2, 1999.

OPERATING MODEL

    Our revenues and operating expenses are derived from radio programming and cable television programming businesses, advertising sales services and satellite support services and, beginning in the fourth quarter of 1999, will include Internet operations.

RADIO PROGRAMMING

    Our radio programming revenues consist primarily of advertising revenues and, to a lesser extent, monthly license fees paid by smaller radio station affiliates. We provide radio programming and services to radio stations in exchange for advertising time that we resell to national advertisers who market their products or services on our radio network and recognize revenues upon airing advertisements. In smaller markets, we charge radio stations monthly license fees in addition to advertising time. Revenues from license fees have remained stable, reflecting our decision to focus on programming targeted at larger market radio stations that generally are not charged license fees.

    Radio programming expenses consist of program licensing, program development and production costs, distribution and delivery costs and other costs, including the costs of researching, designing, producing and licensing programs for our radio network. Radio distribution and delivery costs include satellite transponder expenses, uplinking charges and other associated costs.

CABLE TELEVISION PROGRAMMING

    We provide cable television programming to cable television system operators and other video distributors, sell advertising time on our two cable networks and receive a license fee for our country music television network. We recognize advertising revenues upon airing advertisements. Any amounts received from customers for advertisements that have not been aired during the period are recorded as unearned revenues until such time as the advertisements are aired.

    GREAT AMERICAN COUNTY. GAC's revenues consist of advertising revenues, as well as subscriber license fees paid by cable operators who receive the network. GAC generates advertising revenues by selling airtime to advertisers. GAC's advertising revenues consist of both direct response and national spot advertising. Direct response advertising is airtime sold to agencies or national advertisers who have developed commercials designed to motivate viewers to call an 800 phone number to purchase their product or service. Payment for such advertising is typically guaranteed, regardless of viewer response. Direct response advertising usually earns significantly lower rates than traditional national spot advertising.

    Traditional national spot advertising is typically sold by cable television networks that can demonstrate an ability to deliver the type and quantity of viewers that national advertisers seek to target with their advertising. As the number of GAC subscribers and audience continue to increase, GAC will become a more attractive advertising vehicle for national spot advertisers. Advertising revenues are impacted by a variety of factors, including the level of distribution (number of subscribers), ratings, audience composition (demographics), advertising market conditions and the amount of advertising inventory allocated for national advertising.

    License fee revenues are earned monthly based on a per subscriber rate set pursuant to the cable operator's agreement with us and the number of subscribers that are receiving GAC during the month.

    We typically enter into 5 to 10 year contracts with affiliates providing for carriage of GAC. In order to increase the distribution of GAC, we offer affiliates a one-time cable programming distribution payment, which is generally based on the number of subscribers receiving the GAC service. These payments are capitalized and amortized over the life of the affiliate agreement.

    PRODUCT INFORMATION NETWORK. We launched PIN in February 1995 as a joint venture with Cox Communications, Inc. and, later, with Adelphia Communications Corp. We now own 55.3% of PIN. Effective April 1, 1997, we consolidated the results of operations of PIN for financial reporting purposes. As a part of the organization of PIN and in exchange for their equity interests, Cox and Adelphia agreed to carry PIN for 10 years.

    PIN generates its revenues through the sale of long-form paid advertising known as infomercials. An infomercial is an advertisement that is paid for by the advertiser on the basis of the time of day it is aired and the number of homes reached at that time of day. Infomercials are approximately one half-hour in length and are often produced in an entertainment format with high production quality. As PIN increases its distribution to additional households, we believe PIN will be able to increase the rates we charge for airtime.

    PIN compensates cable system operators for carriage of PIN through a rebate program. Such payments, which are generally in the form of annual rebates per subscriber, averaged approximately 75% of PIN's net advertising revenues in 1998 attributable to the time that the cable system carries PIN programming.

    Because most of the programming on our cable networks is provided to us without cost, cable television programming expenses consist primarily of program distribution and delivery costs, such as satellite transponder expenses, uplinking charges and associated costs.

INTERNET

    We currently operate multiple web sites that allow us to capitalize on Internet advertising and e-commerce opportunities. We anticipate deriving revenues from our Internet web sites through three primary sources:

    - ADVERTISING SALES. Our advertising sales include the sale of "banner ads" through our network advertising representation services, sponsorship of events and other special content, "click through" Internet advertising sold separately or packaged with our other advertising inventory, and audio and video advertising packaged with "streaming media" and Internet radio products.

    - E-COMMERCE. Our web sites will highlight the availability of products that are of interest to their site visitors. Visitors who wish to purchase a particular product will be able to "click" directly to that product within the web site storefront and will be exposed to other related products. Most products will be supplied by third parties, such as catalog distributors and wholesalers with established procurement and fulfillment capabilities.

    - PAY-PER-VIEW. We plan to sell live events on a Pay-Per-View basis to web site visitors with high-speed, broadband Internet connections. We plan to begin testing in 2000 and expand to regularly scheduled Pay-Per-View events in subsequent years.

    We are implementing a broad Internet strategy in which we will develop web sites for many of our radio formats and certain of our syndicated programming. As a result, Internet expenses will increase substantially beginning in the fourth quarter of 1999 and into 2000. We have not yet generated revenue from our Internet business, nor have we incurred significant costs in creating, developing and operating our Internet business. Over the next 12 to 18 months we anticipate salary, content development and associated expenses and marketing expenses to increase as we develop new web sites and expand existing web sites.

ADVERTISING SALES SERVICES

    Our advertising sales business produces revenue by charging fees to advertising sales clients. The fee is generally a percentage of the advertising revenue generated on the client's national radio programs. By combining our owned and third party advertising inventory, we have the ability to create customized advertising networks that allow advertisers to reach their target markets. We are also developing an Internet advertising sales business, which will sell national advertising for our own web sites as well as the web sites of third parties. We believe we will begin to generate Internet advertising sales revenues in the first half of 2000.

    Advertising sales services expenses consist of costs associated with the selling of advertising time for third party radio programmers and our own radio and cable networks. These costs are relatively fixed in nature and consist of research, trafficking and management associates. Our fixed cost structure enables us to leverage our existing infrastructure, thereby allowing for expansion of our advertising sales services to cable television and web site publishers at a marginal incremental cost.

SATELLITE SERVICES

    We generate revenues by providing satellite delivery and production support services, including uplinking, trafficking, playback to related parties, third parties and for our own programming operations. We recognize satellite delivery and production support revenues upon the completion of the services or as provided by contract.

    Satellite delivery and production support expenses include satellite transponder expenses, including depreciation, uplinking charges and other associated operating costs. These costs are relatively fixed in nature, which gives us a high degree of operating leverage.

SELLING AND MARKETING EXPENSES

    Selling and marketing expenses are incurred to retain and increase the number of radio station and cable system affiliates, to increase the number of visitors to our web sites and to sell advertising inventory. These expenses include salaries, travel and associated expenses related to our sales and marketing activities, in addition to costs of designing, producing and distributing marketing, advertising and promotional materials for all segments. We anticipate increases in selling and marketing expense and associated costs as we continue to expand the distribution of our radio programming, cable television programming, Internet business and advertising sales. We intend to use our radio and cable television content, commercial inventory and on-air promotions to drive targeted audiences to our complementary web sites. We also anticipate purchases of third party advertising time to promote our radio, cable television and Internet programming.

    Beginning in the first quarter of 2000, we plan to significantly increase our operating expenses to develop our Internet advertising representation business. We intend to hire associates to sell and market Internet advertising to third party web site publishers.

    Historically we have shared a cable television affiliate sales department with a related company. Because this company is ceasing operations, we anticipate an increase in cable television affiliate sales expenses.

GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses include personnel and associated costs for our executive management, management staff and operational support personnel, in addition to depreciation and amortization expenses. As the result of the acquisitions of the assets of Broadcast Programming and MediaAmerica, our amortization expenses related to intangible assets and goodwill have increased dramatically. In addition, we amortize our cable programming distribution payments using the straight-line method over the term of our affiliate agreement. As we continue to grow, we anticipate that our general and administrative expenses will rise.

OTHER EXPENSE

    Total other expenses consist primarily of interest expense, interest income, equity share of loss (income) of subsidiaries and other miscellaneous items.

RESULTS OF OPERATIONS

    The following table sets forth the amount of, and percentage relationship to total net revenues of, certain items included in our historical unaudited consolidated statements of operations for the periods indicated and certain items included in our pro forma consolidated statements of operations for the periods indicated. This pro forma data gives effect to: (i) the Broadcast Programming acquisition; (ii) our acquisition of the assets of MediaAmerica;
(iii) our issuance of the Series A Convertible Preferred Stock; and (iv) the issuance of our $100 million Senior Notes (together the "Pro Forma Transactions"). Pro forma data also assumes that the transactions above were completed on January 1, of each respective year, and that the proceeds thereof were used to repay our credit facility. We have not historically disclosed non-significant acquisitions, such as Broadcast Programming, and are not required to do so in the future. We have provided pro forma information related to the Pro Forma Transactions in order to provide the reader with more meaningful comparable results.

                                               REPORTED                                   PRO FORMA
                                   NINE MONTHS ENDED SEPTEMBER 30,             NINE MONTHS ENDED SEPTEMBER 30,
                                 ------------------------------------        ------------------------------------
                                      1998                 1999                   1998                 1999
                                 ---------------      ---------------        ---------------      ---------------
                                                       (DOLLARS IN THOUSANDS AND UNAUDITED)
STATEMENT OF OPERATIONS:
Revenues
  Programming content
    Radio......................  $  6,623     27%     $12,353      28%       $ 12,617     35%     $17,326      35%
    Cable television...........    11,992     48       19,229      43          11,992     34       19,229      39
  Advertising sales services...     2,362      9        6,455      14           7,093     20        6,260      13
  Satellite services...........     3,988     16        6,567      15           3,988     11        6,567      13
                                 --------   ----      -------    ----        --------   ----      -------    ----
      Total revenues...........    24,965    100       44,604     100          35,690    100       49,382     100
                                 --------   ----      -------    ----        --------   ----      -------    ----

Operating expenses
  Programming content
    Radio......................     5,468     22        8,098      18           9,190     26       10,365      21
    Cable television...........    10,418     42       15,738      36          10,418     29       15,738      32
  Advertising sales services...       482      2        2,776       6           1,888      5        2,776       5
  Satellite services...........     3,791     15        3,921       9           3,791     11        3,921       8
  Selling and marketing........     3,073     12        4,772      11           4,695     13        5,287      11
  General and administrative...     4,052     16        7,312      16           9,342     26        9,413      19
                                 --------   ----      -------    ----        --------   ----      -------    ----
      Total operating
        expenses...............    27,284    109       42,617      96          39,324    110       47,500      96
                                 --------   ----      -------    ----        --------   ----      -------    ----
      Operating income
        (loss).................    (2,319)    (9)       1,987       4          (3,634)   (10)       1,882       4
                                 --------   ----      -------    ----        --------   ----      -------    ----
Other expense..................     6,296     25        8,895      20           9,714     27        8,722      18
Income tax provision
  (benefit)....................        15     --          411       1             128     --          412       1
Minority interest..............        38     --          611       1              15     --        1,066       2
                                 --------   ----      -------    ----        --------   ----      -------    ----
  Net loss.....................  $ (8,668)   (34)%    $(7,930)    (18)%      $(13,491)   (37)%    $(8,318)    (17)%
                                 ========   ====      =======    ====        ========   ====      =======    ====

    The unaudited pro forma data reflects the Pro Forma Transactions through the following adjustments:

    a)  the elimination of intercompany transactions;

    b) the elimination of interest from our credit facility, which was utilized for the acquisition of Broadcast Programming and was repaid from the proceeds of the sale of the Series A Convertible Preferred Stock;

    c) adjustments to general and administrative expenses of $2.1 million and $1.3 million for the nine months ended September 30, 1998 and 1999, respectively, for the amortization of goodwill and intangible assets related to the Broadcast Programming and MediaAmerica acquisitions; and

    d) adjustment to interest expense reflecting interest expense on our Senior Notes plus the amortization of debt financing costs related to our Senior Notes minus historical interest expense.

QUARTERLY OPERATING RESULTS AND OTHER DATA:

    The table below sets forth our quarterly operating data, including radio station and household data, for each quarter of 1998 and the first three quarters of 1999. This quarterly information is unaudited but, in our opinion, reflects all normally recurring adjustments necessary for a fair presentation of the information for the periods presented when read in conjunction with the audited consolidated financial statements and notes thereto. Operating results for any quarter are not necessarily indicative of results for any future period.

                                                                                   QUARTER ENDED
                                                   ------------------------------------------------------------------------------
                                                   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,
                                                     1998        1998       1998        1998       1999        1999       1999
                                                   ---------   --------   ---------   --------   ---------   --------   ---------
                                                                                    (UNAUDITED)
                                                            (DOLLARS IN THOUSANDS, EXCEPT RADIO STATION AFFILIATE DATA)
STATEMENT OF OPERATIONS:
Revenues
  Programming content
    Radio........................................   $ 1,582    $ 2,158    $  2,884    $  3,417   $  2,959    $  3,906   $  5,488
    Cable television.............................     3,842      4,022       4,127       4,901      5,797       6,846      6,586
    Internet.....................................        --         --          --          --         --          --         --
  Advertising sales services.....................        --         --       2,362       2,745      1,575       2,282      2,598
  Satellite services.............................     1,157        971       1,782       2,262      2,174       2,203      2,190
                                                    -------    --------   --------    --------   --------    --------   --------
      Total revenues.............................     6,581      7,151      11,155      13,325     12,505      15,237     16,862
                                                    -------    --------   --------    --------   --------    --------   --------

Operating expenses
  Programming content
    Radio........................................     1,605      1,885       2,130       2,158      2,498       2,662      2,938
    Cable television.............................     3,490      3,177       3,673       3,891      5,014       5,324      5,400
    Internet.....................................        --         --          --          --         --          --         --
  Advertising sales services.....................        --         --         482         647        947         945        884
  Satellite services.............................     1,205      1,125       1,310       1,600      1,316       1,327      1,278
  Selling and marketing..........................       794        953       1,325       1,797      1,361       1,396      2,015
  General and administrative.....................     1,172        920       1,960       2,676      2,083       2,264      2,965
                                                    -------    --------   --------    --------   --------    --------   --------
      Total operating expenses...................     8,266      8,060      10,880      12,769     13,219      13,918     15,480
                                                    -------    --------   --------    --------   --------    --------   --------
      Operating income (loss)....................    (1,685)      (909)        275         556       (714)      1,319      1,382
                                                    -------    --------   --------    --------   --------    --------   --------
Other expense....................................     1,255      1,477       3,564       3,127      2,879       2,881      3,135
Income tax provision/benefit and minority
  interest.......................................       261         76        (284)        211         70         396        556
                                                    -------    --------   --------    --------   --------    --------   --------
                                                                                                             $ (1,958)
  Net Loss.......................................   $(3,201)   $(2,462)   $ (3,005)   $ (2,782)  $ (3,663)           $(2,3
                                                    =======    ========   ========    ========   ========    ========   ========
OTHER DATA:
EBITDA(a)........................................   $  (310)   $   310    $  2,020    $  2,270   $  1,218    $  2,896   $  3,748
Depreciation and amortization:
  Satellite services.............................     1,025        977         986         975      1,019         999        988
  General and administrative.....................       176        167         559         731        596         648      1,170
  Other..........................................       158        148         168         196        375         334        370
                                                    -------    --------   --------    --------   --------    --------   --------
    Total depreciation and amortization..........     1,359      1,292       1,713       1,902      1,990       1,981      2,528
Capital expenditures.............................       145        394       1,377         342        274         168        146
Cable programming distribution payments(b).......        --         --       1,129       1,935      1,471         672      1,618
Net cash provided by (used in)
  Operating activities...........................    (8,380)       235         608         227     (2,479)      1,910       (208)
  Investing activities...........................      (832)       136     (31,370)     (2,955)    (2,309)     (3,826)   (21,178)
  Financing activities...........................     9,570     (2,001)     50,816         883         --          --     20,100

AUDIENCE DATA (at end of period; unaudited):
Radio station AQH (24-hour formats)(c)...........        --         --          --       2,369      2,259       2,122      2,188
Radio station AQH (syndicated)(c)................        --         --          --       6,090      6,386       6,569     12,355
Radio station affiliates(d)......................        --         --          --       2,146      2,205       2,105      2,499
Great American Country households(e).............     2,222      3,458       4,819       7,131      8,063       8,659     10,959
Product Information Network households(e)........    17,806     18,630      18,970      20,634     22,551      24,673     28,110
Product Information Network FTREs(f).............     7,088      7,682       8,056       8,647     10,159      10,709     11,683

-------------
(a) EBITDA is unaudited and represents operating income (loss) plus depreciation and amortization minus EBITDA attributable to the minority interests in the PIN Venture, a consolidated 55.3%-owned subsidiary. Management acknowledges that EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles. However, EBITDA is a measure widely used by analysts and investors in the media industry to determine a company's operating performance and ability to service and incur debt. EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(b) Cable programming distribution payments made by GAC to multiple system cable television operators for carrying GAC programming. These payments are reflected as intangible assets on the balance sheet and are amortized over the life of the affiliate agreements (usually 5 to 10 years).

(c) AQH represents the average audience estimated to have listened, for a minimum of five minutes during any quarter hour, to a radio station broadcasting our advertising. For the 24-hour formats, the period used to determine AQH is Monday through Friday, 6am to 7pm. The period used to determine AQH for syndicated programs is the time during which the commercials associated with the programs or services are broadcast. These AQH estimates are derived from data provided by Marketron (a third party processor) that is based on Arbitron copyrighted and proprietary audience estimates. They are not estimates produced by Arbitron. Radio advertising is generally sold on the basis of the listening audience as quantified by AQH. Beginning in the period ended December 31, 1998, we have excluded the AQH related to non-recurring specials. AQH (24-hour formats) has been restated for periods prior to 1998 to reflect our creation in 1998 of a second selling network resulting from the division of our then-existing network. This division more accurately reflects our audience to radio advertisers. The effect of this restatement is to make periods prior to 1998 comparable to 1998 and later periods. Quarterly AQH data prior to December 31, 1998, is not available.

(d) Represents the number of non-dulipcating radio station affiliates receiving our programs at the end of the periods indicated.

(e) Represents the total number of subscribers at the end of the periods indicated.

(f) FTREs represent the number of full-time revenue equivalent subscribers receiving PIN at the end of the periods indicated. FTRE weights part-time subscribers based on the daypart carried and the revenue associated therewith.

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED
  SEPTEMBER 30, 1999

    TOTAL REVENUES. Total revenues increased $19.6 million, or 79%, from $25.0 million for the nine months ended September 30, 1998 to $44.6 million for the nine months ended September 30, 1999. This increase was due to strong growth in our operations, as well as the Broadcast Programming and MediaAmerica acquisitions. On a pro forma basis, total pro forma revenues increased
$13.7 million, or 38%, from $35.7 million for the nine months ended
September 30, 1998 to $49.4 million for the nine months ended September 30, 1999.

    RADIO PROGRAMMING REVENUES.  Radio programming revenues increased
$5.7 million, or 87%, from $6.6 million for the nine months ended September 30, 1998 to $12.3 million for the nine months ended September 30, 1999, due primarily to an increase in radio advertising revenue and the acquisition of the assets of Broadcast Programming. Broadcast Programming, following its purchase on August 2, 1999, generated additional advertising and programming license fee revenues of $1.5 million during the nine months ended September 30, 1999. On a pro forma basis, radio programming revenues increased $4.7 million, or 37%, from $12.6 million for the nine months ended September 30, 1998 to $17.3 million for the nine months ended September 30, 1999.

    During the latter half of 1999, we benefited from strong network radio advertising demand, driven primarily by strong economic conditions and a significant increase in the use of network radio advertising by Internet companies. As a result, the network radio advertising market has been strong, with approximately 36% more in gross network radio advertising booked as of late October 1999, compared to the amount booked in the comparable period in the prior year. Due to increased demand for network radio advertising, both our syndicated radio programs and 24-hour formats have experienced an increase in advertising rates and inventory sellout percentages. Sales of network radio advertising for the first nine months of 1998 were adversely affected by the January 1998 entry of a significant competitor into the market, which added approximately 20% more network radio advertising inventory coupled with decreased demand.

    CABLE TELEVISION PROGRAMMING REVENUES. Cable television programming revenues increased $7.2 million, or 60%, from $12.0 million for the nine months ended September 30, 1998 to $19.2 million for the nine months ended
September 30, 1999. This increase was due to the following:

    - GAC's revenues increased $1.7 million, or 100%, as a result of a $1.5 million, or 198%, increase in advertising revenues and $0.2 million, or 19%, increase in license fees. Advertising revenues increased due to higher advertising rates charged for airtime based on a significant increase in the number of subscribers receiving GAC.

    - PIN's revenues increased $5.5 million, or 54%, primarily as a result of an increase in subscribers receiving PIN.

    During 1999, GAC added numerous, significant cable television systems and advertising markets including Atlanta, Detroit, Minneapolis, Sacramento, Salt Lake City, Baltimore, Knoxville and Los Angeles. GAC subscribers increased by
6.1 million, or 127%, from September 30, 1998 to September 30, 1999. This increase in subscribers has allowed GAC to increase its advertising rates.

    During 1999, PIN also added a number of significant cable television systems and advertising markets including Boston, Dallas, Houston, Miami, Salt Lake City, Las Vegas and Detroit. The number of full-time revenue equivalent subscribers, or FTRE's, receiving PIN increased by 3.6 million, or 45%, from September 30, 1998 to September 30, 1999. The number of households receiving PIN increased by 9.1 million, or 48%, from September 30, 1998 to September 30, 1999. PIN is developing certain paid programming blocks, which we believe will generate higher per program advertising revenues as compared to traditional infomercials.

    ADVERTISING SALES REVENUES.  Advertising sales revenues increased
$4.1 million, or 173%, from $2.4 million for the nine months ended
September 30, 1998 to $6.5 million for the nine months ended September 30, 1999. Advertising sales revenues for the nine months ended September 30, 1998 do not include MediaAmerica revenues, as the MediaAmerica business was not acquired until July 10, 1998. Accordingly, advertising sales revenues for the nine months ended September 30, 1998 are not comparable to the nine months ended
September 30, 1999. On a pro forma basis, advertising sales revenues decreased $0.8 million, or 12%, from $7.1 million for the nine months ended September 30, 1998 to $6.3 million for the nine months ended September 30, 1999. The decrease is primarily a result of the termination of an agreement to sell network advertising and other services to a major producer of talk radio programs. This agreement was terminated in 1998, after we received $2.0 million of revenue in 1998 from: (i) a termination payment of $0.8 million; and (ii) network advertising inventory sold in the up-front market, resulting in $1.2 million of advertising revenue in 1998. The decrease was offset by an increase in advertising sales revenues generated by new customers obtained in the latter part of 1998 and in 1999 and an increase in advertising revenues of our advertising sales customers largely attributable to improved advertising rates and sellout conditions. See discussion of radio market conditions above.

    SATELLITE SERVICES REVENUES.  Satellite services revenues increased
$2.6 million, or 65%, from $4.0 million for the nine months ended September 30, 1998 to $6.6 million for the nine months ended September 30, 1999. This increase was driven largely by:

    - $2.1 million in revenues from new third party satellite transponder and earth station agreements that we entered into in the second half of 1998 and second quarter of 1999; and

    - $0.5 million increase in satellite services fees charged to affiliated parties.

    TOTAL OPERATING EXPENSES.  Total operating expenses increased
$15.3 million, or 56%, from $27.3 million for the nine months ended
September 30, 1998 to $42.6 million for the nine months ended September 30, 1999. As a percentage of total revenues, total operating expenses decreased from 109% for the nine months ended September 30, 1998 to 96% for the nine months ended September 30, 1999. On a pro forma basis, total operating expenses increased $8.2 million, or 21%, from $39.3 million for the nine months ended September 30, 1998 to $47.5 million for the nine months ended September 30, 1999. As a percentage of pro forma total revenues, total pro forma operating expenses decreased from 110% for the nine months ended September 30, 1998 to 96% for the nine months ended September 30, 1999.

    RADIO PROGRAMMING EXPENSES.  Radio programming expenses increased
$2.6 million, or 48%, from $5.5 million for the nine months ended September 30, 1998 to $8.1 million for the nine months ended September 30, 1999. This increase was primarily due to:

    - an increase in the number of syndicated radio programs we offered;

    - $0.5 million increase in radio programming expenses, as a result of the Broadcast Programming acquisition on August 2, 1999; and

    - $0.3 million increase in fees paid to license certain radio programming.

    As a percentage of radio programming revenues, radio programming expenses decreased from 83% for the nine months ended September 30, 1998 to 66% for the nine months ended September 30, 1999. The decrease in radio programming expenses as a percentage of radio programming revenues is due primarily to the increase in radio programming revenues resulting from improved advertising rates and sellout conditions in 1999. In addition, a significant portion of our radio programming expenses are fixed in nature.

    On a pro forma basis, radio programming expenses increased $1.2 million, or 13%, from $9.2 million for the nine months ended September 30, 1998 to $10.4 million for the nine months ended September 30, 1999. As a percentage of pro forma radio programming revenues, pro forma radio programming expenses decreased from 73% for the nine months ended September 30, 1998 to 60% for the nine months ended September 30, 1999.

    CABLE TELEVISION PROGRAMMING EXPENSES. Cable television programming expenses rose $5.3 million, or 51%, from $10.4 million for the nine months ended September 30, 1998 to $15.7 million for the nine months ended September 30, 1999. This was primarily due to increases of $4.4 million in rebates to cable systems receiving PIN, driven by an increase in PIN revenues of $5.5 million from September 30, 1998 to September 30, 1999. The remaining increase in cable television expenses resulted from an increase in GAC affiliate sales costs related to absorption of a higher proportion of total affiliate sales costs; an increase in management and cable television programming support expenses; an increase in advertising sales costs from hiring GAC national advertising sales personnel; and an increase in programming expenses incurred to develop GAC programming.

    For each of the nine months ended September 30, 1998 and 1999, PIN made rebates of approximately 75% of its advertising revenues to systems receiving its programming. Rebates paid to cable systems receiving its programming have remained relatively constant over the comparable periods on a per FTRE's basis. However, as FTRE's continue to grow, total cable television programming expenses will increase because PIN will pay out additional rebates to cable systems. As a percentage of cable television programming revenues, cable television programming expenses decreased from 87% for the nine months ended September 30, 1998 to 82% for the nine months ended September 30, 1999.

    As a result of a related party no longer being in business, we will absorb substantially all of the costs of the sales operation, which provided us with cable affiliate sales and certain marketing services. Beginning in the fourth quarter of 1999, the related party will provide these services only to us. As a result, we estimate that affiliate sales operating expenses will increase by approximately $70,000 per month beginning in the fourth quarter of 1999.

    ADVERTISING SALES EXPENSES.  Advertising sales expenses increased
$2.3 million, or 476%, from $0.5 million for the nine months ended
September 30, 1998 to $2.8 million for the nine months ended September 30, 1999. Advertising sales expenses for the nine months ended September 30, 1998 do not include MediaAmerica expenses for the entire period since the MediaAmerica business was not acquired until July 10, 1998. Accordingly, advertising sales expenses for the nine months ended September 30, 1998 are not comparable to those for the nine months ended September 30, 1999. On a pro forma basis, advertising sales expenses increased $0.9 million, or 47%, from $1.9 million for the nine months ended September 30, 1998 to $2.8 million for the nine months ended September 30, 1999. This change is due to certain reclassifications of expenses. As a percentage of advertising sales revenues, advertising sales expenses increased from 20% for the nine months ended September 30, 1998 to 43% for the nine months ended September 30, 1999. On a pro forma basis, advertising sales expenses increased from 27% for the nine months ended September 30, 1998 to 44% for the nine month ended September 30, 1999.

    SATELLITE SERVICES EXPENSES.  Satellite services expenses increased
$0.1 million, or 3%, from $3.8 million for the nine months ended September 30, 1998 to $3.9 million for the nine months ended September 30, 1999. This increase is due primarily to additional third party and affiliate usage of our uplinking and playback services. As a percentage of satellite services revenues, satellite services expenses decreased from 95% for the nine months ended September 30, 1998 to 60% for the nine months ended September 30, 1999. Because a significant portion of the costs of our satellite services are fixed, we increased our utilization of the excess capacity on our Satcom C-3 transponder. As a result, the percentage of satellite services expenses in relation to the satellite services revenues decreased.

    SELLING AND MARKETING EXPENSES. Selling and marketing expenses increased $1.7 million, or 55%, from $3.1 million for the nine months ended September 30, 1998 to $4.8 million for the nine months ended September 30, 1999. This change was due to increases of:

    - $1.0 million in selling and marketing expenses from the MediaAmerica acquisition in July 1998;

    - $0.3 million in marketing expenses to improve the distribution of GAC;

    - $0.2 million in marketing expenses related to the operations of Broadcast Programming following its purchase in August 1999; and

    - $0.2 million in marketing expenses to increase the number radio stations receiving our programming.

    As a percentage of total revenues, selling and marketing expenses decreased from 12% for the nine months ended September 30, 1998 to 11% for the nine months ended September 30, 1999. Due to the increase in our total revenues, selling and marketing expenses as a percentage of total revenues decreased.

    On a pro forma basis, selling and marketing expenses decreased
$0.6 million, or 13%, from $4.7 million for the nine months ended September 30, 1998 to $5.3 million for the nine months ended September 30, 1999. The decrease in selling and marketing expenses was due primarily to decreases in salary and administrative expense allocations from advertising representation expenses. As a percentage of total pro forma revenue, selling and marketing expenses decreased from 13% for the nine months ended September 30, 1998 to 11% for the nine months ended September 30 1999.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $3.2 million, or 80%, from $4.1 million for the nine months ended September 30, 1998 to $7.3 million for the nine months ended September 30, 1999, including depreciation and amortization of $0.9 million for the nine months ended September 30, 1998 and $2.4 million for the nine months ended
September 30, 1999. This change was due to increases of:

    - $1.3 million in amortization expenses for GAC cable programming distribution payments and goodwill from the acquisition of the MediaAmerica assets;

    - $1.2 million in general and administrative expenses arising from the MediaAmerica acquisition;

    - $0.6 million in general and administrative expenses arising from the Broadcast Programming acquisition; and

    - $0.6 million in additional management, operational support and other expenses.

    This increase was offset by an increase in salary and administrative allocations from general and administrative expenses to operating expenses. As a percentage of total revenues, general and administrative expenses remained relatively flat at 16% for the nine months ended September 30, 1998 and 1999.

    On a pro forma basis, general and administrative expenses increased
$0.1 million, or 1%, from $9.3 million for the nine month ended September 30, 1998 to $9.4 million for the nine months ended September 30, 1999. As a percentage of total pro forma revenue, general and administrative expenses decreased from 26% for the nine months ended September 30, 1998 to 19% for the nine months ended September 30, 1999.

    As a result of the transfer of a controlling interest in Jones Intercable from Jones International, Ltd. and its affiliates to Comcast Corporation in April 1999, Jones Intercable no longer shares in many of the administrative and related expenses which have historically been allocated to the various entities affiliated with Mr. Jones, including ourselves. Because Jones Intercable was the largest of such sharing entities, its exclusion from the allocation process has caused us, beginning in the second half of 1999, to incur increases in certain overhead and related costs including rent, computer services, insurance and personnel costs for legal, risk management and human resources services. We therefore estimate that commencing in early 2000, operating expenses will most likely increase by approximately $35,000 to $50,000 per month beginning the first quarter of 2000. We have taken certain steps and will take additional steps to mitigate the impact of this change; however, there can be no assurance that we will be able to reduce the level of these costs.

    OPERATING INCOME (LOSS). Operating income (loss) increased $4.3 million from a loss of $(2.3) million for the nine months ended September 30, 1998 to a gain of $2.0 million for the nine months ended September 30, 1999 as a result of the factors stated above. Pro forma income (loss) increased $5.5 million from $(3.6) million for the nine months ended September 30, 1998 to $1.9 million for the nine months ended September 30, 1999. Depreciation and amortization increased $2.1 million, or 49%, from $4.4 million for the nine months ended September 30, 1998 to $6.5 million for the nine months ended September 30, 1999.

    EBITDA. EBITDA increased $5.8 million, or 286%, from $2.0 million for the nine months ended September 30, 1998, to 7.8 million for the nine months ended September 30, 1999. Pro forma EBITDA increased $5.8 million, or 155%, from $3.7 million for the nine months ended September 30, 1998, to $9.5 million for the nine months ended September 30, 1999. Pro forma depreciation and amortization increased $0.9 million, or 12%, from $7.4 million for the nine months ended September 30, 1998 to $8.3 million for the nine months ended September 30, 1999.

    TOTAL OTHER EXPENSE. Total other expense increased $2.6 million, or 41%, from $6.3 million for the nine months ended September 30, 1998 to $8.9 million for the nine months ended September 30, 1999. This change is due primarily to an increase of $6.1 million in interest expense related to our Senior Notes and an increase of $0.7 million in interest expense related to the amortization of offering costs related to our Senior Notes. The increase was partially offset by:

    - a $3.0 million decrease in interest expense related to the repayment of debts from the proceeds from our Senior Notes;

    - a $0.9 million decrease in other expenses; and

    - a $0.3 million increase in interest income earned on cash, cash equivalents and available for sale securities.

    In 1998, we incurred debt offering related costs of $0.9 million. No similar expenses were incurred in 1999.

    On a pro forma basis, pro forma total other expense decreased $1.0 million, or 10%, from $9.7 million for the nine months ended September 30, 1998 to $8.7 million for the nine months ended September 30, 1999.

    NET LOSS. Net loss decreased $0.7 million, or 9%, from $(8.6) million for the nine months ended September 30, 1998 to $(7.9) million for the nine months ended September 30, 1999. Pro forma net loss decreased $5.2 million, or 38%, from $(13.5) million for the nine months ended September 30, 1998 to $(8.3) million for the nine months ended September 30, 1999.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    TOTAL REVENUES. Total revenues increased $9.1 million, or 31%, from $29.1 million for the year ended December 31, 1997 to $38.2 million for the year ended December 31, 1998. This increase was due primarily to:

    - the acquisition of MediaAmerica in July 1998;

    - an increase in GAC advertising revenues; and

    - revenues resulting from the consolidation of the PIN Venture.

    RADIO PROGRAMMING REVENUES.  Radio programming revenues decreased
$0.2 million, or 2%, from $10.2 million for the year ended December 31, 1997 to $10.0 million for the year ended December 31, 1998. This increase was primarily due to a $1.4 million, or 15%, decrease in advertising revenues as offset by a $1.2 million increase in radio programming revenues as a result of the MediaAmerica acquisition. Sales of radio advertising for 1998 were adversely affected by the entry in January 1998 of AMFM, Inc. ("AMFM") to the network advertising marketplace. AMFM has been able to shift the focus of network radio advertisers to its radio network, which delivers larger market radio stations as compared to the radio stations delivered by our radio network. During 1998, we realized lower rates as compared to 1997. The decrease was partially offset by the elimination of $1.0 million in advertising sales representation selling commissions (contra revenues) charged by MediaAmerica and an $0.2 million increase in promotion income from MediaAmerica. Licensing revenues remained relatively stable, reflecting our strategy to focus on radio station affiliates with significant audiences, which are generally not charged a license fee. During late 1998, we began to experience improved advertising rate and sellout conditions and these trends continued into 1999.

    CABLE TELEVISION PROGRAMMING REVENUES. Cable television programming revenues increased $4.9 million, or 41%, from $12.0 million for the year ended December 31, 1997 to $16.9 million for the year ended December 31, 1998. This increase was primarily due to:

    - the consolidation of the PIN Venture, which resulted in an increase of $3.3 million in advertising revenues for financial statement reporting purposes;

    - a $0.3 million increase in PIN's advertising revenues, as a result of an increase in the number of subscribers receiving its programming;

    - a $0.9 million increase in GAC advertising revenues due to higher advertising rates charged for airtime as a result of an increase in the number of its subscribers; and

    - a $0.4 million increase in GAC affiliate fees due to an increase in the number of its subscribers paying affiliate fees.

    The number of subscribers receiving GAC at December 31, 1997 and December 31, 1998 totaled 1.5 million and 7.1 million, respectively. GAC subscribers increased by 5.6 million, or 373%, from December 31, 1997 to December 31, 1998. This increase in subscribers has allowed GAC to increase its advertising rates as it begins the transition from primarily direct response advertising to national spot advertising.

    The number of full-time revenue equivalent subscribers ("FTRE's") receiving PIN at December 31, 1997 and December 31, 1998 totaled 7.0 million and
8.6 million, respectively. PIN FTRE's increased by 1.6 million subscribers, or 23%, from December 31, 1997 to December 31, 1998.

    ADVERTISING SALES REVENUES. As a result of the acquisition of MediaAmerica, we generated advertising sales revenues of $5.1 million for the year ended December 31, 1998.

    SATELLITE SERVICES REVENUES.  Satellite services revenues decreased
$0.7 million, or 11%, from $6.9 million for the year ended December 31, 1997 to $6.2 million for the year ended December 31, 1998. This decrease was driven largely by:

    - the expiration in October 1997 of a third party satellite services agreement, which had generated $2.6 million in satellite delivery revenues in 1997; and

    - the consolidation of the PIN Venture, which for financial statement reporting purposes resulted in the elimination of $0.4 million in satellite delivery revenues.

    This decrease was partially offset by:

    - new satellite delivery and production support agreements entered into with third parties in 1998, which resulted in revenues of $1.4 million; and

    - an increase in satellite services fees of $0.9 million charged to related parties.

    TOTAL OPERATING EXPENSES.  Total operating expenses increased
$13.1 million, or 49%, from $26.9 million for year ended December 31, 1997 to $40.0 million for the year ended December 31, 1998. This increase was due to increases in all of our expense areas. As a percentage of total revenues, total operating expenses increased from 92% for the year ended December 31, 1997 to 105% for the year ended December 31, 1998.

    RADIO PROGRAMMING EXPENSES.  Radio programming expenses increased
$2.0 million, or 34%, from $5.8 million for the year ended December 31, 1997 to $7.8 million for the year ended December 31, 1998. Programming expenses rose due to:

    - an increase in the number of formats and syndicated programs we offered;
      and

    - the acquisition of the MediaAmerica assets.

    As a percentage of radio programming revenues, radio programming expenses increased from 57% for the year ended December 31, 1997 to 77% for the year ended December 31, 1998.

    CABLE TELEVISION PROGRAMMING EXPENSES. Cable television programming expenses increased $5.0 million, or 53%, from $9.3 million for the year ended December 31, 1997 to $14.3 million for the year ended December 31, 1998. This increase was due to the consolidation of the PIN Venture and the increase in amounts paid to cable systems receiving PIN as a result of an increase in the number of FTRE's receiving PIN. For the years ended December 31, 1997 and 1998, the PIN Venture made rebate payments to these systems of approximately
$7.8 million and $10.3 million, respectively. The increase was offset by the decrease in allocation of the satellite delivery and production support expenses attributable to PIN and GAC. As a percentage of cable television programming revenues, cable television programming expenses increased from 77% for the year ended December 31, 1997 to 84% for the year ended December 31, 1998.

    ADVERTISING SALES EXPENSES. As a result of the acquisition of MediaAmerica in July 1998, we generated advertising sales expenses of $1.1 million for the year ended December 31, 1998. No such expenses were incurred in 1997.

    SATELLITE SERVICES EXPENSES.  Satellite services expenses increased
$0.5 million, or 12%, from $4.7 million for the year ended December 31, 1997 to $5.2 million for the year ended December 31, 1998. This increase was due primarily to a decrease in the allocation of satellite services expenses to cable television programming expenses attributable to PIN and GAC, as a result of the additional satellite services customers. As a percentage of satellite services revenues, satellite services expenses increased from 68% for the year ended December 31, 1997 to 85% for the year ended December 31, 1998, primarily due to the expiration in October 1997 of a third party satellite services agreement and to increased satellite services expenses.

    SELLING AND MARKETING EXPENSES. Selling and marketing expenses increased $2.0 million, or 67%, from $2.9 million for the year ended December 31, 1997 to $4.9 million for the year ended December 31, 1998. This increase was due to:

    - a $1.2 million increase in selling and marketing expenses from the acquisition of MediaAmerica;

    - a $0.7 million increase in marketing expenditures to improve the distribution of GAC;

    - a $0.1 million increase due to the consolidation of the PIN Venture.

    As a percentage of total revenues, selling and marketing expenses increased from 10% for the year ended December 31, 1997 to 13% for the year ended December 31, 1998.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $2.5 million, or 61%, from $4.2 million for the year ended
December 31, 1997 to $6.7 million for the year ended December 31, 1998. This increase was primarily due to:

    - a $1.7 million increase due to the acquisition of MediaAmerica;

    - a $0.3 million increase in goodwill amortization expenses associated with the MediaAmerica acquisition; and

    - a $0.3 million increase in the amortization for GAC cable programming distribution payments for GAC.

    As a percentage of total revenues, general and administrative expenses increased from 14% for the year ended December 31, 1997 to 18% for the year ended December 31, 1998.

    OPERATING INCOME (LOSS). Operating income (loss) decreased $4.0 million from $2.3 million for the year ended December 31, 1997 to $(1.8) million for the year ended December 31, 1998 as a result of the factors stated above. Depreciation and amortization increased $1.1 million, or 21%, from $5.2 million for the year ended December 31, 1997 to $6.3 million for the year ended
December 31, 1998.

    EBITDA. EBITDA decreased $2.3 million, or 35%, from $6.6 million for the year ended December 31, 1997, to $4.3 million for the year ended December 31, 1998.

    TOTAL OTHER EXPENSE. Total other expense increased $3.2 million, or 52%, from $6.2 million for the year ended December 31, 1997 to $9.4 million for the year ended December 31, 1998. The increase was due to:

    - a $5.6 million increase in interest expense related to our Senior Notes;

    - a $0.6 million increase in other expenses related to our credit facility outstanding at that time; and

    - a $0.4 million increase in expenses incurred in 1998 related to the MediaAmerica acquisition and our Senior Notes offering.

    The increase was offset partially by a write-off of deferred offering costs of $0.9 million in 1997 for which no similar expense was incurred in 1998. The increase was also partially offset by the decrease in interest expense related to the repayment of outstanding notes to Global Group, Inc., Jones Earth Segment, Inc. and the satellite transponder capital leases, which totaled
$2.5 million.

    NET LOSS. Net loss increased $8.0 million, or 228%, from $(3.5) million for the year ended December 31, 1997 to $(11.5) million for the year ended
December 31, 1998.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO DECEMBER 31, 1996

    TOTAL REVENUES. Total revenues increased $12.4 million, or 75%, from $16.7 million for the year ended December 31, 1996 to $29.1 million for the year ended December 31, 1997. This increase was due primarily to increases in both cable television and radio programming revenues. The increase in cable television programming revenues is due primarily to:

    - the consolidation of the PIN Venture; and

    - an increase in advertising and license fee revenue as a result of a 98% increase in the number of GAC's subscribers from December 31, 1996 to December 31, 1997.

    The increase in radio programming revenues was due to a 5% increase in the number of radio affiliates receiving our programming from December 31, 1996 to December 31, 1997.

    RADIO PROGRAMMING REVENUES.  Radio programming revenues increased
$3.2 million, or 46%, from $7.0 million for the year ended December 31, 1996 to $10.2 million for the year ended December 31, 1997. This increase was due to a $3.2 million, or 52%, increase in advertising revenues due primarily to an increase in the rates we charged for our advertising spots as a result of favorable network radio advertising conditions and increases in AQH for certain radio programs. Licensing revenues remained relatively stable, reflecting our strategy to focus on radio station affiliates with significant audiences, which are generally not charged a license fee.

    CABLE TELEVISION PROGRAMMING REVENUES. Cable television programming revenues increased $10.8 million, or 940%, from $1.2 million for the year ended December 31, 1996 to $12.0 million for the year ended December 31, 1997. This increase was primarily due to:

    - a $10.4 million increase in advertising revenues from the consolidation of the PIN Venture; and

    - an increase in GAC advertising and license revenues of $0.4 million due primarily to higher advertising rates charged for airtime on GAC, as a result of an increase in the number of subscribers receiving GAC's programming, a decrease in the amount of unsold airtime, and an 84% increase in the number of direct response spots sold.

    SATELLITE SERVICES REVENUES.  Satellite services revenues decreased
$1.6 million, or 19%, from $8.5 million for the year ended December 31, 1996 to $6.9 million as reported for the year ended December 31, 1997. This increase was primarily due to the expiration in October 1997 of a third party satellite services agreement and the consolidation of the PIN Venture. The decrease was partially offset by an increase in satellite services fees charged to related parties.

    TOTAL OPERATING EXPENSES.  Total operating expenses increased
$11.1 million, or 70%, from $15.8 million for the year ended December 31, 1996 to $26.9 million for the year ended December 31, 1997. This increase was due to increases in all of our expense areas.

    These increases, excluding radio programming, were primarily due to the consolidation of the PIN Venture. As a percentage of total revenues, total operating expenses decreased from 95% for the year ended December 31, 1996 to 92% for the year ended December 31, 1997.

    RADIO PROGRAMMING EXPENSES.  Radio programming expenses increased
$1.6 million, or 40%, from $4.2 million for the year ended December 31, 1996 to $5.8 million for the year ended December 31, 1997. This increase was primarily due to an increase in programming production and distribution expenses. Programming production expenses increased approximately $1.4 million due to an increase in the number of formats and syndicated programs we offered. Programming distribution expenses, such as satellite transponder and uplink expenses, increased approximately $0.2 million due to an increase in the costs of distributing the new formats and syndicated programs we offered. As a percentage of radio programming revenues, radio programming expenses decreased from 60% for the year ended December 31, 1996 to 57% for the year ended December 31, 1997.

    CABLE TELEVISION PROGRAMMING EXPENSES. Cable television programming expenses increased $8.1 million, or 701%, from $1.2 million for the year ended December 31, 1996 to $9.3 million for the year ended December 31, 1997. This increase was primarily due to the consolidation of the PIN Venture. As a percentage of cable television programming revenues, cable television programming expenses decreased from 100% for the year ended December 31, 1996 to 77% for the year ended December 31, 1997.

    SATELLITE SERVICES EXPENSES.  Satellite services expenses decreased
$0.8 million, or 14%, from $5.5 million for the year ended December 31, 1996 to $4.7 million for the year ended December 31,

1997. This decrease was primarily due to the launch in late 1995 of GAC and allocation of the satellite services expenses attributable to GAC to cable television programming expenses from satellite services expenses. As a percentage of satellite services revenues, satellite services expenses increased from 64% for the year ended December 31, 1996 to 68% for the year ended
December 31, 1997.

    SELLING AND MARKETING EXPENSES. Selling and marketing expenses increased $1.2 million, or 68%, from $1.7 million for the year ended December 31, 1996 to $2.9 million for the year ended December 31, 1997. This increase was primarily due to:

    - a $0.7 million increase in marketing expenditures related to our radio programming marketing activities;

    - a $0.1 million increase in marketing expenditures related to our cable television programming marketing activities; and

    - a $0.4 million increase in marketing expenditures related to the consolidation of the PIN Venture.

    As a percentage of total revenues, selling and marketing expenses remained relatively stable at 10% for the years ended December 31, 1996 and 1997.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $0.9 million, or 27%, from $3.3 million for the year ended
December 31, 1996 to $4.2 million for the year ended December 31, 1997. This increase was primarily due to the consolidation of the PIN Venture. As a percentage of total revenues, general and administrative expenses decreased from 20% for the year ended December 31, 1996 to 14% for the year ended December 31, 1997.

    OPERATING INCOME (LOSS).  Operating income increased $1.4 million from
$0.9 million for the year ended December 31, 1996 to $2.3 million for the year ended December 31, 1997 as a result of the factors stated above. Depreciation and amortization increased $0.7 million, or 15%, from $4.5 million for the year ended December 31, 1996 to $5.2 million for the year ended December 31, 1997.

    EBITDA. EBITDA increased $1.2 million, or 23%, from $5.4 million for the year ended December 31, 1996, to $6.6 million for the year ended December 31, 1997.

    TOTAL OTHER EXPENSE. Total other expense increased $2.6 million from $3.6 million for the year ended December 31, 1996 to $6.2 million for the year ended December 31, 1997. This increase was due to:

    - an approximate $0.9 million write-off of deferred offering costs;

    - a $1.2 million increase in interest expense relating to a note payable to Global Group, Inc.; and

    - a $0.5 million increase in interest expense relating to advances from Jones International.

    NET LOSS. Net loss increased $1.2 million, or 51%, from $(2.3) million for the year ended December 31, 1996 to $(3.5) million for the year ended
December 31, 1997.

SEASONALITY AND QUARTERLY FLUCTUATIONS

    Advertising revenues in the radio and cable television industries fluctuate due to seasonality in these industries. We believe that radio network revenues are typically lowest in the first quarter and cable television network revenues are typically lowest in the third quarter. With the acquisitions of the assets of Broadcast Programming and MediaAmerica, which increases our presence in radio programming, we expect that our seasonal trend of lower first quarter revenues will be more significant because radio programming and advertising sales revenues will be a greater percentage of total revenues. Other than fees paid to third parties for certain of our radio programming, fees paid in connection with the distribution of PIN and the sales commissions paid to account executives for radio and advertising representation sales, our expenses have not historically varied significantly, relative to the seasonal fluctuation of revenues. Our quarterly and annual results of operations are affected by a wide variety of factors, many of which are outside of our control and could materially and adversely affect our profitability. These factors include the timing and volume of advertising on our radio and cable television networks, the number and size of the radio stations that carry our radio programming, the number and size of cable systems and video distributors that carry PIN and GAC and overall economic conditions.

    The following table reflects the unaudited percentage of total revenues for each business segment received in each quarter of each of 1998 and 1999, adjusted to give effect to our acquisitions of MediaAmerica and Broadcast Programming as if they had occurred at the beginning of each respective year.

                                                                   QUARTER ENDED
                         -------------------------------------------------------------------------------------------------
                         MARCH 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MARCH 31,    JUNE 30,    SEPT. 30,    DEC. 31,
                            1998        1998         1998        1998         1999        1999         1999        1999
                         ----------   ---------   ----------   ---------   ----------   ---------   ----------   ---------
PRO FORMA:
Programming Content
  Radio................      20%         24%          28%         28%
  Cable television.....      23%         24%          24%         29%
Advertising sales
  services.............      19%         25%          25%         31%

LIQUIDITY AND CAPITAL RESOURCES

    Since our inception, we have incurred net losses, primarily as a result of expenses associated with developing and launching our programming networks. For the years ended December 31, 1996, 1997, 1998 and for the nine months ended September 30, 1999, we incurred net losses of $(2.3) million, $(3.5) million, $(11.5) million, and $(7.9) million, respectively. Net cash provided by (used in) operating activities for the years ended December 31, 1996, 1997, 1998 and for nine months ended September 30, 1999 was $4.8 million, $7.6 million, $(7.3) million and $(0.8) million, respectively. Net cash used in operating activities for the year ended December 31, 1998 included the net repayment of $8.4 million of advances from Jones International, Ltd., our parent company.

    The implementation of our growth strategies depends on cash generated from operations and available cash balances, and may require additional equity and/or debt financings, particularly to make significant acquisitions. We had cash, cash equivalents and available for sale securities of $17.1 million as of September 30, 1999. Following this offering, we will have $51.0 million of cash, cash equivalents and available for sale securities. We believe that our cash balances, available for sale securities, net proceeds from this offering and operating cash flow, including the cash flows of, and dividends and distributions from, our subsidiaries, will be sufficient to fund our cash flow requirements through 2000.

    We will continue to depend significantly upon the earnings and cash flows of, and dividends and distributions from, our subsidiaries to pay our expenses, meet our obligations and pay interest and principal on our Senior Notes and our other indebtedness. While the terms of our joint ventures (including the PIN Venture) generally require the mutual consent of ourselves and our joint venture partners to distribute or advance funds to ourselves, there are no significant contractual restrictions on distributions from our subsidiaries.

INVESTING ACTIVITIES

    For the year ended December 31, 1998 and for the nine months ended September 30, 1999, net cash used in investing activities was $(35.0) million and $(27.3) million, respectively.

    Our investing activities in 1998 related primarily to the acquisition of the MediaAmerica assets for cash consideration of $26.7 million. Capital expenditures of $2.3 million for 1998 were primarily for equipment to further compress our Satcom C-3 satellite transponder and to add radio formats and programming. In 1998, we also made programming distribution agreement payments for GAC of $3.1 million.

    In July 1998, we acquired substantially all of the assets and liabilities of MediaAmerica for $26.7 in cash and $6.0 million in shares of our Class A Common Stock. The seller also received approximately 142,000 additional shares of Class A Common Stock, valued at $15 per share, as a working capital adjustment. MediaAmerica operates an advertising sales business and also owns a number of radio programming assets.

    Our investing activities during the first nine months of 1999 consisted primarily of:

    - $20.9 million for the Broadcast Programming acquisition;

    - $3.7 million in cable programming distribution agreement payments for GAC to add 3.8 million subscribers; and

    - $0.6 million for the purchase of property, plant and equipment.

    Total purchases of property, plant and equipment for the balance of 1999 are estimated to be approximately $0.4 million, largely representing the upgrade of certain radio programming studios and the purchase of satellite receivers. Total cable programming distribution agreement payments for GAC for the balance of 1999 are estimated to be approximately $2.5 million to $4.0 million.

FINANCING ACTIVITIES

    Net cash provided by financing activities for the year ended December 31, 1998 and for the nine months ended September 30, 1999 were $59.3 million and $20.1 million, respectively.

    Net cash provided by (used in) financing activities in 1998 related primarily to $100.0 million of proceeds from the issuance of our Senior Notes, $(52.0) million for repayment of a capital lease obligation and other borrowings, $16.7 million of proceeds from borrowings under a subsidiary's credit facility and $(4.3) million of deferred offering costs.

    Our financing activities for the nine months ended September 30, 1999 consisted of the issuance of $20.1 million of our Series A Convertible Preferred Stock. In the fourth quarter of 1999, we issued an additional $3.9 million of Series A Convertible Preferred Stock. We used $20.0 million of the proceeds from our Series A Convertible Preferred Stock issuance to repay $20.0 million of indebtedness under our $20.0 million credit facility. The balance will be used to develop our Internet strategy and for general corporate purposes.

    On July 29, 1999, we entered into a $20.0 million credit facility with a commercial bank to finance the Broadcast Programming acquisition on a short-term basis. In order to allow us to obtain more favorable terms, Jones International guaranteed the loan and provided certain collateral as security for the guaranty. The credit facility bears interest either at the commercial bank's prime rate minus two percent or a fixed rate (which is approximately equal to LIBOR) plus .5%. The interest rate was 5.84% per annum at September 30, 1999. The credit facility will expire on June 30, 2000, unless extended.

    As a result of the transfer of a controlling interest in Jones Intercable from Jones International and its affiliates to Comcast Corporation in April 1999, Jones Intercable no longer shares in many of the administrative and related expenses which have historically been divided among the various entities affiliated with Mr. Jones, including ourselves. Because Jones Intercable was the largest of such sharing entities, its exclusion from the allocation process has caused us, beginning in the second half of 1999, to incur increases in certain overhead and related costs, including rent, computer services, insurance and personnel costs for legal, risk management and human resources services. As a result, we estimate that our operating expenses will most likely increase by approximately $35,000 to $50,000 per month beginning the first quarter of 2000.

    As a result of a related party no longer being in business, we will absorb substantially all of the costs of the sales operation that provided cable affiliate sales and certain marketing services to both us and the affiliate. Beginning in the fourth quarter of 1999, Jones Network Sales will become wholly-owned by us and will provide these services only to us. As a result, we estimate that affiliate sales operating expenses will increase by approximately $70,000 per month beginning in the fourth quarter of 1999. Further, the affiliate will discontinue the use of certain earth station services provided by us beginning early in the first quarter of 2000. It is estimated that our loss of revenue as result of the termination of these services to the affiliate will be approximately $75,000 per month.

    While we have taken certain steps and will take additional steps to mitigate the impact of these divestitures, there will be no assurance that we will be able to reduce the level of these costs.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Market risk represents the risk of loss that may impact our financial position, results of operations, or cash flows due to adverse changes in financial market prices. We are exposed to market risk through interest rates. This exposure is directly related to our normal funding and investing activities.

    As of September 30, 1999, approximately $0.3 million of our current liabilities were subject to changes in interest rates; however, we do not use derivatives to manage this risk. This exposure is linked primarily to the prime rate. We believe that a moderate change in the prime rate would not materially affect our operating results or financial condition.

IMPACT OF THE YEAR 2000 ISSUE

    The Year 2000 issue is the result of many computer programs being written such that they will malfunction when reading a year of "00." This problem could cause system failure or miscalculations causing disruptions of business processes.

    We initiated an assessment of how the Year 2000 problem could affect our operations in the summer of 1997 and, in conjunction with related parties, established a Year 2000 Program Office (the "Y2K Office") to manage the process. The Y2K Office has implemented the steps needed to address the Year 2000 problem based upon set priorities and we have implemented solutions and developed contingency plans for all vital components of our businesses.

    We have not incurred any material Year 2000 costs to date. We do not have an estimate for future Year 2000 project costs; however, we expect that future Year 2000 costs, which may be incurred, will not have a harmful effect on our financial condition and results of operations.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for the year ending December 31, 1999. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as:

    - a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment;

    - a hedge of the exposure to variable cash flows of a forecasted transaction; or

    - a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction.

    We will adopt this statement by December 31, 1999. We do not expect that the adoption of this statement will have a harmful impact on our financial statements.

                                    BUSINESS

OVERVIEW

    We own and operate a leading network radio programming business and two cable television networks and are developing a complementary Internet business. Through our traditional media businesses, we create, develop and produce network radio and cable programming that is distributed to more than 2,450 radio stations and 1,750 cable systems, respectively, throughout the United States. We provide advertisers the ability to reach an audience of approximately
64 million weekly radio listeners and 40 million cable viewing households on a full- or part-time basis. We currently operate multiple web sites that extend our traditional media content and personalities to the Internet and allow us to capitalize on Internet advertising and e-commerce opportunities. As a complement to our programming businesses, we own and operate a leading network advertising sales business that provides advertisers an efficient means to reach national radio and cable television audiences as well as Internet users. We also provide satellite services to facilitate the distribution of our programming and that of other companies.

    We expect the demand for radio and cable television programming content to increase dramatically during the next several years, primarily as a result of technological advances such as audio and video streaming over the Internet, satellite radio and digital cable television. The growing popularity of the Internet creates a need for additional programming content that will attract viewers to web sites for extended time periods. In this expanding distribution environment, we believe that there will be strong demand for branded programming content that can be channeled across multiple media outlets. We believe that we are well-positioned to benefit from this increased demand for content.

    Our portfolio of businesses includes the following:

    - PROGRAMMING CONTENT

        RADIO. We produce or license over 2,000 hours of original radio programming weekly. This programming is comprised of twelve 24-hour formats and 19 syndicated programs. Our radio programming covers a wide variety of genres, such as country, adult contemporary, talk and Hispanic. It features well-known syndicated programs such as The Crook & Chase Country Countdown, Delilah and The Dennis Prager Show.

        CABLE TELEVISION. We own and operate two cable television networks, GAC and PIN. GAC is a 24-hour country music video network reaching nearly
    12 million cable households. PIN, a joint venture with Cox Communications, Inc., airs long-form paid programming produced by advertisers and infomercial providers. PIN reaches more than 30 million households on a full- or part-time basis.

        INTERNET. We have developed multiple web sites that complement our radio and cable programming content and are developing additional sites. To extend GAC and our country radio programming content to the Internet, we have launched CountryStars.com, a portal catering to the "country" lifestyle. RadioDelilah.com and DennisPrager.com are examples of our web sites that extend our personality-driven radio programs to the Internet. Our web sites provide valuable cross-promotion and e-commerce opportunities.

    - ADVERTISING SALES SERVICES

        We currently represent more than 90 network radio programs or services, including over 60 programs produced by third-parties that are distributed to approximately 6,000 radio stations. In addition, we sell network advertising for our two cable networks. In early 2000, we expect to begin providing advertising sales services to our web sites and to web sites owned by third parties. In addition, we have an exclusive long-term agreement to provide advertising sales services to Sirius Satellite Radio, one of only two licensed satellite radio providers in the United States. Sirius is

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
    expected to launch its service in the fourth quarter of 2000 with 100 channels of digital radio service, of which 50 will carry commercials.

    - SATELLITE SERVICES

        We provide satellite delivery and production support services for GAC, PIN and cable channels operated by other companies. We own two satellite transponders and an uplink facility. Ownership of these assets allows us to control the distribution of our radio and cable programming. It also provides us with a cost-effective platform for launching new radio and cable networks. We generate additional revenues from leasing excess satellite capacity and providing related support services to other cable programmers.

COMPETITIVE STRENGTHS

    We believe we have the following competitive strengths:

    WE PROVIDE ADVERTISERS WITH AN EFFICIENT MEANS TO REACH TARGETED AUDIENCES. Through our radio networks, we provide advertisers the ability to reach an audience of approximately 64 million weekly radio listeners. Approximately
40 million cable homes receive one of our two cable networks and a growing audience of Internet users visit our web sites. With our varied programming formats, multiple distribution channels and experienced sales organization, we can aggregate a large, national audience according to specific demographics, providing advertisers with an cost-efficient and effective means to reach desired audiences across multiple media platforms.

    WE HAVE A SUCCESSFUL HISTORY OF DEVELOPING EXCLUSIVE, PERSONALITY DRIVEN RADIO AND TELEVISION PROGRAMMING. We have an established history of identifying and attracting successful on-air personalities and developing radio and cable television programs that generate a significant and loyal audience. Our exclusive programming includes such widely recognized shows as The Crook & Chase Country Countdown, Delilah and Neon Nights.

    WE CREATE VALUE BY CROSS-PROMOTING OUR PROGRAMMING CONTENT ACROSS ALL OF OUR MEDIA PLATFORMS. We cross-promote and brand our programming to encourage our audience to access our content across multiple platforms. Our cross-promotion strategy utilizes both in-program and on-air promotions by our popular personalities. Additionally, we use our own traditional advertising inventory to drive viewership. For example, our CountryStars.com web site is promoted on GAC, our three 24-hour country radio formats and through our four syndicated country radio programs.

    WE HAVE AN ESTABLISHED ADVERTISING SALES ORGANIZATION AND ARE WELL-POSITIONED TO OFFER ADVERTISERS ATTRACTIVE PACKAGES ACROSS OUR THREE MEDIA PLATFORMS. We have a 15 person sales force with offices in New York, Los Angeles, Chicago, Detroit, Dallas and Denver and intend to open an office in Nashville in the first half of 2000. With an average of 16 years of advertising sales experience, our sales force has established long-term relationships with many national advertisers and advertising agencies. As a result, we are well-positioned to assist national advertisers in developing complementary advertising programs spanning all three of our media platforms.

    WE HAVE THE ABILITY TO LEVERAGE OUR EXISTING INFRASTRUCTURE AND ASSETS TO DEVELOP NEW REVENUE OPPORTUNITIES AT A LOW INCREMENTAL COST. We have made a substantial investment in our advertising sales, affiliate sales, content development and satellite distribution capabilities. We intend to leverage these resources to develop new program offerings for radio, cable television and the Internet at a low incremental cost. In addition, we have an extensive library of audio and video content for distribution across multiple platforms, including the Internet, in a cost effective manner.

    WE HAVE AN EXPERIENCED MANAGEMENT TEAM WITH STRONG RELATIONSHIPS WITH ADVERTISERS, CABLE AND RADIO AFFILIATES, AND THE MUSIC RECORDING INDUSTRY. Our Chairman, Glenn R. Jones, was the founder, Chairman and Chief Executive Officer of Jones Intercable, Inc., a top ten multiple system cable operator. In addition to Mr. Jones, we have assembled a senior management team with extensive experience in all areas of our business. With an average of more than 20 years of relevant industry experience for our top five executives, we enjoy long-term relationships with advertisers, advertising agencies, cable and radio affiliates, the music recording industry and independent producers of network programming.

    We are currently benefiting from our synergies within the country music genre. In network radio, we distribute three 24-hour country music formats to over 400 radio stations, and we distribute four long-form syndicated programs to more than 800 radio stations. Our networks reach more than 30% of all country music radio stations in the United States and more than 13 million listeners on a weekly basis. Our country music cable television network, GAC, reaches nearly 12 million cable households with its country music video programs. Utilizing our portfolio of brand-name country music radio and cable television shows, we are creating complementary web sites, including CountryStars.com, CountryDJ.com, RadioLia.com. We cross-promote these web sites using traditional commercials, as well as in-program and on-air promotions, to extend our programming recognition and brand and to realize additional advertising and e-commerce revenue opportunities. With our country-focused multi-media programming portfolio, our advertising sales organization is able to offer national advertisers a complete package of radio, cable television and Internet advertising that targets the country music audience and lifestyle. We intend to replicate this model with our other radio formats, such as adult contemporary, Hispanic and talk.

PRINCIPAL BUSINESSES

RADIO PROGRAMMING

    We are a leading independent provider of high-quality radio programming to radio stations nationwide. We distribute radio programming and services to radio stations in exchange for advertising time on their radio stations that we resell to national advertisers. This allows us to provide radio stations with a cost efficient alternative to the talent, time and production expense required to develop in-house programming. We offer radio stations a wide selection of 24-hour satellite delivered formats, syndicated programming and programming consulting services. Our high-quality, personality-driven programming expands our affiliated stations' programming selections and enables them to more effectively compete in their markets.

    Our radio programming operations feature over 90 on-air personalities, the majority of whom have extensive top 25 market experience. We control the production of our programming, which allows us to tailor our programs to respond to current and changing listening preferences. Our high quality, distinctive content is designed to enable radio stations to improve the quality of their programming and to differentiate their on-air presentations from other stations in their local markets. This allows our affiliates to realize higher ratings and advertising revenues.

    To supplement our in-house programming capabilities, we have agreements with third party programmers to license and distribute their distinctive, high-quality content. An example of such third party content is "The Music Of Your Life," a 24-hour program targeted to a mature audience, hosted by Gary Owens, Wink Martindale and other well-known radio personalities. Agreements with third party programmers usually provide that the programmer creates and develops the radio program. Our role is to:

    - market the program to radio station affiliates;

    - manage the relationship with radio station affiliates;

    - sell network advertising; and

    - provide technical support and other miscellaneous services.

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
    We offer our programming to radio stations primarily on a barter basis. In return for providing the station with programming content, we receive commercial inventory, which we then sell to network advertisers. In cases where the radio station affiliate has low ratings, we also receive a monthly license fee. The amount of commercial inventory we receive is based on the type and length of the programming. Through our network advertising sales organization, we are able to aggregate audiences based on the radio stations receiving our programming, creating a sufficiently large audience of listeners to attract national advertisers. The commercial inventory is then sold to advertisers, to reach their target audiences in a cost-efficient and effective manner. We deliver frequency, reach and the primary measurable demographic targeted by the national advertisers, the 25 to 54 year-old adult. As a result, we currently sell advertising to over 100 national advertisers.

    Advertisers may buy our commercial inventory in the form of either "up-front" or "scatter" market purchases. Those advertisers that participate in the up-front market provide early commitments for national advertising time, typically lasting 26 to 52 weeks. The quantity and price at which advertising is sold in the up-front market depends on national advertiser demand, prevailing advertising market conditions and the ratings of the applicable network. As the inventory purchased up-front is taken out of the market, the remaining inventory available in the scatter market is generally purchased at a higher rate. Scatter purchases are for a specific, and usually shorter, periods of time and are also for a specific amount of inventory. Typically scatter purchases are sold at prevailing market rates.

    We market our radio programming directly to radio stations through our 12-person affiliate sales group. Our affiliate sales group uses industry market research and databases to identify prospective radio station affiliates. Using this data, our salespeople develop relationships with radio station affiliates in order to serve discrete station programming needs. In addition, our marketing team assists in the sales effort with marketing campaigns, direct mail, trade advertising and sales materials. Our presence at industry conventions and trade shows also allows us to increase awareness of our radio programming and sign up new affiliates.

    We have affiliate agreements with approximately 2,450 radio stations throughout the United States. Approximately 600 of these stations receive more than one program. Our programming is generally sold on an exclusive basis to stations in their city of license. However, we are able to place different programs within the same market.

    Our radio offerings are:

    - 24-hour formats;

    - long-form syndicated programs;

    - short form-syndicated programs; and

    - programming and consultation services.

    24-HOUR FORMATS. We deliver twelve 24-hour music programs that cover many of the major music formats used by radio stations nationwide. We have radio station affiliates in all 50 states and in the 50 largest markets. Our network is designed to provide complete content for our affiliated radio stations, replacing their in-house on-air talent and significantly reducing their production costs. Our "round-the-clock" satellite-delivered programming is aired live and hosted by professional radio announcers. Examples of this type of programming include the country, adult contemporary and oldies formats. In order to present a localized image, our on-air talent record unique liners and positioning statements for each affiliate, which are delivered via satellite for broadcast at the local station. In addition, our programming provides stations with breaks to insert locally sold commercials, news, weather or traffic.

    As compensation for providing programming content and services, we receive one or two minutes per hour of commercial inventory airtime. In situations in which we receive two minutes per hour of

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
inventory, we may also receive a monthly license fee from stations providing a lower level of audience, as measured by AQH. The typical term of these license agreements is one to three years. Historically, contract renewals average between 80% and 85%.

    We distribute the following owned or licensed (indicated *) 24-hour radio programming:

                                                                                                             YEAR
                                                                                                          LAUNCHED OR
24-HOUR PROGRAM NAME                                               PROGRAM DESCRIPTION                     LICENSED
--------------------------------------------------  --------------------------------------------------  ---------------
Adult Hit Radio(TM)...............................  Hot adult contemporary                                      1989
Soft Hits(TM).....................................  Soft adult contemporary                                     1989
US Country(TM)....................................  Mainstream country                                          1989
Good-Time Oldies(TM)..............................  60's based oldies                                           1990
CD Country-Registered Trademark-..................  Hot country, personality driven                             1993
NAC (New Adult Contemporary)(TM)..................  Smooth jazz                                                 1994
Z-Spanish(TM)*....................................  Hispanic contemporary hit radio                             1994
The Music of Your Life(TM)*.......................  Adult standards                                             1996
Classic Hit Country(TM)...........................  Country artists of the 60's & 70's                          1997
Rock Classics(TM).................................  Mainstream classic rock                                     1997
La Bonita*........................................  Mass appeal adult contemporary Spanish                      1999
La Buena*.........................................  Hit regional Mexican mixed with Banda ranchera              1999

        LONG-FORM SYNDICATED PROGRAMMING. Long-form syndicated programming is designed to fill, on a daily or weekly basis, a one- to six-hour time period, such as:

    - 6 am to 10 am;

    - 10 am to noon;

    - 4 pm to 5 pm;

    - 7 pm to midnight; and

    - midnight to 6 am.

    Our long-form syndicated programs include talk shows hosted by nationally known personalities, interview shows featuring popular music talent and music countdown shows. We will continue to develop and acquire new syndicated programming in order to increase our talent pool and audience size and to respond to the needs of our affiliate stations. Two examples of our commitment to develop new programming are Nashville Nights and The Dennis Prager Show. In July 1998, we launched "Nashville Nights," a long-form country show produced at a prominent country radio station in Nashville and distributed to over 100 radio stations via satellite. We are responsible for all sales and marketing efforts and our 50% venture partner, AMFM, Inc., is responsible for production of the program. In April 1999, we launched The Dennis Prager Show on a national basis. We produce this two-hour daily talk show, which focuses on the moral and ethical implications of current day events and issues. The show is broadcast from KABC-AM in Los Angeles, California, where Mr. Prager has been on the air for over 17 years. We distribute the program via satellite to radio station affiliates nationwide and are responsible for marketing the show to affiliates and the advertising community. In addition, we produce a newsletter and audio and video tapes of the program, which are sold to customers worldwide through telemarketing and our Internet site. We have also added two high-growth syndicated shows, Delilah and Neon Nights, through our acquisition of Broadcast Programming.

    We target and distribute our long-form programming to larger market radio stations that typically have bigger AQH. These shows, because they are personality-driven, tend to garner high ratings in the markets where they are carried. In return for providing this programming, we receive up to six minutes per hour of commercial inventory from our radio station affiliates for each hour of programming. The typical affiliate agreement for long-form programming is one year.

    We distribute the following owned or licensed (indicated *) long-form radio programming:

                                                                                                          YEAR
                                                                                                        LAUNCHED,
                                                                                                       ACQUIRED OR
LONG-FORM PROGRAM NAME                                                DESCRIPTION                       LICENSED
-------------------------------------------------  -------------------------------------------------  -------------
Crook & Chase Centerstage Specials(TM)...........  Special shows programmed for holidays                     1996
The Crook & Chase Country CountDown(TM)..........  Country's amiable ambassadors featuring today's           1996
                                                     top country songs
Country's Most Wanted............................  In-studio appearances and artist interviews               1998
hardDrive(TM)....................................  A Billboard Magazine syndicated program of the            1998
                                                     year nominee that features alternative rock
                                                     artists and music
The McLaughlin Radio Hour*.......................  Hosted by John McLaughlin                                 1998
Up Close.........................................  Weekly music and interviews featuring                     1998
                                                     album-oriented rock artists
Your Weekend with Jim Brickman...................  Lifestyle information and celebrity guests for            1998
                                                     adult contemporary stations
Nashville Nights.................................  Live evening show from Nashville featuring in             1998
                                                     studio performances by country's hottest acts
All Access.......................................  Monthly specials recorded live featuring cutting          1998
                                                     edge artists
The Dennis Prager Show...........................  Monday through Friday show focused on moral and           1999
                                                     ethical issues in everyday life
Rhona At Night*..................................  Daily talk show based on sex and relationships,           1999
                                                     hosted by Rhona Raskin, a registered clinical
                                                     counselor
Delilah..........................................  Monday through Friday show featuring love songs           1999
                                                     and personal relationship discussions
Neon Nights......................................  Evening country music show                                1999

    SHORT-FORM SYNDICATED PROGRAMMING. Our short-form programs, generally less than five minutes in duration, consist largely of 60 to 90 second entertainment news reports that can be interactive with the programming of affiliated radio stations. The typical affiliate agreement for short-form programming is approximately one year. We receive one to two minutes of commercial inventory airtime in return for such programming.

    We distribute the following owned or licensed (indicated *) short-form programming:

                                                                                                      YEAR LAUNCHED
                                                                                                       ACQUIRED OR
SHORT-FORM PROGRAM NAME                                             DESCRIPTION                         LICENSED
------------------------------------------------  ------------------------------------------------  -----------------
Fight Back! With David Horowitz*................  Popular consumer advocate                                  1998
Oldies Calendar With CharlieTuna................  A daily calendar with information culled from              1998
                                                    Charlie's years of interviews with artists

    SERVICES. We also provide radio stations services such as news, information on current events and comedy services designed to assist on-air talent in preparation for these shows. Examples include comedy sound bites, song parodies, fake commercials and show preparation fax services.

    We distribute the following owned or licensed (indicated *) services programming:

                                                                                                     YEAR LAUNCHED,
                                                                                                       ACQUIRED OR
SERVICE NAME                                                        DESCRIPTION                         LICENSED
------------------------------------------------  ------------------------------------------------  -----------------
American Comedy Network (TM)(ACN)...............  Premier comedy service                                     1998
ACN/PDQ.........................................  Satellite version of ACN                                   1998
Associated Press*...............................  Current news                                               1999
BP Total Radio..................................  Programming consulting service                             1999

    We also provide custom programming and consulting services to approximately 800 radio stations, including:

    - format change recommendations;

    - playlist and talent critiques; and

    - other technical and programming consultation services.

CABLE TELEVISION PROGRAMMING

    We own and operate two cable networks:

    - Great American Country; and

    - Product Information Network.

        GREAT AMERICAN COUNTRY. GAC is a 24-hour country music video network launched on December 31, 1995. GAC features a mix of current top country hits and past country hits that capitalize on the popularity of country music. GAC is programmed to appeal to the largest, most affluent market segment of the country music audience--the 25 to 54 age group. GAC acquires its music videos at no cost from record companies, which use this method to promote their performing artists. GAC also airs long form shows, including "Fast Forward," "The Top 15 Country Countdown," "Behind the Scenes" and "Inside Country." We believe that the programming quality of GAC has significantly benefited from our experience in the country music radio programming business.

        GAC derives its revenues from license fees and national advertising. The typical length of GAC's affiliate agreements is ten years. The monthly license fee rate card for GAC during 1999 was $.055 per subscriber. GAC's affiliate agreements typically provide for annual escalators of $.005 per month per subscriber. Typically, such fees are waived for a period of time after initial launch as an incentive to attract new affiliates. The fees are also subject to volume discounts based on the number of subscribers receiving GAC or the subscriber commitment made by the MSO.

    This strategy has allowed us to supplant our competitors' programming with GAC in top country markets, including Dallas, Atlanta, Reno, Sacramento, Cincinnati, Detroit, Baltimore, Knoxville, Chattanooga and Charleston.

        GAC began developing its national spot advertising efforts in late 1997 and currently generates over $400,000 per month in advertising revenue. GAC's advertising sales are impacted by a variety of factors, including the level of distribution, ratings, prevailing advertising market rates, sellout rates and number of advertising minutes available for national advertising. Beginning in January 2000, GAC will begin receiving rating services from Nielsen. Nielsen ratings will allow us to better identify our viewership at specific time periods of the day, which in turn will enhance our ability to sell national spot advertising. We believe that as GAC continues to increase its subscriber level, we will be able to target a broader group of advertisers and derive higher advertising revenues based on traditional spot advertising, as opposed to relying on direct response advertising.

        GAC is distributed to nearly 12 million subscribers on a full-time basis and the subscriber base is growing at a rapid rate. GAC has affiliate agreements that allow it to seek carriage on all of the cable systems owned by five of the ten largest MSOs, including:

       - Adelphia Communications Corporation;

       - AT&T Corporation;

       - Comcast Corporation;

       - MediaOne Group, Inc.; and

       - Time Warner Inc.

    GAC also has affiliate agreements with the two cable programming cooperatives:

       - Telesynergy, Inc.; and

       - National Cable Television Cooperative, Inc.

        PRODUCT INFORMATION NETWORK. PIN is a satellite-delivered long-form advertising service owned by the PIN Venture, a joint venture with Cox Communications, Inc. PIN was launched in February 1995 and is distributed on its own dedicated channel 24-hours a day, seven days per week.

        In September 1995, Adelphia received an interest in the venture in exchange for a 10-year affiliate agreement to carry PIN on its cable systems. In April 1997, we acquired an 8.35% equity interest in the PIN Venture from Adelphia. This acquisition resulted in our owning over 50% of the venture. On December 31, 1998, we acquired Adelphia's remaining interest in the PIN Venture, increasing our equity position to 55.3%. Cox is now our sole joint venture partner in PIN. We are the manager of the PIN Venture and are responsible for its day-to-day operations.

        PIN generates its revenues through the sale of long-form paid advertising known as infomercials. An infomercial is an advertisement paid for by the advertiser based on the time of day when the infomercial is aired. Infomercials are usually one-half hour in length and are often produced in an entertainment format. PIN's programming is produced and provided by its advertisers at no cost to PIN. The majority of current programming consists of traditional infomercials from major infomercial producers, such as the Guthy Renker Corporation.

        PIN compensates cable system operators for carriage through a rebate program. Such payments, which are generally in the form of annual rebates per subscriber, averaged approximately 74% of PIN's adjusted net advertising revenues in 1998 (which are revenues less agency commissions and bad debt expenses). For 1998, we paid full-time affiliates an average of $1.40 per full-time subscriber.

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
        PIN is distributed to subscribers through 337 cable systems and broadcast affiliates and is carried on a portion of the cable systems of nine of the ten largest MSO's, including:

       - Adelphia Communications Corporation;

       - AT&T Corporation;

       - Cablevision Systems Corporation;

       - Charter Communications Inc.;

       - Comcast Corporation;

       - Cox Communications Inc.;

       - Cable One, Inc.;

       - MediaOne Group, Inc.; and

       - Time Warner Inc.

        PIN's standard affiliation agreement generally requires a one-year commitment of carriage. However, the Jones Intercable, Cox Communications Inc. and Adelphia Communications Corp. agreements are long-term agreements, each with more than five years remaining. As of September 30, 1999, PIN was distributed on a full- or part-time basis to cable television systems and broadcast television stations representing nearly 30 million households.

INTERNET

    We have developed multiple web sites that extend our radio and cable programming content and personalities to the Internet and allow us to capitalize on advertising and e-commerce opportunities. We have extended our cable programming such as GAC, to the Internet by developing CountryStars.com, a site that offers content catering to country music fans and the "country" lifestyle. Similarly, we have extended our radio programming, such as "Delilah," to the Internet with our RadioDelilah.com site. This site provides fans the ability to find out more about Delilah, her radio show and the show's related products. We have created similar sites for several other of our radio programs, including "Neon Nights," "Country's Most Wanted" and "The Dennis Prager Show."

    We cross-promote our web sites by using our traditional media channels, through which we drive traffic to our sites by using commercial inventory, in-programming and on-air promotion. Our show hosts and personalities direct viewers and listeners to web sites for programming information, personal appearance schedules and related entertainment links. By utilizing our content and promotional capabilities to extend our branded programming to the Internet, we have developed new advertising and e-commerce revenue opportunities in an effective and cost-efficient manner. In addition, our advertising sales organization offers national advertisers "one-stop shopping" opportunities to purchase advertising packages that reach across radio, cable and the Internet. Based on the initial success of this model, we intend to replicate this strategy on our other branded radio and television programming.

    The primary driver for increasing both advertising sales and e-commerce revenues is traffic on our web sites. We use our commercial inventory and on-air promotions to drive visitors to our multiple sites and encourage viewer and listener participation through the Internet. For example, GAC's popular show "The Top Fifteen Country Countdown" is tied directly to CountryStars.com. Each week, thousands of visitors vote for their favorite videos on-line and this data is used to determine the top 15 videos for that week's show. CountryStars.com site vistors are also given the opportunity to purchase GAC premium items and soon will be able to choose from a wide selection of merchandise, including compact discs, apparel, specialty foods, books, country memorabilia and collectibles.

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
    The traffic that we drive to our web sites through our traditional media allows us to offer advertisers the ability to target a pre-qualified audience that has demonstrated a focused interest in related content. For example, advertisers that purchase time on our radio program "Delilah," can extend their purchase to the RadioDelilah.com site. Because our advertising sales efforts for radio, cable and the Internet are handled by our in-house sales organization, this strategy allows us to create cost effective, integrated advertising packages for our clients.

    Our portfolio of Internet sites includes the following:

    COUNTRYSTARS.COM. CountryStars.com is a "country" lifestyle portal offering entertainment, information and shopping related to the country lifestyle. The site offers fans a variety of news and information about their favorite country music artists, including:

    - daily country music news updates;

    - GAC scheduling information, polls, contests and playlists;

    - biographies, photos and in-depth interviews with country artists;

    - "Country DJ" micro-sites that profile nationally distributed radio hosts; and

    - a country store offering country music and lifestyle products.

    RADIODELILAH.COM. Radiodelilah.com is a site designed for listeners and fans of the Delilah syndicated radio program. Major features of the site include:

    - Delilah's Journal;

    - personal information about the people behind the program;

    - correspondence from Delilah's listeners;

    - audio samples of celebrity interviews;

    - a gift shop of Delilah's branded merchandise; and

    - links to organizations that deal with personal, emotional and health issues.

    RADIOLIA.COM. Radiolia.com is a web site connected with the Neon Nights syndicated radio show, hosted by Lia Knight. Major features of the site include:

    - artist spotlights that provide information on up-coming celebrity interviews;

    - a celebrity photo gallery and personal information about Lia;

    - a correspondence area for listeners and fans, plus polls for web site visitors;

    - information about the radio program; and

    - a store from which fans can purchase Lia and Neon Nights branded merchandise.

    DENNISPRAGER.COM. The Dennisprager.com site, associated with The Dennis Prager Show, features:

    - descriptions of the radio program, it's availability and schedule;

    - sample issues of the Prager Perspective newsletter and subscription opportunities;

    - information about Mr. Prager's lecture topics, schedules and reviews;

    - articles and reviews written by and about Dennis Prager; and

    - online purchase opportunities of Mr. Prager's books, audio and video tapes, articles and CD ROM.

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
ADVERTISING SALES SERVICES

    Most radio stations carry some form of network or syndicated programming during part of the day or week. The current demand for syndicated programming has resulted in a large number of syndicated program producers, some of whom are not able to accumulate sufficient audience or national coverage to attract advertising revenues from national advertisers. MediaAmerica was created in 1987 to service these independent producers. By consolidating the advertising sales revenues from multiple syndicators, in addition to our owned programming, we have the economies of scale to staff a national sales organization beyond what some individual producers could independently afford. In addition, we have the ability to aggregate the commercial broadcast time of these syndicators and present packages for sale to national advertisers such as General Motors Corp., Proctor & Gamble, Warner-Lambert, Amazon.com, A&E Television and GEICO. Our ability to aggregate time benefits syndicators by giving them access to advertisers that typically only purchase commercial broadcast time delivering a specific threshold level of the national audience. Advertisers benefit from the ease of buying from one professional sales organization that can deliver a larger audience versus a single producer. The producer pays us a commission for the sale of the commercial broadcast time and related services such as inventory management, commercial scheduling, proof-of-performance collection and financial services.

    We represent over 90 programs or services produced by approximately 30 programmers. Such programs include Motley Fool produced by Cox Radio, Newsweek on Air and NASCAR Motor Racing Network. In general, our advertising sales agreements have terms of up to five years in duration and provide for commissions as a percentage of net sales and revenues from the sale of advertising time after deducting standard advertising agency fees. These agreements typically give us exclusive network advertising sales rights for the programming.

    Our 15 advertising account executives and sales managers are located in six major advertising markets in the United States (New York, Los Angeles, Chicago, Dallas, Detroit and Denver). In the first quarter of 2000, we intend to open a sales office in Nashville. These account executives market the commercial broadcast time of our producers and programs via personal selling to national advertisers and their advertising agencies. The sales team has an average of 16 years experience in the radio advertising sales and sales management arena. Additionally, we are in the process of developing numerous cross-selling opportunities and other synergies that arise from the complementary nature of our services and customer base of national advertisers.

    In order to serve our many producers and advertising clients, we have developed a state of the art, proprietary software system that handles the sales proposal, airtime inventory management and order processing for our advertising sales. In addition, our research department continuously analyzes a variety of data to provide our salespeople with accurate estimates of listening audiences, creative means to demonstrate the particular advantages of the programs we sell, and network radio's advantages versus other media forms. We utilize audience listening data from Arbitron, an independent rating service, to develop our audience and demographic reports for all of our programs.

    In addition to our network radio business, we sell network advertising for our two cable networks. With the recent launch of our Internet effort, we have begun providing advertising sales services to our own web sites and to those owned by third parties. We also have an exclusive long-term agreement to provide advertising sales services to Sirius Satellite Radio, one of only two licensed satellite radio providers in the United States. Sirius is expected to launch its service in the fourth quarter of 2000 with approximately 100 channels of digital radio service, of which 50 will carry commercials.

SATELLITE SERVICES

    We support our distribution of programming with satellite services. We transmit our radio and cable television programming directly to radio stations, cable system operators and other video

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
distributors via satellite transponders that we either own or lease. We provide playback services, trafficking and ground-to-satellite transmission of our programming services from our uplink facility in Englewood, Colorado. Through digital compression of one of our transponders we have created additional channel capacity to use either for our own programming or to lease to other parties.

    We own two satellite transponders on strategically positioned GE Americom satellites, Satcom C-3 and Satcom C-4. Through these transponders, we deliver a variety of popular cable television programming. We use digital technology in providing uplink, playback and trafficking services. On Satcom C-3, GAC, PIN and two related parties lease four of seven available channels. The lease terms are generally for the remaining life of the satellite. One related party's lease, however, is for a seven-year term with a one-time option, exercisable by the related party on six months advance notice, to terminate the lease on July 1, 2001. We anticipate this option will be exercised. A fifth channel is leased to a third party through the life of this satellite. This lease is in default due to nonpayment and it is unlikely we will receive further payments under this lease. At minimal incremental cost, we could further digitally compress the transponder to add at least three additional channels.

    We have leased the C-4 transponder to an unrelated party. This lease terminates on December 31, 2002, with an option, exercisable by the lessee, to extend through October 16, 2004. The lease provides for monthly payments averaging $160,000.

    We continue to market our additional compressible capacity on our Satcom C-3 transponder and related services. We expect that our satellite transponders will be effective to provide distribution for radio and television programming until 2004, at which time we will be required to locate new satellite transponder space to use for our programming.

STRATEGY

    DEVELOP HIGH QUALITY, PERSONALITY-DRIVEN PROGRAMMING. We believe that the financial constraints and limited creative resources of many radio stations, coupled with their need to improve operating efficiencies, create market demand for additional long-form and short-form radio programming. Specifically, we believe there are significant market opportunities for personality driven talk radio such as The Dennis Prager Show and certain types of news and information programs that we do not currently distribute. We intend to develop and/or acquire radio programming addressing these market demands.

    INCREASE PROGRAMMING DISTRIBUTION. To increase revenues from advertisers, we will seek to increase the distribution of, and audience for, our programming. We plan to continue our marketing and sales activities in an effort to increase the number of our radio station affiliates and the size of our audience. We also plan to continue to aggressively market our cable television networks to both cable operators and other multi-channel distributors, including direct broadcast satellite services systems (DBS) and multi-point/multi-system distribution systems (MMDS). We also rely on financial incentives and our established relationships with cable operations.

    INCREASE ADVERTISING SALES REVENUES. Our primary revenue growth objective is to increase our audience by developing new programming and expanding our base of radio station and cable system affiliates. Our new radio programs are designed for larger markets, which typically generate higher advertising rates. As GAC continues to expand its subscriber base, we will be positioned to target a broader group of advertisers and derive significantly higher advertising revenues based on traditional spot advertising, as opposed to direct response advertising. Finally, we intend to promote the benefits of long-form advertising to attract new advertisers and increase PIN's advertising rates.

    ENHANCE REVENUE GROWTH BY CAPITALIZING ON INTERNET REVENUE
OPPORTUNITIES. We have a two-part strategy to capitalize on our Internet opportunities. First, we are developing a group of integrated web sites that leverage our traditional programming content. Second, we intend to use the strength of our

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
advertising sales force to promote these sites to companies that advertise through our traditional media forms. Our web sites will be designed to attract unique customer segments that can be targeted individually or marketed together. We believe that we can drive significant traffic to our integrated web sites, using our multiple forms of programming content. Moreover, we intend to create additional e-commerce opportunities by developing exclusive Internet content that leverages our existing programming and by establishing strategic relationships with other Internet content providers.

    DEVELOP NEW CABLE PROGRAMMING NETWORKS. We are considering developing, either internally or through ventures with others, additional satellite delivered music video networks that will leverage our music programming experience. We expect such networks will complement GAC, but will be primarily targeted to digital cable and direct broadcast satellite. We are currently conducting market research to determine the appropriate music content for these networks.

    LEVERAGE CROSS-MEDIA PLATFORM SYNERGIES. Our cross-promotion strategy utilizes commercial time and in-program content on our traditional media to build value and brand recognition of our web sites. Through this strategy we are able to encourage viewers and listeners to seek out and access our content across multiple media platforms. For example, CountryStars.com, our country web site, is promoted to cable television viewers on GAC. These promotions include tie-ins with specific television programs on GAC that direct visitors to CountryStars.com. Each week thousands of GAC viewers visit CountryStars.com to vote for their favorite videos. The results are used to determine the video play-list for our weekly Top 15 Country Countdown show. GAC viewers also utilize a search feature on CountryStars.com to find out when their favorite video will be played, thus increasing visitors to the web site and enhancing the GAC viewership experience. Similarly, through our three 24-hour country radio formats, and our long-form syndicated radio programs, we reach a targeted group of listeners on hundreds of radio stations nationwide.

    RECRUIT AND RETAIN EXPERIENCED MANAGEMENT. Our principal objectives in attracting, retaining, and motivating high-caliber executives include providing long-term incentives such as stock options, aligning the interests of our executives with the goals of our shareholders and delivering compensation through cost- and tax-effective programs.

    PURSUE ACQUISITIONS THAT ENHANCE OUR EXISTING BUSINESS OR PROVIDE ACCESS TO NEW, RELATED BUSINESSES. We intend to expand by acquiring and/or creating complementary business lines. The MediaAmerica and Broadcast Programming acquisitions represent examples of this strategy. We believe that additional opportunities exist both in the development of new programming and in the acquisition of complementary businesses. We are constantly evaluating new programming possibilities both in-house and with third parties. These possibilities include the national syndication of existing programming, the creation of new programming for syndication and the development of new cable networks.

COMPETITION

    RADIO PROGRAMMING. Our radio network competes for national advertising revenues and radio station affiliates with major network radio distribution companies, as well as with a large number of smaller independent producers and distributors. The dominant competitors in the industry are affiliated with major station owners, have recognized brand names and control large networks that include affiliates to which the competitors pay to broadcast the network's commercials. Beginning in early 1997, many of our larger competitors began to consolidate, thus intensifying competition.

    Our largest competitors include ABC Radio Networks, Westwood One/CBS Radio Networks, Premiere Radio Networks and AMFM.

    Radio networks also face competition from local radio stations. With the advent of new technologies, local radio stations can pre-record their local announcers and automate their operations. This allows for cost reductions and greater operating efficiency. A recent technological innovation, satellite radio, permits national radio stations to broadcast digital quality radio programming nationwide via satellite. In February 1997, the FCC auctioned two satellite radio licenses. These licenses were awarded to Sirius Satellite Radio (formerly CD Radio) and XM Satellite Radio. Sirius satellite radio service is expected to be available in late 2000. We cannot predict what effect digital automation or satellite radio will have on the radio industry or on us.

    CABLE TELEVISION NETWORKS. Our cable television networks compete for distribution, viewers and advertising revenues with hundreds of cable and broadcast television networks supplying a variety of entertainment and infomercial programming. GAC's principal direct competitor is Country Music Television, an advertiser-supported basic cable network owned by CBS, Inc., that delivers country music videos on a 24-hour basis. GAC also competes with CBS's The Nashville Network. PIN competes directly with at least two other infomercial networks, Access Television Network and GRTV, both of which have significant distribution capabilities. PIN also competes with at least 30 cable television networks that air infomercial programming, many of which have a substantial number of subscribers .

    With advances in technology, we expect to encounter additional competition for viewers as technological advances, such as the deployment of fiber optic cable, digital compression technology and the multiplexing of cable services are examples of new technologies that allow cable systems to expand their channel capacity and enhance their ability to add networks.

    INTERNET. The e-commerce and Internet advertising markets are competitive. The volume and variety of companies engaged in e-commerce creates significant competition for e-commerce dollars. We compete with other music web sites, some of which target the same audience segments.

    ADVERTISING SALES SERVICES. The network advertising representation business is highly competitive, both in terms of competition to gain program provider clients and the sale of airtime inventory to national advertisers. Our network advertising representation business competes with major network radio distribution companies operating divisions that sell their own company's airtime inventory and contract with third party radio programmers to sell their national airtime inventory. Over the last three years, many independent program providers have been acquired by major network distribution companies. These companies have large amounts of commercial inventory to sell and also possess significant resources.

    We also compete on behalf of our clients for advertising dollars with other media such as broadcast and cable television, print, outdoor and Internet. The primary factors determining success in the radio advertising sales service industry are strong relationships with advertising agencies and national advertisers, acquisition and maintenance of representation contracts from producers with high quality, name brand products and experienced advertising sales personnel.

    We also compete for Internet advertising revenues with large web publishers, search engine companies, advertising networks and other advertising sales services. The primary competitors offering Internet advertising sales services are Doubleclick, 24/7 Media and Flycast. These three companies, whose combined revenues are currently only 6% of total Internet advertising revenues, have created networks that represent thousands of affiliated web sites.

    SATELLITE SERVICES. We compete in the delivery of domestic satellite services with satellite owners and resellers, satellite service providers, microwave carriers and full-service teleports.

    Our principal competitors have substantially greater resources, including Vyvx Teleport, TCI National Digital Television Center, GE Americom and Hughes Electronics Corp. We believe that transmission quality, reliability, price and the location of uplink facilities are the key competitive factors in this market.

    OTHER COMPETITIVE FACTORS. As there are generally few legal barriers or proprietary rights to prevent entry into our markets, we could face future competition from new competitors offering

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
services similar to ours. Many of our competitors have greater resources and there can be no assurance that we will be able to compete successfully in the future. Also, technology changes, such as Internet and satellite delivered radio and television, could cause the entry of new competitors. See "Risk Factors--We may not be able to compete effectively against our competitors."

GOVERNMENT REGULATION

    Although our radio and television networks are not generally directly regulated by the FCC, the radio stations and cable television systems to which we sell our programming are regulated. As a result, the federal laws and FCC regulations that affect these entities indirectly affect us.

    Among other things, the FCC adopts and implements regulations and policies that directly or indirectly affect the ownership, operation and sale of radio and television stations. The FCC also has the power to impose penalties for violations of its rules or federal statutes. Such regulation may adversely affect us. Recent federal regulation has resulted in a greater number of radio group owners seeking to reduce costs.

    The cable television industry is subject to extensive federal, state and local regulation. Regulation can take the form of price controls, programming carriage requirements and programming content restrictions. Such regulation could affect the availability of time on local cable television systems for sale by us, as well as the price at which such time is available. Both GAC and PIN are subject to the FCC's rules requiring closed captioning for the hearing impaired on all programming beginning in the first quarter of 2000. We expect that compliance with these rules will not have an adverse effect on our financial condition. We cannot assure you that material, adverse changes in regulations affecting us, or the cable television industry in general, will not occur in the future.

    Our satellite delivery and production support services are directly regulated by the FCC. We hold FCC microwave and earth station uplink licenses that we utilize to provide delivery and support services. Because these licenses relate primarily to the technical operation of our microwave and uplink facilities, which are used for internal purposes and program delivery, there are only limited regulatory burdens associated with keeping these licenses in good standing. See "Risk Factors--We may be subject to burdensome government regulation."

FACILITIES

    Our principal executive offices are located in Englewood, Colorado. We sublease office space from affiliates of Jones International, as well as office space and studio space from third parties. See "Certain Relationships and Related Transactions." In addition, we own 8.4 acres of land in Englewood, Colorado. We believe our office space, studio space and Earth Segment's satellite uplink facility are adequate to meet our current needs. The following table lists the location and square footage of our facilities and indicates whether there are owned or leased:

ENTITY UTILIZING FACILITY                                         LOCATION          SQUARE FOOTAGE   OWNED/LEASED
--------------------------------------------------------  ------------------------  ---------------  -------------
Earth Segment...........................................  Englewood, Colorado             13,194           Owned
Company.................................................  Englewood, Colorado              7,571          Leased
Jones Radio Network.....................................  Englewood, Colorado             17,496          Leased
MediaAmerica............................................  New York, New York              18,868          Leased
MediaAmerica............................................  Chicago, Illinois                  224          Leased
MediaAmerica............................................  Milford, Connecticut             1,966          Leased
MediaAmerica............................................  Dallas, Texas                      150          Leased
MediaAmerica............................................  Detroit, Michigan                  125          Leased
MediaAmerica............................................  Washington, D.C.                   350          Leased
MediaAmerica............................................  Los Angeles, CA                    108          Leased
Broadcast Programming...................................  Seattle, WA                     16,560          Leased

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
EMPLOYEES

    We refer to our employees as associates. As of September 30, 1999 we had 240 full-time and 86 part-time associates. In addition, we maintain relationships with independent writers, program hosts, technical personnel and producers. None of the associates are covered by a collective bargaining agreement and we believe our employee relations to be good.

LEGAL PROCEEDINGS AFFECTING JONES INTERNATIONAL NETWORKS

    From time to time, we are involved in routine legal proceedings incident to the ordinary course of our business. We believe that the outcome of all such routine legal proceedings in the aggregate will not have a material adverse effect on our financial condition or results of operations.

LEGAL PROCEEDINGS AFFECTING OUR CHAIRMAN

    Mr. Jones, our Chairman, has been named, along with Jones Intercable, in a series of lawsuits arising out of purchases by Jones Intercable of four cable television systems (the "Systems") from limited partnerships managed by Jones Intercable as general partner. The lawsuits were filed between June and September 1999 and are being consolidated into one action in the U.S. District Court for the District of Colorado.

    The lawsuits allege, among other things, breach of fiduciary duty in the purchase of the Systems at prices that did not accurately reflect their market value and breach of a provision of the limited partnership agreement requiring that the sales price be determined by the average of three separate independent appraisals. The plaintiffs have challenged both the independence and the timeliness of the appraisals. In addition, the complaints allege that the proxy solicitation materials used in connection with the limited partner voting as the sales of the Systems contained inadequate and misleading information in violation of the Securities Exchange Act of 1934. Jones Intercable and
Mr. Jones have filed motions to dismiss the lawsuits, and all matters in respect of these lawsuits, including discovery, have been stayed pending resolution of the motions to dismiss. No answers have been filed, and a trial date has not been set.

    We are not a party to any of the lawsuits, and have had no involvement in any of the matters giving rise to the lawsuits.

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
                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below is information as of December 10, 1999 concerning each person who is an executive officer or director.

NAME                                AGE      POSITION(1)
------------------------------  -----------  ---------------------------------------------------------------------------
Glenn R. Jones................          69   Chairman of the Board
Jeffrey C. Wayne..............          45   President and Director
Jay B. Lewis..................          41   Group Vice President/Finance, Chief Financial Officer, Treasurer and
                                             Director
Ron Hartenbaum................          47   President-Jones Radio Network and Director(2)
Gary Schonfeld................          47   Chief Executive Officer-MediaAmerica(2)
Philip C. Laxar...............          46   Chief Operating Officer-Jones Direct, Ltd.
Amy Mickles...................          31   Controller
Yrma G. Rico..................          52   Director
Fred A. Vierra................          68   Director
Timothy J. Burke..............          49   Director

----------

(1) Upon completion of this offering, the Board will create an Audit and a Compensation Committee.

(2) Pursuant to an agreement entered into in connection with the acquisition of MediaAmerica, Messrs. Hartenbaum and Schonfeld together may nominate one member of our Board of Directors. This right terminates upon the earlier of July 10, 2007 and the date on which, among other things, the direct or indirect ownership of Class A Common Stock by Messrs. Hartenbaum and Schonfeld falls below certain levels.

    The principal occupations for at least the past five years of each of our directors and executive officers and certain are as follows:

    GLENN R. JONES has been involved in the cable television business in various capacities since 1961 and currently serves as a director and/or executive officer of many of our affiliates, including being Chief Executive Officer, President and a director of JonesKnowledge.com, Inc. He has been our Chairman of the Board since 1993 and was President from May 1999 to October 1999. For more than five years, until April 1999, Mr. Jones was Chairman and Chief Executive Officer of Jones Intercable, Inc., a multiple system cable television operator. In addition, Mr. Jones is a member of the Board and Education Council of the National Alliance of Business. In 1994, Mr. Jones was inducted into Broadcasting and Cable's Hall of Fame. Mr. Jones received a B.S. in Economics from Allegheny College and a J.D. from the University of Colorado School of Law.

    JEFFREY C. WAYNE, who served as President and Chief Operating Officer, Cable Network Operations, and as Vice President/General Manager for Great American Country since July 1997, was elected President, Cable Programming Networks and President/General Manager for Great American Country in January 1998, and was elected to be our President and a director in October 1999. Mr. Wayne is a 21-year veteran of the cable television industry. From 1995 to July 1997, Mr. Wayne was Vice President of Programming for The Providence Journal's Broadcast Division. At The Providence Journal, he was responsible for overseeing a portfolio of cable network programming ventures including The Television Food Network and America's Health Network. From 1978 to 1995, Mr. Wayne held various marketing positions with Colony Communications, Inc., a top 20 multiple system cable operator with over 800,000 subscribers, serving as Executive Director of Marketing and Ad Sales from 1988 to 1993 and Vice President of Marketing and Ad Sales from 1994 to 1995. Mr. Wayne has a B.A. in Political Science from the University of Colorado.

    JAY B. LEWIS served as Vice President/Finance and as Chief Financial Officer since July 1996 and was elected Group Vice President/Finance and appointed as a director, in October 1996. Mr. Lewis has also served as Treasurer since September 1994. From January 1995 to October 1996, Mr. Lewis was Vice President of Finance and Treasurer of Jones International, our parent company, and certain of its subsidiaries. From February 1986 to December 1994, Mr. Lewis was employed in various capacities, including Controller and Treasurer, by Jones
Spacelink, Ltd., a former affiliate of ours. Mr. Lewis received a B.S. in Accounting from the University of Wyoming in 1980.

    RON HARTENBAUM co-founded MediaAmerica in 1987, and has been its Chairman since its formation. Mr. Hartenbaum became the President of Jones Radio Network and a director upon the consummation of the MediaAmerica acquisition in July 1998. Mr. Hartenbaum has over 20 years of experience in radio advertising sales. Before forming MediaAmerica, Mr. Hartenbaum was Vice President and Director of Advertising Sales for Westwood One for six years. Prior to joining Westwood One, Mr. Hartenbaum was involved in advertising sales for ABC Radio and advertising development at ad agencies Needham Harper Worldwide and Grey Advertising for national advertisers. Mr. Hartenbaum has a B.A. from Queens College and an MBA from New York University.

    GARY SCHONFELD co-founded MediaAmerica and has served as its President since its formation in 1987. Mr. Schonfeld became the Chief Executive Officer--MediaAmerica upon the consummation of the MediaAmerica acquisition in July 1998. Mr. Schonfeld has over 20 years of experience in the sales arena, including Vice-President Eastern Sales Region for Westwood One. Previously
Mr. Schonfeld served as an account executive with CBS Radio Networks and in various positions with Fairchild Publications, Y&R Advertising and ABC Radio. Mr. Schonfeld has a B.A. from the University of Vermont and an M.A. from the University of Michigan.

    PHILIP C. LAXAR has served as Chief Operating Officer for Jones
Direct, Ltd. since April 1999. Mr. Laxar has 18 years experience in the cable television industry. From 1995 to April 1999, he served as Senior Vice President of Programming for Jones Intercable. From 1988 to 1995, Mr. Laxar was Senior Vice President of Programming and Pay-Per-View for KBLCOM Incorporated, a cable operator. Mr. Laxar has a B.S. in Operations Research from Columbia University and an MBA in Marketing from New York University.

    AMY MICKLES has served as our Controller since July 1999. Ms. Mickles has been associated with Jones International since February 1995, serving as Senior Accountant from February 1995 to December 1995, as Accounting Manager from January 1996 to February 1998 and Director of Financial Accounting from
March 1998 to June 1999. From February 1993 to February 1995, Ms. Mickles was a Senior Auditor at Banc One Corporation (now Banc One, National Association), and from August 1991 to February 1993, she was an auditor at Deloitte & Touche LLP. Ms. Mickles received a B.S. in Accounting from the University of Houston and is a certified public accountant in the State of Colorado.

    YRMA G. RICO, one of our directors, is General Manager of KCEC-TV, Channel 50, in Denver, Colorado, a position she has held since 1992. Ms. Rico was appointed a director in July 1998. She has 19 years of experience in the television industry and has served as the National Sales Manager for KCEC-TV and WNAC-TV, headquartered in Providence, Rhode Island.

    FRED A. VIERRA, one of our directors, is a consultant to Liberty
Media, Inc., a position he has held since January 1998. Mr. Vierra was appointed as director in July 1998. From 1994 to January 1998, he served as Vice Chairman and Chief Executive Officer of Tele-Communications International, Inc. From 1992 to 1994, he served as an Executive Vice President of TCI. Mr. Vierra served as the President of United Artists Entertainment Company from 1989 to 1991 and as the President of United Cable Television Corporation from 1982 to 1989, when the company was merged into United Artists. Mr. Vierra is a member of the Board of Directors of Flextech plc. Mr. Vierra has previously served as a member of the Board of Directors of Turner Broadcasting and the Discovery Channel. Mr. Vierra has a B.S. in Business Administration from the University of Tulsa.

    TIMOTHY J. BURKE was appointed director in October 1999. Mr. Burke has been with the Jones International group of companies since 1982, serving as corporate tax manager, Vice President/Taxation and then Group Vice President Taxation/Administration of Jones Intercable. Mr. Burke currently is Group Vice President of Administration and Acting Financial Operations Officer of Jones International. Prior to joining the Jones International group of companies, Mr. Burke was employed by Arthur Andersen & Co. (now Arthur Andersen LLP).
Mr. Burke received a B.A. in Accounting and a J.D. from the University of Iowa.

OTHER KEY EMPLOYEES

    We also employ the following additional key persons:

NAME                                AGE      POSITION
------------------------------  -----------  -------------------------------------------------------
Edith Hilliard................          58   President/General Manager-Broadcast Programming
Phil Barry....................          47   Vice President/General Manager-Jones Radio Network
Jed Buck......................          36   Executive Vice President-MediaAmerica/Jones Radio
                                             Network

    EDITH HILLIARD has served as President/General Manager of Broadcast Programming since 1987. Prior to joining BP in 1987, Ms. Hilliard was President and owner of Salmon Systems, Inc., which developed and marketed sales management software for broadcast stations. In 1995, the Puget Sound Radio Broadcasters Association awarded her the "Crystal Soundie" Lifetime Achievement Award and in August 1999 RADIO INK named her one of the "Twenty Most Influential Women in Radio." Ms. Hilliard has a B.A. from Northwest Nazarene College and an M.A. from University of Idaho.

    PHIL BARRY, whose legal name is Phillip H. Baykian, served as Vice President of Programming of Jones Radio Network since 1991 and was elected Vice President/General Manager of Jones Radio Network in December 1998. Mr. Barry has over 25 years in on-air and programming experience. Mr. Barry attended Delta
College at University Center,             .

    JED BUCK has served as Executive Vice President Media America/Jones Radio Network since December 1999. He had previously served as Vice President of Operations of MediaAmerica since January 1997. Mr. Buck joined MediaAmerica in July 1994 as a National Account Manager. Prior to joining MediaAmerica,
Mr. Buck worked in various sales, marketing and management capacities for the ABC Radio Networks from 1989-1994. Mr. Buck received a B.S. degree with honors in Marketing and TV/Radio Management from Syracuse University in 1985. He served as a Visiting Professor at the S.I. Newhouse School of Public Communications in 1998.

COMPENSATION OF DIRECTORS

    We pay directors who are not officers of ours or our affiliates, $2,500 per quarter and $500 for attending in person each meeting of the board or one of its committees. All directors are reimbursed for their expenses in attending board and committee meetings. All directors hold office for a period of one year or until their successors are elected and qualified, or until their earlier resignation or removal.

EMPLOYMENT AGREEMENTS

    On July 10, 1998, we entered into employment agreements with Ron Hartenbaum and Gary Schonfeld. These employment agreements are for three years and restrict them from competing with us during the term of employment and for two years after the agreements terminate. These agreements renew annually unless terminated by the parties. Each agreement provides for an annual salary of $300,000 and eligibility for a variety of employee benefits and plans generally made available to our key associates at their level.

    On August 2, 1999, we entered into an employment agreement with Edith Hilliard. This employment agreement is for three years and automatically renews for an additional year unless either party gives notice that such party does not wish to extend the term. The employment agreement has a covenant not to compete and provides for an annual salary of $150,000 and eligibility for a variety of employee benefits and plans generally made available to our key associates at her level.

EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding the compensation for services in all capacities for the years ended December 31, 1996, 1997 and 1998 for our President and our other five most highly compensated executive officers and key employees whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION                          LONG TERM
                                                       ------------------------     ALL OTHER        COMPENSATION
NAME AND PRINCIPAL POSITION                   YEAR        SALARY        BONUS    COMPENSATION(1)      AWARDS(2)
------------------------------------------  ---------  -------------  ---------  ----------------  ----------------
Jeffrey C. Wayne(3).......................       1998  $     170,007  $  90,275     $   10,200        $   20,000
  President                                      1997         76,897(4)        --        37,215               --
                                                 1996             --         --             --                --

Jay B. Lewis(5)...........................       1998        175,008     75,000         14,100            50,000
  Group Vice President-Finance                   1997        150,007     60,000          9,000                --
  and Chief Financial Officer                    1996         44,287         --          3,543                --

Ron Hartenbaum............................       1998        141,667(6)        --            --               --
  President of Jones Radio Network               1997             --         --             --                --
                                                 1996             --         --             --                --

Gary Schonfeld............................       1998        141,667(6)        --            --               --
  Chief Executive Officer-                       1997             --         --             --                --
  MediaAmerica                                   1996             --         --             --                --

Glenn R. Jones(7).........................       1998             --         --             --            50,000
  Former President                               1997             --         --             --                --
                                                 1996             --         --             --                --

Gregory J. Liptak(8)......................       1998        283,879     75,000         17,033            50,000
  Former President                               1997        283,879         --         22,417                --
                                                 1996        127,746     38,250         15,566                --

----------

(1) Our employees are entitled to participate in a 401(k) profit sharing plan and/or a deferred compensation plan. The amounts shown in this column represent our contributions to the 401(k) profit sharing plan and/or the deferred compensation plan for the benefit of the named person's account and, with respect to Mr. Wayne, includes $33,615 reimbursed to him for moving expenses in 1997.

(2) Represent the number of shares of Class A Common Stock underlying stock options granted to named executives.

(3) Pursuant to an agreement with Mr. Wayne, in November 1999, Mr. Wayne received a $250,000 bonus based on attainment of a specified level of distribution of GAC.

(4) Reflects compensation from commencement of employment in July 1997. Mr. Wayne was elected President in October 1999.

(5) Mr. Lewis' total compensation for services rendered to us during 1996 represents an allocation to us of the total compensation paid to Mr. Lewis by Jones International for 1996 based upon the time allocated to our business.

(6) Represent partial year payments from commencement of employment in July 1998.

(7) Mr. Jones was our President during 1995 and through October 1996 and has been Chairman of our Board since our inception. He served as our President from May 1999 to October 11, 1999. He did not receive any compensation for services during periods prior to May 1999, when he began receiving a salary of $100,000 annually.

(8) On April 27, 1999, Mr. Liptak resigned as President, a position he had held since October 1996. His total compensation for services rendered to us during 1996 represents an allocation to us of the total compensation paid to Mr. Liptak by Jones International based upon the time allocated to our business. From the beginning of 1997, Mr. Liptak devoted all of his time to our business.

STOCK OPTION PLAN

    We have adopted an employee stock option plan that provides for the grant of stock options and stock appreciation rights (SARs) to employees or individuals providing services to us. The plan is construed, interpreted and administered by the Board or a committee of two or more non-employee directors. The committee or the Board determines:

    - the individuals to whom options are granted;

    - the number of shares subject to the options;

    - the exercise price of the options (which may be below fair market value of the stock on the date of grant);

    - the period over which the options become exercisable; and

    - the term of the options, subject to maximum periods set forth in the plan.

    The committee or the Board has the discretion to set other terms and provisions of stock options as it may determine from time to time, subject only to the provisions of the plan. The plan currently covers an aggregate of up to 400,000 shares of our Class A Common Stock, but we are planning to propose to
shareholders an increase to       shares. Shares of Class A Common Stock
underlying options that expire unexercised are available for future option grants under the plan.

    The plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and non-statutory stock options that do not qualify as incentive stock options under
Section 422 of the IRC.

    We may grant either incentive options or non-qualified options or a combination of the two. The exercise price of each incentive option must be at least equal to the fair market value of the Class A Common Stock on the date it is granted. The exercise price of non-qualified options may be less than the fair market value of the Class A Common Stock on the date it is granted. If an incentive option is granted to an employee who then owns stock possessing 10% of the total combined voting power of all classes of our stock, the exercise price of the incentive option must be at least equal to 110% of the fair market value of the Class A Common Stock on the date it is granted.

    SARs may be granted in tandem with options granted under the plan. Each SAR entitles the participant, upon the exercise of the SAR, to receive the excess of the fair market value of a share of Class A Common Stock on the exercise date over the fair market value of the share on the date the SAR was granted. A SAR may be exercised only when the market price of Class A Common Stock subject to the option exceeds the exercise price of such option.

    Options and associated SARs are not transferable, except by will or pursuant to the laws of descent and distribution, and are exercisable only by the option holder during his or her lifetime or, in the event of disability or incapacity, by the option holder's guardian or legal representative.

    The Board may amend the plan at any time or may terminate it without the approval of the shareholders; provided, however, that shareholder approval is required for any amendment to the plan that:

    - increases the number of shares for which options may be granted;

    - materially increases the benefits to the participants in the plan; and

    - materially modifies the eligibility requirements for participation in the plan.

    However, no action by the Board or shareholders may alter or impair any option previously granted without the consent of the optionee.

    Options to acquire 432,500 shares of Class A Common Stock have been granted under the plan, of which options for 89,000 shares have been terminated or forfeited upon resignation of the holders. No options have been exercised. The following table sets forth information with respect to grants of stock options during 1998 to the executive officers named in the summary compensation table.

                                                                                                        POTENTIAL REALIZABLE
                                         INDIVIDUAL GRANTS                                                    VALUE AT
----------------------------------------------------------------------------------------------------       ASSUMED ANNUAL
                                                               % OF TOTAL                                     RATES OF
                                                                 OPTIONS                                     STOCK PRICE
                                                               GRANTED TO                                   APPRECIATION
                                                                   ALL       EXERCISE                    FOR OPTION TERM(1)
                                                    OPTIONS     EMPLOYEES      PRICE     EXPIRATION   -------------------------
NAME                                              GRANTED(2)     IN 1998     ($/SHARE)      DATE       5% ANNUAL    10% ANNUAL
------------------------------------------------  -----------  -----------  -----------  -----------  -----------  ------------
Jeffrey C. Wayne................................      20,000         5.80%   $   15.00     07/10/08    $ 188,670   $    478,110

Jay B. Lewis....................................      50,000        14.49        15.00     07/10/08      471,675      1,195,307

Ron Hartenbaum..................................          --           --           --           --           --             --

Gary Schonfeld..................................          --           --           --           --           --             --

Glenn R. Jones..................................      50,000        14.49        15.00     07/10/08      471,675      1,155,307

Gregory J. Liptak(3)............................      50,000        14.49        15.00     07/10/08      471,675      1,195,307

----------

(1) The dollar amounts shown under these columns are the result of calculations at 5% and 10% compound growth rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation of our stock price. In all cases, the appreciation is calculated from the award date to the end of the option term.

(2) Represents the number of shares of Class A Common Stock underlying the options granted.

(3) On April 27, 1999, Mr. Liptak resigned from all of his positions with us. These options were forfeited upon resignation.

    In October 1999, an option to purchase 80,000 shares of Class A Common Stock was granted to Mr. Wayne at an exercise price of $15.00 per share, subject to receipt of shareholder approval of the increase in shares available under the plan.

EMPLOYEE INVESTMENT 401(K) PLAN

    Our employees are eligible to participate in an Employee Profit Sharing/Retirement Savings plan (the 401(k) plan). Under the 401(k) plan, eligible employees are permitted to defer receipt of up to 16% of their annual compensation, subject to a limit prescribed by statute. In general, we currently match 50% of the employees' deferrals up to a maximum of 6% of their annual compensation. Our contribution vests immediately. Subject to certain restrictions, contributions to the 401(k) plan are invested by the trustees of the 401(k) plan in accordance with the directions of each participant. All employees who have completed 500 hours of service within a six consecutive-month period are eligible to participate in the 401(k) plan on the next open enrollment following the date that the eligibility requirements have been met.

    Participants or their beneficiaries are entitled to payment of benefits:

    - upon retirement either at or after age 65;

    - upon death or disability; and

    - upon termination of employment.

    In addition, hardship distributions and loans to participants from the 401(k) plan are available under certain circumstances. The amount of benefits ultimately payable to a participant under the 401(k) plan will depend on the performance of the investments to which contributions are made on the participant's behalf. During 1998, we contributed approximately $99,000 to the 401(k) plan on behalf of our employees.

DEFERRED COMPENSATION PLAN

    Certain of our key employees are eligible to participate in a deferred compensation plan. A select group of highly compensated or management personnel selected by our Board are eligible to participate in the deferred compensation plan. Under the deferred compensation plan, key employees are permitted to defer receipt of up to 100% of their annual compensation. We currently match the key employees' deferrals up to a maximum of 6% of their contributions. The funds are deposited with Norwest Bank Colorado, NA, as Trustee of the Deferred Compensation Plan's Rabbi Trust, and they are invested in pre-selected investment funds. Both the key employees' contributions and our contributions are at all times subject to the claims of our general creditors.

    Key employees who participate in the deferred compensation plan receive a distribution of their contributions, our contributions, and earnings attributable to those contributions on their separation from employment with us or their death. The deferred compensation plan also permits hardship distributions in certain circumstances. The amount of benefits ultimately payable to a key employee participant depends upon the performance of the investment funds held by the trust. During 1998, we contributed approximately $33,000 to the deferred compensation plan on behalf of our key employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Our Board of Directors, during the first half of 1998, was comprised of Messrs. Jones, Liptak and Lewis, and effective July 10, 1998, was comprised of Messrs. Jones, Liptak, Lewis, Hartenbaum and Vierra and Ms. Rico. The Board sets the compensation of our executive officers. During 1998, Messrs. Jones, Liptak and Lewis, in addition to serving as executive officers, also served as directors and officers of a number of our affiliates.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Where applicable, references in this section to amounts paid to or by us include amounts paid to or by the PIN Venture and Superaudio, entities that are not wholly owned, as well as our wholly owned subsidiaries.

ADVANCES

    Since our inception, we have received advances from Jones International and related parties to fund our activities. These advances have no maturity date and accrue interest at the published prime rate plus 2% (approximately 10% per annum in 1997, 1998 and 1999). We paid interest on these advances of approximately
$868,000, $506,000 and $            for the years ended December 31, 1997, 1998
and 1999, respectively. At December 31, 1999, outstanding advances from Jones
International and related parties were $      million. Jones International is
under no obligation to provide additional financial assistance to us.

PURCHASE OF GALACTIC RADIO AND EARTH SEGMENT

    Effective upon the closing of the offering of our Senior Notes in July 1998, a note payable to Jones Global Group, Inc., a related party, was converted into 666,667 shares of our Class A Common Stock valued at $15 per share. Interest expense on this note totaled approximately $1,196,000 and $413,000 for the years ended December 31, 1997 and 1998, respectively.

    Effective September 30, 1996, we purchased all of the common stock of Jones Earth Segment from Mr. Jones and Jones International. In connection with this transaction, we assumed Jones Earth Segment's obligations under an approximately $6.6 million promissory note payable to Jones Intercable. Approximately $627,000 and $156,000 of interest was paid on the note for the years ended December 31, 1997 and 1998, respectively. The note was paid in full in March 1998.

TAX SHARING AGREEMENT

    Prior to April 2, 1997, we joined in filing a consolidated tax return as provided for under the terms of a tax allocation agreement with Jones International and certain of Jones International's subsidiaries. Pursuant to the terms of the tax allocation agreement, tax provisions (benefits) were allocated to the members of the tax sharing group based on their respective pro rata contribution of taxable income (loss) to Jones International's consolidated taxable income (loss). As a result of certain stock issuances on April 1, 1997, less than 80% of our outstanding common stock was owned by Jones International and, therefore, we are no longer included in the Jones International tax allocation agreement.

    The tax allocation agreement with Jones International gave Jones International the option to either make a payment of the tax benefits due to the subsidiary members of the tax sharing group or defer such payments until a subsequent taxable period in which the subsidiary member generates taxable income and has a tax payment due either to Jones International or to a federal or state taxing authority. Jones International could defer such payments for a period not to exceed five years from the date the tax benefits were incurred and would accrue interest at the time the deferred amounts originate. Income tax benefit (provision) recognized as a result of the tax sharing arrangement were approximately $1,342,000 and ($49,000) for the years ended December 31, 1997 and 1998, respectively.

SATELLITE SERVICES

    We have agreements to provide uplinking, playback, trafficking and related services to Jones International that terminate on December 31, 2004. We have the right to terminate the uplinking agreement upon 30-days' written notice. We
received approximately $2,193,000, $2,664,000 and $            for these
services for the years ended December 31, 1997, 1998 and 1999, respectively.

Since July 1, 1998, we have also provided additional uplinking, playback, trafficking and related services to a related party of Jones International in connection with the lease of an additional channel on one of our satellite transponders for a monthly fee of $30,000 plus a proportionate share of expenses.

SATELLITE TRANSPONDER AGREEMENTS

    We lease to Jones International one compressed channel on one of our satellite transponders. We have the right to terminate the lease at any time upon 30-days' written notice. The monthly payments may be adjusted periodically through the December 2004 expiration date based on the number of affiliate customers using the transponder. We received lease payments of approximately
$896,000, $1,174,000 and $            for the years ended December 31, 1997,
1998 and 1999, respectively. Effective July 1, 1998, we leased one additional channel on the transponder to a related party, Knowledge TV, Inc., at a monthly lease rental of approximately $59,000. The lease has a seven-year term with an option, exercisable by the related party on six months' advance notice, to terminate the lease on July 1, 2001.

    We sublease from Jones Satellite Holdings, a subsidiary of Jones International, an audio channel on a non-preemptible satellite transponder on the Galaxy V communications satellite for approximately $58,000 per month. Jones Satellite Holdings has the right to terminate the sublease prior to its May 2004 expiration date upon 30-days' written notice. Jones Satellite Holdings leases the transponder from an unrelated party pursuant to a lease that terminates in 2004. Jones Satellite Holdings charged lease payments of approximately $696,000 for each of the years ended December 31, 1997, 1998 and 1999.

SALES COMMISSIONS

    We earn up to a 3% commission on our sale of airtime for informational programming on certain network subsidiaries of Knowledge TV, Inc. We received
commissions of approximately $216,000, $176,000 and $            for the years
ended December 31, 1997, 1998 and 1999, respectively. Effective July 1, 1998, these services are being provided by the PIN Venture, which will receive all future commissions and will pay for the personnel who perform such services.

    A related party, Jones Network Sales, Inc., began providing cable affiliate sales and marketing services to us in late 1997. This related party charged us
approximately $201,000, $906,000 and $            for the years ended
December 31, 1997, 1998 and 1999, respectively.

LICENSE FEES AND OTHER PAYMENTS FOR CABLE SERVICES

    GAC is licensed to certain cable television systems owned or managed by Jones Intercable. Jones Intercable and its managed partnerships paid total
license fees to us of approximately $853,000, $921,000 and $            for the
years ended December 31, 1997, 1998 and 1999, respectively. This agreement expires on December 31, 2010. Superaudio also licenses its audio services to these systems. Jones Intercable and its managed partnerships paid Superaudio approximately $720,000 for each of the years ended December 31, 1997, 1998 and 1999. As of April 7, 1999, Jones Intercable is no longer a related party due to the sale by Mr. Jones of his interest in Jones Intercable. Jones Intercable has continued to license our programming, but related party payments terminated effective April 7, 1999.

    PIN is distributed to Jones Intercable and its managed partnerships and to Cox and Adelphia. Jones Intercable and its managed partnerships received incentive payments totaling approximately $1.6 million and $417,000 for the year ended December 31, 1998 and the partial year ended April 6, 1999. As of April 7, 1999, Jones Intercable is no longer a related party due to the sale by Mr. Jones of his controlling interest in Jones Intercable.

COMPUTER SERVICES

    A subsidiary of Jones International provides computer hardware and software services and miscellaneous related support services to us and other parties related to Jones International. We paid service fees to this subsidiary of
approximately $574,000, $733,000 and $            for the years ended
December 31, 1997, 1998 and 1999, respectively.

OFFICE LEASE AND SUBLEASE

    We lease and sublease office space in Englewood, Colorado from parties related to Jones International on a month-to-month basis. We paid rent and associated expenses under these leases and subleases of approximately $88,000,
$148,000 and $            for the years ended December 31, 1997, 1998 and 1999,
respectively.

ADMINISTRATIVE SERVICES

    We reimburse Jones International and its related parties for certain administrative services provided by these companies, such as legal, accounting, purchasing and human resources services. Jones International and these related parties charge us for these services based upon an allocation of its personnel expense associated with providing these services. These allocated expenses
totaled approximately $540,000, $1,116,000 and $            for the years ended
December 31, 1997, 1998 and 1999, respectively.

    A related party of ours charged us approximately $197,000 for the year ended December 31, 1998 for the allocated costs of its airplane which we used in connection with our Senior Notes offering.

TRANSFER OF SATELLITE TRANSPONDER LEASES

    In April 1997, we acquired the satellite transponder leases and related subleases from Jones Space Segment, a related party. These various agreements were then transferred to a wholly-owned subsidiary, Jones Space Holdings. In January 1998, we transferred the shares of Jones Space Holdings to Jones Space Segment for a nominal amount, and we were relieved of the obligations related to the satellite transponders. Upon the closing of the offering of our Senior Notes in July 1998, the parties rescinded the transfer of the shares of Jones Space Holdings to Jones Space Segment. We prepaid the $27.6 capital lease obligations for such transponders with the proceeds from such offering and now own the transponders.

MANAGEMENT OWNERSHIP OF CONVERTIBLE PREFERRED EQUITY

    An affiliate of Mr. Jones purchased $20.0 million of our Series A convertible preferred stock in September 1999.

GUARANTY OF CREDIT FACILITY

    Jones International has guaranteed our $20.0 million credit facility, which was used to finance the acquisition of Broadcast Programming. Both the credit facility and guaranty expire in June 2000 unless extended. As a result of the guaranty, which is secured, we received more favorable interest and other terms. On September 30, 1999, we used the proceeds from our Series A convertible preferred stock offering to repay all amounts outstanding under this credit facility.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information as of           , 1999,
and as adjusted to give effect to the completion of this offering, regarding ownership of our Class A Common Stock, Class B Common Stock and Series A Convertible Preferred Stock by persons (including any group) known to us to be beneficial owners of more than 5% of such class of stock, our individual directors, each of the executive officers named in the Summary Compensation Table and our executive officers and directors as a group. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security which that person has the right to acquire within 60 days.

                                                                        COMMON STOCK                                  SERIES A
                                            ---------------------------------------------------------------------   CONVERTIBLE
                                                                                                                     PREFERRED
                                                            CLASS A                                                    STOCK
                                            ----------------------------------------                               --------------
                                                            PERCENT OF   PERCENT OF             CLASS B
                                                               CLASS     CLASS AFTER  ---------------------------
NAME AND ADDRESS OF                           NUMBER OF     BEFORE THE       THE        NUMBER OF     PERCENT OF     NUMBER OF
BENEFICIAL OWNER(1)                             SHARES       OFFERING     OFFERING        SHARES         CLASS         SHARES
------------------------------------------  --------------  -----------  -----------  --------------  -----------  --------------
Glenn R. Jones ...........................  3,397,620(3)(4)      78.5%                1,785,120(3)(5)       100%   1,600,000(3)(6)
  9697 E. Mineral Avenue
  Englewood, CO 80112
Jeffrey C. Wayne .........................      5,000(7)           0.1                       --               --          --
  9697 E. Mineral Avenue
  Englewood, CO 80112
Jay B. Lewis .............................     12,500(8)           0.3                       --               --          --
  9697 E. Mineral Avenue
  Englewood, CO 80112
Ron Hartenbaum ...........................    271,456(9)           6.3                       --               --          --
  11 West 42nd Street
  New York, NY 10036
Gary Schonfeld ...........................    271,455(9)           6.3                       --               --          --
  11 West 42nd Street
  New York, NY 10036
Tuxedo Shirt, Inc. .......................    542,911(9)          12.6                       --               --          --
  11 West 42nd Street
  New York, NY 10036
Adelphia Communications Corporation ......                                                   --               --          --
  5 West Third Street                         286,785              6.7
  Coudersport, PA 16915
Sandler Capital Management ...............         --               --                       --               --     160,000
  767 Fifth Avenue, 45th Floor
  New York, NY 10153
All executive officers and directors                             84.82                1,785,100              100   1,600,000
  as a group (10 persons).................  3,686,355(10)

                                                                                                    PERCENT OF TOTAL
                                                                      PERCENT OF TOTAL VOTING           ECONOMIC
                                            PERCENT OF   PERCENT OF            POWER                    INTEREST
                                               CLASS     CLASS AFTER  ------------------------  ------------------------
NAME AND ADDRESS OF                         BEFORE THE       THE      BEFORE THE    AFTER THE   BEFORE THE    AFTER THE
BENEFICIAL OWNER(1)                          OFFERING     OFFERING     OFFERING     OFFERING     OFFERING     OFFERING
------------------------------------------  -----------  -----------  -----------  -----------  -----------  -----------
Glenn R. Jones ...........................       83.4%            %        94.8%            %        84.5%            %
  9697 E. Mineral Avenue
  Englewood, CO 80112
Jeffrey C. Wayne .........................          --                       .02                       .06
  9697 E. Mineral Avenue
  Englewood, CO 80112
Jay B. Lewis .............................          --                       .05                       .02
  9697 E. Mineral Avenue
  Englewood, CO 80112
Ron Hartenbaum ...........................          --                       1.1                       3.4
  11 West 42nd Street
  New York, NY 10036
Gary Schonfeld ...........................          --                       1.1                       3.4
  11 West 42nd Street
  New York, NY 10036
Tuxedo Shirt, Inc. .......................          --                       2.3                       6.8
  11 West 42nd Street
  New York, NY 10036
Adelphia Communications Corporation ......          --                       1.2                       3.6
  5 West Third Street
  Coudersport, PA 16915
Sandler Capital Management ...............         8.4                       0.7                       2.0
  767 Fifth Avenue, 45th Floor
  New York, NY 10153
All executive officers and directors              83.4                      96.0                      87.9
  as a group (10 persons).................

-------------

 (1) Directors and executive officers named in the Summary Compensation Table who are not listed in the table do not beneficially own any of our stock.

 (2) Unless otherwise noted, all persons indicated in the table have full voting and investment power with respect to the share ownership described.

 (3) Glenn R. Jones is the Chairman of the Board of Directors and Chief Executive Officer of Jones International and owns all of the outstanding shares of Jones International which, in turn, owns 81% of the outstanding common stock of Jones Space Segment and 80% of the outstanding common stock of Jones Global Group. He is therefore deemed to be the beneficial owner of all our shares owned by Jones International, Jones Space Segment and Jones Global Group. By virtue of this ownership, Mr. Jones controls approximately 95% of the total votes to be cast by all shareholders of our shares on matters not requiring a class vote. The holders of the Class B common stock have the right to convert their shares of Class B common stock into shares of Class A Common Stock on a share for share basis at any time at their option. The holders of the Series A convertible preferred stock have the right to convert their shares of Series A convertible Preferred Stock into shares of Class A Common Stock on a share for share basis at any time, and Series A convertible preferred stock must be converted upon the completion of a public offering of our equity securities.

 (4) Includes 707,286 shares owned by Mr. Jones, 12,500 shares deemed to be held by Mr. Jones pursuant to a presently exercisable stock option, 1,594,500 shares held by Jones International, 666,667 shares held by Jones Global Group and 416,667 shares held by Jones Space Segment.

 (5) Includes 263,120 shares owned by Mr. Jones, 1,122,000 shares held by Jones International and 400,000 shares held by Jones Global Group.

 (6) Represents shares held by Jones International Trust LLC, a Colorado limited liability company, of which Jones International is the managing member. Through Mr. Jones' ownership of Jones International, he is deemed to be the beneficial holder of said shares.

 (7) Represents shares deemed to be held by Mr. Wayne pursuant to a presently exercisable stock option.

 (8) Represents shares deemed to be held by Mr. Lewis pursuant to a presently exercisable stock option.

 (9) Tuxedo Shirt, Inc. is owned by Messrs. Hartenbaum and Schonfeld, and was formerly known as MediaAmerica, Inc., the company which sold its advertising representation business assets to us in 1998. The shares owned by Tuxedo Shirt, Inc. are beneficially owned 50% by Mr. Hartenbaum and 50% by Mr. Schonfeld.

 (10) Includes 30,250 shares deemed to be held by various executive officers and directors pursuant to presently exercisable stock options.

                          DESCRIPTION OF CAPITAL STOCK

    Following this offering, we will have authorized capital stock of
            shares, consisting of             shares of Class A Common Stock,
$.01 par value per share,             shares of Class B Common Stock, $.01 par
value per share. References to common stock in this prospectus refer collectively to the Class A Common Stock and Class B Common Stock.

    The following summary of certain provisions of the common stock does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of our articles of incorporation and bylaws, where such rights are set forth in full and applicable law.

COMMON STOCK

    As of December 10, 1999, there were 6,101,060 outstanding shares of common stock, with 4,315,940 shares of Class A Common Stock and 1,785,120 shares of Class B Common Stock. Upon completion of this offering, the number of shares of
Class A Common Stock will increase to             , reflecting conversion of the
            outstanding shares of Series A Convertible Preferred Stock. The holders of the Class A Common Stock and Class B Common Stock are entitled to vote as separate classes with respect to those matters requiring a class vote under Colorado law, such as:

    - certain amendments to our articles of incorporation which affect a class; and

    - certain mergers or share exchanges.

    On all matters requiring a class vote under Colorado law, passage will require the affirmative vote of the holders of a majority of the shares of each class, voting separately, and of the total shares entitles to vote thereon.

    There is also class voting with respect to the election of directors. The holders of Class A Common Stock are entitled to elect that number of directors that constitute 25% of the total membership of our Board (if such number is not a whole number, the holders of the Class A Common Stock are entitled to elect the nearest higher whole number of directors that constitute at least 25% of the Board). Directors elected by the Class A Common Stock may be removed from office, with or without cause, only by the holders of the Class A Common Stock.

    The holders of Class B Common Stock, voting as a separate class, are entitled to elect all of the directors not specifically entitled to be elected by the holders of the Class A Common Stock. Directors elected by the Class B Common Stock may be removed from office, with or without cause, only by the holders of the Class B Common Stock.

    Holders of the common stock are not entitled to cumulative voting in the election of directors. Any vacancies on the Board may be filled by the remaining directors regardless of which class of common stock elected the director whose directorship is being vacated.

    The holders of Class A Common Stock and the holders of Class B Common Stock vote together as a single class on all other matters. In all circumstances where the shareholders vote together as a single class, the holders of Class A Common Stock are entitled to one vote per share and the holders of Class B Common Stock are entitled to ten votes per share.

    Upon the completion of this offering:

    - the Class A Common Stock will constitute approximately       % of the
      total outstanding shares of capital stock and will be entitled to cast
      approximately       % of the votes to be cast in matters to be acted upon
      by shareholders not requiring a class vote; and

    - the Class B Common Stock will constitute approximately   % of the total
      outstanding shares of capital stock and will be entitled to cast
      approximately       % of the votes to be cast in matters to be acted upon
      by shareholders not requiring a class vote.

    Holders of Class A Common Stock and Class B Common Stock are entitled to share ratably (i) in all dividends (provided that a stock dividend to holders of common stock is payable only in shares of Class A Common Stock) if declared by our Board out of any funds legally available therefor and (ii) in assets available for distribution upon our liquidation, subject to the prior rights of creditors. We do not currently anticipate paying any dividends.

    The shares of common stock are not subject to redemption or to any liability for further calls or assessments, and the holders of such shares do not have preemptive or other rights to subscribe for additional shares.

    Our articles of incorporation provide that at any time, and from time-to-time, a holder of shares of Class B Common Stock shall be entitled to convert their shares of Class B Common Stock to Class A Common Stock on a share-for-share basis.

LISTING OF CLASS A COMMON STOCK

    Application has been made for the listing of our Class A Common Stock on the Nasdaq National Market, subject to official notice of issuance.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our Class A Common Stock will be American Securities Transfer & Trust, Inc., Denver, Colorado.

                          DESCRIPTION OF INDEBTEDNESS

SENIOR NOTES

    In July 1998, we issued $100 million of 11 3/4% Senior Secured Notes. The following is a summary of certain provisions of the indenture and our Senior Notes and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indenture governing our Senior Notes.

    The Senior Notes are our senior obligations. Interest on our Senior Notes is payable semi-annually on January 1 and July 1 of each year, commencing
January 1, 1999. Our Senior Notes mature on July 1, 2005. Except as described below, we may not redeem our Senior Notes prior to July 1, 2003. After such date, we may redeem our Senior Notes, in whole or in part, at a redemption price of 105.875% of the principal amount to be redeemed for the 12 month period commencing July 1, 2003 and declining to 100% of the principal amount to be redeemed for the period after July 1, 2004, together with accrued and unpaid interest, if any, to the date of redemption.

    Prior to July 1, 2001, we may, subject to certain requirements, redeem up to 35% of the aggregate principal amount of our Senior Notes with the cash proceeds of one or more equity offerings at a redemption price equal to 111.75% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the aggregate principal amount of our Senior Notes remains outstanding immediately after each such redemption. See "Use of Proceeds" regarding our possible redemption of a portion of our Senior Notes with proceeds of this offering. Upon the occurrence of a change of control (as defined in the indenture), we are required to make an offer to repurchase our Senior Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase.

    Our Senior Notes are secured by the capital stock of JPN, Inc., our wholly-owned intermediate holding company, and JPN's direct subsidiaries (together with JPN, Inc., the "Subsidiary Guarantors"). Each of the Subsidiary Guarantors has unconditionally guaranteed (the "Guarantees") our Senior Notes. The Guarantees are senior obligations of the Subsidiary Guarantors and rank equal in right of payment with all existing and future senior indebtedness of the Subsidiary Guarantors, other than bank indebtedness and capitalized lease obligations of the Subsidiary Guarantors, and are ranked senior in right of payment to all existing and future subordinated obligations of the Subsidiary Guarantors. All of our subsidiaries, except for our partially owned subsidiaries PIN and Superaudio, are Subsidiary Guarantors.

    The indenture governing our Senior Notes contains a number of covenants which restrict our ability to engage in certain transactions. For example, there are limitations on the amount of indebtedness we may incur. Indebtedness may be incurred so long as the Consolidated Coverage Ratio (as defined in the indenture) is maintained. There are a number of exceptions to the borrowing limitation permitting other indebtedness, including:

    - $20 million of certain bank indebtedness;

    - indebtedness represented by capitalized lease obligations;

    - certain other types of financings including refinancing-related indebtedness; and

    - non-bank indebtedness in a principal amount not to exceed $5 million.

    The indenture also imposes limitations on Restricted Payments (as defined in the indenture) which prohibit us from declaring or paying any dividend or making distributions with respect to our common stock or making investments except in limited circumstances and then only if we are then able to incur an additional $1 of senior indebtedness under the limitations of the indenture.

CREDIT FACILITY

    On July 29, 1999, we entered into a $20.0 million credit facility with a commercial bank to finance on a short-term basis, the acquisition of Broadcast Programming. Jones International guaranteed the loan and provided certain collateral as security for the guaranty. The credit facility bears interest either at the bank's prime rate minus two percent or a fixed rate (which is approximately equal to LIBOR) plus one half of one percent. The interest rate was 5.84% per annum at September 30, 1999. The credit facility will expire on June 30, 2000, unless extended. On September 30, 1999, we used a portion of the proceeds from the offering of our Series A Convertible Preferred Stock to pay down all amounts outstanding under the credit facility. The full amount of our credit facility is currently available to us.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, we will have outstanding
shares (            shares if the underwriters' over-allotment option is
exercised in full) of Class A Common Stock. Of these securities, all
            shares (            shares if the underwriters' over-allotment is
exercised in full) sold by us in this offering will be freely transferable by persons other than our "affiliates" without restriction under the Securities Act.

    The remaining 6,259,999 shares of Class A Common Stock that will be outstanding immediately following the offering are currently held by shareholders, including Glenn R. Jones, and will be "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption contained in Rule 144. We have granted registration rights with respect to (i) 286,785 shares of Class A Common Stock owned by Adelphia Communications, (ii) 542,911 shares of Class A Common Stock owned by Tuxedo Shirt, Inc. (which is owned by two of our executive officers, Ron Hartenbaum and Gary Schonfeld) and (iii) 1,918,000 shares of Class A Common Stock issuable on conversion of our Series A Convertible Preferred Stock. Both Adelphia and Tuxedo Shirt have rights to demand registration, as well as "piggyback" registration rights on certain offerings by us. The rights of holders of the Series A Convertible Preferred Stock to register their Class A Common Stock become exercisable after six months from the completion of this offering. An affiliate of Mr. Jones has the right to demand one registration and the other holders of the Series A Convertible Preferred Stock have a similar right. For all such registrations, we will pay all the costs of registration on behalf of the sellers. We and our current shareholders (including Adelphia, Tuxedo Shirt and the holders of Series A Convertible Preferred Stock), officers and directors have agreed not to offer to sell, sell, or contract to sell, pledge or otherwise dispose of such shares for at least 180 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston Corporation, subject to certain exceptions.

    Following the expiration of such lock-up agreements, 4,314,999 shares of Class A Common Stock will become available for resale in the public market, all of which are subject to the volume limitations, holding period and other restrictions of Rule 144.

    In general, Rule 144 provides that a person (or persons whose shares are aggregated) who has beneficially owned his or her shares of Class A Common Stock for at least one year, including an "affiliate" of ours, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

    - 1% of the then outstanding shares of our Class A Common Stock; and

    - the average weekly trading volume of our Class A Common Stock during the four calendar weeks preceding each such sale.

    A person (or persons whose shares are aggregated) who is not deemed an "affiliate" of ours and who has beneficially owned shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. Affiliates, including members of our Board and executive officers, continue to be subject to such limitations.

    In addition,       shares of our Class A Common Stock are reserved for
issuance under our stock option plan, of which options to purchase 343,500
shares have been granted. As of             ,       ,       of those options
were exercisable at a price of $15.00 per share.

    Also, each of the 1,785,120 shares of Class B Common Stock that are currently outstanding will be convertible at the election of their holders into one share of Class A Common Stock. See "Description of Capital Stock." The shares of Class B Common Stock and the shares of Class A Common Stock into which they may be converted, are also "restricted securities" within the meaning of and subject to Rule 144.

    Before this offering, there has been no market for our Class A Common Stock, and the amount, timing and nature of any future sales of our Class A Common Stock will depend upon:

    - market conditions;

    - the personal circumstances of the sellers; and

    - other factors.

    No predictions can be made as to the effect, if any, that public sales of shares or the availability of shares for sale will have on the market price of our Class A Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of our Class A Common Stock in the public market, pursuant to Rule 144 or otherwise, or the perception that such sales could occur, could have a harmful impact on the market price of our Class A Common Stock. See "Risk Factors--Shares eligible for public sale by existing stockholders after this offering could hurt our stock price."

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting
agreement dated,             , 2000, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are acting as representatives, the following respective numbers of shares of Class A Common Stock:

                                                                                      NUMBER OF
                                    UNDERWRITER                                        SHARES
-----------------------------------------------------------------------------------  -----------
Credit Suisse First Boston Corporation.............................................
Deutsche Bank Securities Inc.......................................................
J.P. Morgan Securities Inc.........................................................
                                                                                      ---------

  Total............................................................................
                                                                                      ---------

    The underwriting agreement provides that the underwriters are obligated to purchase all the shares of Class A Common Stock in the offering, if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of Class A Common Stock may be terminated.

    We have granted to the underwriters a 30-day option to purchase, on a pro
rata basis, up to             additional shares at the initial public offering
price less underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of Class A Common Stock.

    The underwriters propose to offer the shares of Class A Common Stock initially at the public offering price on the cover page of this prospectus and
to selling group members at that price less a concession of $               per
share. The underwriters and selling group members may allow a discount of
$               per share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

    The following table summarizes the compensation and estimated expenses we will pay.

                                                              PER SHARE                         TOTAL
                                                    ------------------------------  ------------------------------
                                                       WITHOUT           WITH          WITHOUT           WITH
                                                    OVER-ALLOTMENT  OVER-ALLOTMENT  OVER-ALLOTMENT  OVER-ALLOTMENT
                                                    --------------  --------------  --------------  --------------
Underwriting Discounts and Commissions paid by
  us..............................................        $               $               $               $
Expenses payable by us............................  $               $               $               $

    The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of Class A Common Stock being offered.

    We, our officers and directors and other stockholders have agreed that we will not offer, sell, contract to sell, announce our intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of our Class A Common Stock or securities convertible into or exchangeable or exercisable for any of our Class A Common Stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except in the case of issuances pursuant to the exercise of employee stock options outstanding on the date of this prospectus.

    The underwriters have reserved for sale, at the initial public offering
price, up to       shares of the Class A Common Stock for employees, directors and certain other persons associated with us who have expressed an interest in purchasing Class A Common Stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

    We have agreed to indemnify the underwriters against certain liabilities under the Securities Act or contribute to payments that the underwriters may be required to make in connection with those liabilities.

    We have made application to list the shares of Class A Common Stock on The Nasdaq Stock Market's National Market.

    Prior to this offering, there has been no public market for our Class A Common Stock. The initial public offering price was determined by negotiation between us and representatives of the underwriters. The principal factors that were considered in determining the public offering price included: the information set forth in this prospectus and otherwise available to the representatives; the history and the prospects for the industry in which we compete; the ability of our management; our prospects for future earnings; the present state of our development and our current financial condition; the general condition of the securities markets at the time of this offering; and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

    The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market-making in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Class A Common Stock in the open market after the distribution has been completed, in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Class A Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. In "passive" market-making, market-makers in the Class A Common Stock who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the Class A Common Stock until the time, if any, at which a stabilizing bid is made. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Class A Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the Class A Common Stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Class A Common Stock are effected. Accordingly, any resale of the Class A Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Class A Common Stock.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of Class A Common Stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Class A Common Stock without the benefit of a prospectus qualified under such securities laws,
(ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the SECURITIES ACT (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. Substantially all of our assets and the assets of our directors and officers are located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of Class A Common Stock to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Class A Common Stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of Class A Common Stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of Class A Common Stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Class A Common Stock in their particular circumstances and with respect to the eligibility of the Class A Common Stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

    The validity of the shares of Class A Common Stock being sold in this offering will be passed upon for us by Davis, Graham & Stubbs LLP, Denver, Colorado. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

    Our audited consolidated financial statements and schedules included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                             ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (including all amendments thereto) under the Securities Act with respect to the shares of Class A Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any agreement or other document to which reference is made are not necessarily complete. With respect to each such agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified by such reference.

    Copies of the registration statement may be examined without charge at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the Commission located at Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the Commission at its Washington, D.C. address upon payment of the prescribed fees. The Commission also maintains a World Wide Web site that contains registration statements, reports, proxy and information statements of registrants (including us) that file electronically with the Commission. The address of such World Wide Web site is "http://www.sec.gov."

    Upon completion of this offering, we will be subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file reports, proxy statements and other information with the Commission.

    We intend to furnish our shareholders with annual reports containing audited financial statements and a report of independent certified public accountants. We will make available quarterly reports for each of the first three quarters of each fiscal year containing unaudited summary financial information.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Jones International Networks, Ltd. And Subsidiaries Consolidated......................        F-1

Report of Independent Public Accountants..............................................        F-2

  Consolidated Statements of Financial Position as of December 31, 1997 and 1998 and
    September 30, 1999 (unaudited)....................................................        F-3

  Consolidated Statements of Operations for the years ended December 31, 1996, 1997
    and 1998 and for the nine months ended September 30, 1999 (unaudited).............        F-5

  Consolidated Statements of Changes in Shareholders' Equity (Deficit) for the fiscal years ended December 31, 1996, 1997 and 1998 and for the nine months ended
    September 30, 1999 (unaudited)....................................................        F-6

  Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1997
    and 1998 and for the nine months ended September 30, 1999 (unaudited).............        F-7

  Notes to Consolidated Financial Statements..........................................        F-9

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Jones International Networks, Ltd.:

    We have audited the accompanying consolidated statements of financial position of Jones International Networks, Ltd. (a Colorado corporation) and its subsidiaries (collectively, the "Company") as of December 31, 1997 and 1998 and the related consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows for each of the three years ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jones International Networks, Ltd. and its subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Denver, Colorado
February 11, 1999

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                                                               DECEMBER 31,
                                                                       ----------------------------  SEPTEMBER 30,
                                                                           1997           1998           1999
                                                                       -------------  -------------  -------------
                                                                                                      (UNAUDITED)
                               ASSETS

CURRENT ASSETS:
  Cash and cash equivalents..........................................  $   3,717,169  $  10,654,013   $12,664,196
  Restricted cash....................................................             --     10,000,000            --
  Available for sale securities......................................             --      2,768,646     4,416,120
  Accounts receivable, net of allowance for doubtful accounts of
    $157,405, $897,487, and $1,071,699, respectively.................      1,454,763     11,835,108    12,162,171
  Receivables from affiliates........................................             --        238,777       571,618
  Prepaid expenses...................................................         54,870        255,723       287,681
  Deferred commissions, current (Note 2).............................        222,302        221,973       244,297
  Other current assets...............................................        263,267        178,322       180,344
                                                                       -------------  -------------   -----------
      Total current assets...........................................      5,712,371     36,152,562    30,526,427
                                                                       -------------  -------------   -----------
PROPERTY, PLANT AND EQUIPMENT (Note 2):
  Land...............................................................      1,395,592      1,395,592     1,395,592
  Building...........................................................      2,321,463      2,321,463     2,321,463
  Satellite transponders (Note 6)....................................     35,010,454     35,680,188    35,680,188
  Furniture, fixtures and equipment..................................     10,457,665     12,442,773    13,456,264
  Leasehold improvements.............................................        374,643        738,838       783,080
                                                                       -------------  -------------   -----------
      Total property, plant and equipment............................     49,559,817     52,578,854    53,636,587
                                                                       -------------  -------------   -----------
        Less accumulated depreciation and amortization...............    (20,784,095)   (25,681,974)  (29,549,319)
                                                                       -------------  -------------   -----------
      Net property, plant and equipment..............................     28,775,722     26,896,880    24,087,268
                                                                       -------------  -------------   -----------
OTHER ASSETS:
  Goodwill, net of accumulated amortization of $171,795, $719,588,
    and $1,472,937, respectively (Note 2)............................      3,125,567     32,397,394    41,257,043
  Cable programming distribution agreement payments, net of
    accumulated amortization of $0, $326,969,and $1,250,636,
    respectively.....................................................             --      4,355,170     9,726,963
  Investment in programming, net of accumulated amortization of $0,
    $177,777, and $521,670, respectively.............................             --      2,379,402     2,317,431
  Other intangible assets, net of accumulated amortization of
    $733,428, $1,030,391, and $1,641,268, respectively (Note 2)......      1,063,888      1,914,043    11,551,541
  Investment in affiliates...........................................        577,264        202,942       288,388
  Income tax benefit receivable from Jones
    International, Ltd. (Note 15)....................................      1,342,111      1,338,402            --
  Deferred commissions, long-term (Note 2)...........................        478,676        390,336       381,696
  Debt offering costs, net of accumulated amortization of $0,
    $245,700, and $801,065, respectively (Note 2)....................        224,744      4,526,428     4,297,711
  Other assets.......................................................         57,785        340,475       359,037
                                                                       -------------  -------------   -----------
      Total other assets.............................................      6,870,035     47,844,592    70,179,810
                                                                       -------------  -------------   -----------
      Total assets...................................................  $  41,358,128  $ 110,894,034   $124,793,505
                                                                       =============  =============   ===========

       The accompanying notes to these consolidated financial statements are an integral part of these consolidated financial statements.

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

                                                                               DECEMBER 31,
                                                                       ----------------------------  SEPTEMBER 30,
                                                                           1997           1998           1999
                                                                       -------------  -------------  -------------
                                                                                                      (UNAUDITED)
           LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Accounts payable--trade............................................  $   1,438,602  $   2,796,389   $ 4,593,583
  Producers' fees payable............................................             --      5,922,471     5,339,999
  Cable programming distribution agreement payments payable..........             --      1,617,815     4,152,402
  Accrued liabilities................................................      1,300,516      2,047,233     2,050,358
  Accounts payable--Jones International, Ltd. (Notes 2 and 4)........      9,814,874      1,377,731       307,588
  Interest payable...................................................         53,619      5,581,250     2,937,500
  Deferred revenues (Note 2).........................................         13,554        752,263     1,537,059
  Capital lease obligations (Note 9).................................      2,422,022             --            --
  Other current liabilities..........................................             --          9,938         7,777
                                                                       -------------  -------------   -----------
      Total current liabilities......................................     15,043,187     20,105,090    20,926,266
                                                                       -------------  -------------   -----------
LONG-TERM LIABILITIES:
  Customer deposits and deferred revenues............................         38,532        340,842       522,185
  Capital lease obligation, net of current portion (Note 9)..........     26,335,186             --            --
  Long-term debt--affiliated entities (Note 5).......................     16,554,500             --            --
  Senior secured notes...............................................             --    100,000,000   100,000,000
                                                                       -------------  -------------   -----------
      Total long-term liabilities....................................     42,928,218    100,340,842   100,522,185
                                                                       -------------  -------------   -----------
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES (Note 2)..............      1,593,168        567,283     1,178,034
COMMITMENTS AND CONTINGENCIES (Note 17)
COMMON STOCK SUBJECT TO PUT, Class A
  Common Stock, $.01 par value: 101,124 shares
    issued and outstanding, respectively.............................             --      1,213,488     1,213,488
SHAREHOLDERS' EQUITY (DEFICIT):
  Series A Preferred Equity, $.01 par value: 1,918,000 shares authorized; 1,608,000 shares issued and outstanding
    (Note 8).........................................................             --             --    20,100,000
  Class A Common Stock, $.01 par value: 50,000,000 shares authorized;
    2,980,953, 4,202,006 and 4,213,875 shares issued and outstanding,
    respectively.....................................................         29,810         42,020        42,139
  Class B Common Stock, $.01 par value: 1,785,120 shares authorized;
    1,785,120 shares issued and outstanding, respectively............         17,851         17,851        17,851
  Additional paid-in capital.........................................      9,143,375     27,446,955    27,589,264
  Accumulated other comprehensive income.............................             --          8,456       (17,907)
  Accumulated deficit................................................    (27,397,481)   (38,847,951)  (46,777,815)
                                                                       -------------  -------------   -----------
  Total shareholders' equity (deficit)...............................    (18,206,445)   (11,332,669)      953,532
                                                                       -------------  -------------   -----------
  Total liabilities and shareholders' equity (deficit)...............  $  41,358,128  $ 110,894,034   $124,793,505
                                                                       =============  =============   ===========

       The accompanying notes to these consolidated financial statements are an integral part of these consolidated financial statements.

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                         FOR THE NINE MONTHS
                                                   FOR THE YEARS ENDED DECEMBER 31,      ENDED SEPTEMBER 30,
                                                  -----------------------------------  ------------------------
                                                     1996        1997        1998         1998         1999
                                                  ----------  ----------  -----------  -----------  -----------
                                                                                       (UNAUDITED)  (UNAUDITED)
REVENUES:
  Radio programming.............................  $6,978,303  $10,199,870 $10,041,070   $6,622,987  1$2,352,945
  Advertising sales services....................          --          --    5,106,540   2,362,091    6,454,967
  Cable television programming:
    Non-affiliated entities.....................     193,204  10,863,512   15,795,632  11,168,280   18,785,560
    Affiliated entities (Note 4)................     960,254   1,138,000    1,096,580     823,526      443,317
                                                  ----------  ----------  -----------   ---------    ---------
      Total cable television programming........   1,153,458  12,001,512   16,892,212  11,991,806   19,228,877
                                                  ----------  ----------  -----------   ---------    ---------
  Satellite services:
    Non-affiliated entities.....................   3,120,000   2,600,000    1,578,079     678,193    2,789,000
    Affiliated entities (Note 4)................   5,402,680   4,309,818    4,593,620   3,309,854    3,778,245
                                                  ----------  ----------  -----------   ---------    ---------
      Total satellite services..................   8,522,680   6,909,818    6,171,699   3,988,047    6,567,245
                                                  ----------  ----------  -----------   ---------    ---------
      Total revenues............................  16,654,441  29,111,200   38,211,521  24,964,931   44,604,034
                                                  ----------  ----------  -----------   ---------    ---------
OPERATING EXPENSES:
  Radio programming.............................   4,162,634   5,816,250    7,778,061   5,468,660    8,097,865
  Advertising sales services....................          --          --    1,128,713     481,914    2,776,242
  Cable television programming:
    Non-affiliated entities.....................   1,156,922   5,726,418    9,015,421   5,675,572   12,063,341
    Affiliated entities (Note 4)................          --   3,545,930    5,216,110   4,742,764    3,674,566
                                                  ----------  ----------  -----------   ---------    ---------
      Total cable television programming........   1,156,922   9,272,348   14,231,531  10,418,336   15,737,907
  Satellite services (Note 4)...................   5,451,966   4,685,470    5,240,168   3,790,908    3,920,801
  Selling and marketing.........................   1,737,566   2,916,648    4,868,700   3,072,305    4,772,209
  General and administrative (Note 4)...........   3,269,623   4,168,005    6,727,604   4,052,370    7,311,824
                                                  ----------  ----------  -----------   ---------    ---------
      Total operating expenses..................  15,778,711  26,858,721   39,974,777  27,284,493   42,616,848
                                                  ----------  ----------  -----------   ---------    ---------
OPERATING INCOME (LOSS).........................     875,730   2,252,479   (1,763,256) (2,319,562)   1,987,186
                                                  ----------  ----------  -----------   ---------    ---------
OTHER (INCOME) EXPENSE:
  Interest expense (Notes 4, 6 and 9)...........   4,499,898   5,676,896    8,971,139   5,806,819    9,606,566
  Interest income...............................     (72,151)   (107,843)    (775,735)   (437,597)    (725,707)
  Write-off of deferred offering costs (Note
    2)..........................................          --     938,000           --          --           --
  Equity income (loss) of subsidiaries..........    (828,992)   (396,155)      57,322        (337)     (85,446)
  Other expense (income)........................     (11,660)     73,972    1,171,264     926,963       99,345
                                                  ----------  ----------  -----------   ---------    ---------
      Total other expense, net..................   3,587,095   6,184,870    9,423,990   6,295,848    8,894,758
                                                  ----------  ----------  -----------   ---------    ---------
LOSS BEFORE INCOME TAXES AND MINORITY
  INTEREST......................................  (2,711,365) (3,932,391) (11,187,246) (8,615,410)  (6,907,572)
  Income tax provision (benefit) (Note 15)......    (386,912) (1,341,997)      48,531      14,950      411,541
                                                  ----------  ----------  -----------   ---------    ---------
LOSS BEFORE MINORITY INTEREST...................  (2,324,453) (2,590,394) (11,235,777) (8,630,360)  (7,319,113)
                                                  ----------  ----------  -----------   ---------    ---------
  Minority interest in net income (loss) of
    consolidated subsidiaries...................      (9,051)    902,781      214,693      37,225      610,751
                                                  ----------  ----------  -----------   ---------    ---------
NET LOSS........................................  $(2,315,402) $(3,493,175) $(11,450,470) ($8,667,585) ($7,929,864)
                                                  ==========  ==========  ===========   =========    =========
ADJUSTMENTS TO ARRIVE AT COMPREHENSIVE LOSS.....          --          --       (8,456)    (16,898)      26,363
                                                  ----------  ----------  -----------   ---------    ---------
COMPREHENSIVE LOSS..............................  $(2,315,402) $(3,493,175) $(11,442,014) ($8,650,687) ($7,956,227)
                                                  ==========  ==========  ===========   =========    =========
NET LOSS PER COMMON SHARE.......................  $    (0.56) $    (0.79) $     (2.13)  $   (1.75)   $   (1.30)
                                                  ==========  ==========  ===========   =========    =========
NET LOSS PER COMMON SHARE--assuming dilution....  $    (0.56) $    (0.79) $     (2.14)  $   (1.75)   $   (1.31)
                                                  ==========  ==========  ===========   =========    =========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING......   4,103,573   4,400,448    5,372,644   4,949,776    6,094,844
                                                  ==========  ==========  ===========   =========    =========

    The accompanying notes to these consolidated financial statements are an integral part of these consolidated financial statements.

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

                             PREFERRED EQUITY          COMMON STOCK            COMMON STOCK
                                 SERIES A                CLASS A                 CLASS B          ADDITIONAL
                           ---------------------  ----------------------  ----------------------   PAID-IN    ACCUMULATED
                            SHARES      AMOUNT     SHARES      AMOUNT      SHARES      AMOUNT      CAPITAL      DEFICIT
                           ---------  ----------  ---------  -----------  ---------  -----------  ----------  ------------
Balance, December 31,
  1995...................         --  $       --  1,385,120   $  13,851   1,385,120   $  13,851   $       --  ($20,387,790)
Issuance of common stock
  in exchange for Earth
  Segment................         --          --    583,333       5,834          --          --           --       (5,834)
Advances to parent
  company (Note 2).......         --          --         --          --          --          --           --     (593,816)
Net loss.................         --          --         --          --          --          --           --   (2,315,402)
                           ---------  ----------  ---------   ---------   ---------   ---------   ----------   ----------
Balance, December 31,
  1996...................         --          --  1,968,453      19,685   1,385,120      13,851           --  (23,302,842)
Issuance of common stock
  in exchange for Jones
  Space Segment, Inc.
  (Note 1)...............         --          --    416,667       4,167          --          --           --       (4,167)
Advance to parent company
  (Note 2)...............         --          --         --          --          --          --           --     (593,964)
Issuance of common stock
  in exchange for
  minority interest of
  Glenn R. Jones (Note
  1).....................         --          --    333,333       3,333          --          --           --       (3,333)
Issuance of common stock
  for the Product
  Information Network
  acquisition (Note 1)...         --          --    262,500       2,625          --          --    3,147,375           --
Conversion of the Jones
  Global Group Note (Note
  5).....................         --          --         --          --     400,000       4,000    5,996,000           --
Net loss.................         --          --         --          --          --          --           --   (3,493,175)
                           ---------  ----------  ---------   ---------   ---------   ---------   ----------   ----------
Balance, December 31,
  1997...................         --          --  2,980,953      29,810   1,785,120      17,851    9,143,375  (27,397,481)
Conversion of Jones
  Global Group Note......         --          --    666,667       6,667          --          --    9,993,333           --
Issuance of common stock
  for the MediaAmerica,
  Inc., acquisition......         --          --    541,970       5,419          --          --    8,124,131           --
Issuance of common stock
  in exchange for the
  ownership interests in
  PIN Venture............         --          --     12,416         124          --          --      186,116           --
Other comprehensive
  income, net of tax:
  Unrealized gains on
    securities...........         --          --         --          --          --          --           --           --
Net loss.................         --          --         --          --          --          --           --  (11,450,470)
                           ---------  ----------  ---------   ---------   ---------   ---------   ----------   ----------
Balance, December 31,
  1998...................         --          --  4,202,006      42,020   1,785,120      17,851   27,446,955  (38,847,951)
Issuance of Series A
  Preferred Equity.......  1,608,000  20,100,000         --          --          --          --           --           --
Issuance of common stock
  to Adelphia............         --          --     11,869         119          --          --      142,309           --
Other comprehensive
  income, net of tax:
  Unrealized loss on
    securities...........         --          --         --          --          --          --           --           --
Net loss.................         --          --         --          --          --          --           --   (7,929,864)
                           ---------  ----------  ---------   ---------   ---------   ---------   ----------   ----------
Balance, September 30,
  1999 (unaudited).......  1,608,000  $20,100,000 4,213,875   $  42,139   1,785,120   $  17,851   $27,589,264 ($46,777,815)
                           =========  ==========  =========   =========   =========   =========   ==========   ==========

                               TOTAL
                           SHAREHOLDERS'
                               EQUITY
                             (DEFICIT)
                           --------------
Balance, December 31,
  1995...................   $(20,360,088)
Issuance of common stock
  in exchange for Earth
  Segment................             --
Advances to parent
  company (Note 2).......       (593,816)
Net loss.................     (2,315,402)
                            ------------
Balance, December 31,
  1996...................    (23,269,306)
Issuance of common stock
  in exchange for Jones
  Space Segment, Inc.
  (Note 1)...............             --
Advance to parent company
  (Note 2)...............       (593,964)
Issuance of common stock
  in exchange for
  minority interest of
  Glenn R. Jones (Note
  1).....................             --
Issuance of common stock
  for the Product
  Information Network
  acquisition (Note 1)...      3,150,000
Conversion of the Jones
  Global Group Note (Note
  5).....................      6,000,000
Net loss.................     (3,493,175)
                            ------------
Balance, December 31,
  1997...................    (18,206,445)
Conversion of Jones
  Global Group Note......     10,000,000
Issuance of common stock
  for the MediaAmerica,
  Inc., acquisition......      8,129,550
Issuance of common stock
  in exchange for the
  ownership interests in
  PIN Venture............        186,240
Other comprehensive
  income, net of tax:
  Unrealized gains on
    securities...........          8,456
Net loss.................    (11,450,470)
                            ------------
Balance, December 31,
  1998...................    (11,332,669)
Issuance of Series A
  Preferred Equity.......     20,100,000
Issuance of common stock
  to Adelphia............        142,428
Other comprehensive
  income, net of tax:
  Unrealized loss on
    securities...........        (26,363)
Net loss.................     (7,929,864)
                            ------------
Balance, September 30,
  1999 (unaudited).......   $    953,532
                            ============

    The accompanying notes to these consolidated financial statements are an integral part of these

                       consolidated financial statements.

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        FOR THE NINE MONTHS
                                                  FOR THE YEARS ENDED DECEMBER 31,      ENDED SEPTEMBER 30,
                                                 -----------------------------------  ------------------------
                                                    1996        1997        1998         1998         1999
                                                 ----------  ----------  -----------  -----------  -----------
                                                                                      (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:..........
  Net loss.....................................  $(2,315,402) $(3,493,175) $(11,450,470) $(8,667,585) $(7,929,864)
  Adjustment to reconcile net loss to net cash
    provided by (used in) operating activities:
    Depreciation and amortization..............   4,476,027   5,167,892    6,266,138    4,364,225    6,499,131
    Amortization of debt offering costs........          --          --           --      120,050      555,365
    Equity in (loss) income of subsidiaries....    (828,992)   (396,155)      57,322         (337)     (85,446)
    Distributions received.....................     300,000     100,000      350,000      350,000           --
    Write-off of deferred offering costs.......          --     938,000           --           --           --
    Write-off of capitalized loan fees.........          --          --           --      569,647           --
    Minority interest in net (loss) income.....      (9,051)    902,781      214,693       37,225      610,751
    Loss on sale of equipment..................          --      81,209        3,599        2,145           --
    Net change in assets and liabilities:
      Decrease (increase) in receivables.......       5,317   1,168,733   (4,134,681)  (2,861,984)   1,425,349
      Increase in receivables from
        affiliates.............................    (361,809)   (538,949)    (238,777)    (223,433)    (332,841)
      Decrease (increase) in prepaid expenses
        and other current assets...............    (495,717)    344,865      157,807      331,386      104,604
      Decrease (increase) in deferred
        commissions............................    (104,204)     43,880       88,669       (2,639)     (13,684)
      Decrease in tax benefit receivable from
        Jones International, Ltd...............          --          --           --           --    1,338,402
      Decrease (increase) in other assets......     (58,983)     78,635     (271,171)    (303,856)    (345,210)
      Increase in accounts payable.............     223,393   1,192,730    1,357,787    1,484,306    1,797,194
      Increase (decrease) in producers' fee
        payable................................          --          --    2,043,770    1,637,321     (582,472)
      Increase (decrease) in accounts payable
        to Jones International, Ltd............   3,668,270   2,861,899   (8,437,143)  (7,294,948)  (1,070,143)
      Increase (decrease) in interest
        payable................................     215,524    (161,905)   5,527,631    2,590,131   (2,643,750)
      Increase in deferred revenues............       5,500       8,054      738,709      578,885      784,796
      Increase (decrease) in accrued
        liabilities and other liabilities......      52,872     112,355      233,806     (455,220)    (939,302)
      Increase (decrease) in customer
        deposits...............................       3,352    (821,378)     181,904      207,479       49,910
                                                 ----------  ----------  -----------  -----------  -----------
    Net cash provided by (used in) operating
      activities...............................   4,776,097   7,589,471   (7,310,407)  (7,537,202)    (777,210)
                                                 ----------  ----------  -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property, plant and
      equipment................................  (2,969,379) (1,367,026)  (2,257,832)  (1,915,756)    (587,612)
    Sale of property, plant and equipment......          --     255,671       56,890       43,196           --
    Purchase of available for sale
      securities...............................          --          --  (2,760,,190)  (2,164,122)  (1,673,837)
    Purchase of intangible assets and
      programming..............................  (1,001,667)    (44,646)    (295,314)    (199,719)    (430,154)
    Cable programming distribution agreement
      payments.................................          --          --   (3,064,354)  (1,129,444)  (3,760,873)
    Purchase of MediaAmerica, Inc..............          --          --  (26,700,000) (26,700,000)          --
    Purchase of Broadcast Programming..........          --          --           --           --  (20,860,131)
                                                 ----------  ----------  -----------  -----------  -----------
    Net cash used in investing activities......  (3,971,046) (1,156,001) (35,020,800) (32,065,845) (27,312,607)
                                                 ----------  ----------  -----------  -----------  -----------

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

                                                                                        FOR THE NINE MONTHS
                                                  FOR THE YEARS ENDED DECEMBER 31,      ENDED SEPTEMBER 30,
                                                 -----------------------------------  ------------------------
                                                    1996        1997        1998         1998         1999
                                                 ----------  ----------  -----------  -----------  -----------
                                                                                      (UNAUDITED)  (UNAUDITED)
CASH FLOWS FORM FINANCING ACTIVITIES:
    Increase in deferred offering costs........    (607,505)   (505,239)  (4,301,684)  (4,710,149)          --
    Increase in capitalized loan fees..........          --     (50,000)          --     (519,646)          --
    Repayment of borrowings....................      (7,991)         --  (23,259,000)  (6,554,500)          --
    Repayment of capital lease obligations.....  (1,533,031) (1,964,954) (28,757,208) (28,757,208)          --
    Proceeds from borrowings...................   1,341,968          --   16,704,500           --           --
    Proceeds from issuance of Series A
      Preferred Equity Note (Note 8)...........          --          --           --           --   20,100,000
    Proceeds from Senior Secured Notes.........          --          --  100,000,000  100,000,000           --
    Distributions paid to minority interest....          --          --   (1,118,557)  (1,073,410)          --
    Acquisition of minority interest...........          --    (200,000)          --           --           --
                                                 ----------  ----------  -----------  -----------  -----------
    Net cash provided by (used in) financing
      activities...............................    (806,559) (2,720,193)  59,268,051   58,385,087   20,100,000
                                                 ----------  ----------  -----------  -----------  -----------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS..................................      (1,508)  3,713,277   16,936,844   18,782,040   (7,989,817)
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD.......................................       5,400       3,892    3,717,169    3,717,169   20,654,013
                                                 ----------  ----------  -----------  -----------  -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD.......  $    3,892  $3,717,169  $20,654,013  $22,499,209  $12,664,196
                                                 ==========  ==========  ===========  ===========  ===========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid..................................  $4,499,898  $5,838,801  $ 3,443,508  $ 3,216,688  $11,456,250
                                                 ==========  ==========  ===========  ===========  ===========
Goodwill.......................................  $  300,000  $3,036,923  $ 5,372,644  $        --  $        --
                                                 ==========  ==========  ===========  ===========  ===========
Income taxes paid..............................  $       --  $       --  $        --  $        --  $   411,541
                                                 ==========  ==========  ===========  ===========  ===========
SUPPLEMENTAL NON CASH DISCLOSURES
Issuance of Class A Common Stock for GAC equity
  agreement....................................  $       --  $       --  $ 1,213,488  $ 1,213,488  $   142,428
                                                 ==========  ==========  ===========  ===========  ===========
Issuance of Class A Common Stock for the
  acquisition of MediaAmerica, Inc.............  $       --  $       --  $ 8,129,550  $ 8,129,550  $        --
                                                 ==========  ==========  ===========  ===========  ===========
Conversion of Global Group Note to Class A
  Common Stock.................................  $       --  $6,000,000  $10,000,000  $10,000,000  $        --
                                                 ==========  ==========  ===========  ===========  ===========

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
                 THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1999

(1) ORGANIZATION AND BUSINESS

    Jones International Networks, Ltd. (which is now known as JPN, Inc., "Old Company," effective May 1998) was incorporated in November 1993. The Old Company was temporarily a wholly-owned subsidiary of Jones Network Holdings LLC ("Network Holdings"), a Colorado limited liability company. Old Company had acquired certain subsidiaries from the parent of Network Holdings, Jones International, Ltd. ("Jones International"). Mr. Glenn R. Jones, Chairman and Chief Executive Officer of New Company, owns 100 percent of Jones International. The accompanying consolidated financial statements have been prepared on the basis of reorganization accounting of entities under common control (similar to pooling of interests) as though Old Company had made the acquisitions of these Jones International subsidiaries at their inception.

    In May 1998, a new company named Jones International Networks, Ltd. ("New Company") was formed as a wholly-owned subsidiary of Network Holdings and a sister company of Old Company. Effective upon the closing in July 1998 of an offering of 11 3/4% Senior Secured Notes ("Notes") by New Company (see Note 14) and the acquisition by New Company of MediaAmerica, Inc. ("MediaAmerica") (see
Note 3), New Company acquired all of the shares of Old Company from Network Holdings, and the members of Network Holdings exchanged their Class A Ownership Interests and Class B Ownership Interests in Network Holdings for shares of Class A Common Stock and Class B Common Stock, respectively, of New Company, and Network Holdings was dissolved. Old Company is now a wholly-owned subsidiary of New Company. The results of operations and financial condition of New Company ("the Company") reflect all of the operations of the Old Company.

    The Company creates, develops, acquires and produces programming that it distributes to radio stations, cable television system operators and other video distributors. The Company (i) provides radio programming to radio stations in exchange for advertising time that it resells to national advertisers,
(ii) sells advertising time on nationally syndicated radio programs,
(iii) provides television and music programming to cable television system operators and other video distributors, (iv) sells advertising time on its two television networks and (v) receives license fees for its country music television network.

    On April 1, 1997, the Company acquired Mr. Glenn R. Jones' 19 percent equity interest in Jones Infomercial Networks, Inc. ("Infomercial Networks"), the subsidiary through which the Company has invested in a majority interest in the Product Information Network Venture ("PIN Venture") and Mr. Jones' 19 percent equity interest in the Great American Country, Inc. ("Great American Country"), the subsidiary through which the Company operates Great American Country, in exchange for 333,333 shares of the Company's Class A Common Stock. As a result of these transactions, Informercial Networks and Great American Country are wholly-owned by the Company. Also on April 1, 1997, the Company acquired the satellite transponder leases and related subleases owned by Jones Space
Segment, Inc. ("Space Segment"), an affiliate of the Company, in exchange for 416,667 shares of the Company's Class A Common Stock. These three transactions were accounted for as a reorganization of entities under common control. The accompanying consolidated financial statements have been prepared to include these acquisitions as though the Company had made them at their inception.

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

            FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
                 THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1999

(1) ORGANIZATION AND BUSINESS (CONTINUED)

    The Company has received advances and loans from Jones International and related companies to fund its operating and investing activities. Jones International and such related companies are under no obligation to provide additional advances or loans to the Company.

    VENTURES--The Company is a partner in two joint ventures, the PIN Venture and Galactic/Tempo ("Superaudio"), and is a member in a third venture, Jones/Capstar Programming, LLC ("Jones/ Capstar"). The PIN Venture commenced operations on February 1, 1995 and is a joint venture which is owned approximately 55 percent by the Company and 45 percent by a third party (see
Note 3). The PIN Venture owns and operates a 24-hour-a-day cable television network for the airing of long-form advertising ("infomercials"). Superaudio commenced operations in July 1990 and is a joint venture which is owned
50 percent by the Company and 50 percent by a third party. Superaudio is in the business of providing audio programming services to cable television system operators. Jones/Capstar commenced operations in July 1998 and is a limited liability company which is owned 50 percent by the Company and 50 percent by a third party. Jones/Capstar is in the business of developing, producing and distributing a syndicated radio program known as "Nashville Nights". Profits, losses and distributions of these ventures have been and will be allocated in accordance with the respective ownership interests of the partners or members. Distributions of assets have been and will be approved by the partners or members for the respective venture prior to such distributions.

    INTERIM FINANCIAL INFORMATION (UNAUDITED)--The accompanying statements of financial position as of September 30, 1999, and the statements of operations, changes in shareholders' equity (deficit) and cash flows for the nine months ended September 30, 1998 and 1999, are unaudited. However, in the opinion of management, these statements include all adjustments, consisting solely of normal recurring adjustments, necessary for the fair presentation of results for these interim periods. The results of operations for the nine months ended September 30, 1999, are not necessarily indicative of results to be expected for the entire year, or for any other interim period.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS--The Company considers all highly liquid investments with a maturity when purchased of three months or less to be cash equivalents.

    RESTRICTED CASH--$10.0 million of the proceeds from the Notes (see Note 6) was deposited into a Reserve Account. Cash balances in the Reserve Account are restricted to use for acquisitions and payment of principal or interest on the Notes. In January 1999, $5.6 million of these funds were used to pay the January 1, 1999 interest payment on the Notes.

    AVAILABLE FOR SALE SECURITIES--Available for sale marketable securities are carried at fair value, with unrealized holding gains and losses carried as a separate component of shareholders' deficit. The cost of securities sold is determined using the first-in, first-out method. At December 31, 1998, the Company held marketable securities available for sale with an aggregate cost of $2,760,190 and a net unrealized gain of $8,456.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The fair value of the Company's financial instruments is estimated based on the quoted market prices for similar instruments. The carrying value of the

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

            FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
                 THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1999

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Company's accounts receivable and cash accounts are assumed to approximate fair value due to the short-term nature of these accounts.

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of all majority-owned and controlled subsidiaries. Investments in entities which are not majority-owned and controlled by the Company are accounted for under the equity method. All significant intercompany balances and transactions have been eliminated in consolidation.

    RECLASSIFICATION--Certain prior period amounts have been reclassified to conform to the current year presentation.

    MINORITY INTEREST--The minority interest in the net income or loss of the Company's consolidated subsidiaries is reflected in the statements of operations. To the extent the minority interest in the net losses of the Company's consolidated subsidiaries exceeds the minority investment in those subsidiaries, such excess losses are charged to the Company. No such excess losses were incurred in 1997 or 1998, or during the nine months ended September 30, 1999.

    PROPERTY, PLANT AND EQUIPMENT--Property and equipment are depreciated using the straight-line method over the estimated useful lives of 3 to 15 years. The building is depreciated using the straight-line method over an estimated useful life of 40 years. Leasehold improvements are depreciated using the straight-line method over the lesser of five years or the term of the lease. Satellite transponders are depreciated using the straight-line method over the estimated useful life of 12 years.

    GOODWILL--Goodwill consists primarily of the excess purchase price paid in the PIN Venture acquisition in 1997 and the excess purchase price paid in the MediaAmerica acquisition in 1998 (see Note 3). Goodwill related to the PIN Venture acquisition is amortized using the straight-line method over the estimated economic life of the partnership, which is 18 years. Goodwill related to the MediaAmerica acquisition is amortized using the straight-line method over an estimated economic life of 40 years.

    OTHER INTANGIBLE ASSETS--Intangible assets consist primarily of radio programming licensing agreements obtained from a third party in October 1996 and cable programming distribution agreement payments. Intangible assets are amortized using the straight-line method over the lesser of 15 years or the term of the affiliate agreement.

    LONG-LIVED ASSETS--The Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No such impairment indicators have been identified by the Company for the years ended December 31, 1997 and 1998, or for the nine months ended September 30, 1999.

    ADVANCES TO PARENT COMPANY--Advances to parent company in the statements of shareholders' deficit represent the net impact of the intercompany activity between Space Segment and Jones International. Such amounts have been presented as further reductions of accumulated deficit in connection with the reorganization of these entities under common control during 1997.

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

            FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
                 THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1999

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    DEFERRED COMMISSIONS--Sales commissions are amortized using the straight-line method over the life of the corresponding affiliate agreements from which the sales commission was paid. The current amount represents the portion to be amortized within the next 12 months.

    DEBT OFFERING COSTS--The Company incurred approximately $4,526,000 of debt offering costs in the year ended December 31, 1998. Such costs include fees for financial advisory services, legal counsel, independent public accountants, regulatory and stock exchange registration fees, and other various costs associated with the Notes offering. In 1997, the Company incurred $505,000 of deferred offering costs related to a proposed equity offering. As a result of the withdrawal of the proposed offering in early 1997, the portion of the deferred offering costs that were deemed by management as unusable in pursuing other financing options were expensed. During the year ended December 31, 1997, $938,000 of such costs was expensed by the Company. The remaining deferred offering costs of approximately $175,000 are included in debt offering costs in the accompanying consolidated statements of financial position at December 31, 1997 and are deemed to benefit the Notes Offering completed by the Company which closed in July 1998 (see Note 6).

    CUSTOMER DEPOSITS AND DEFERRED REVENUES--Customer deposits consist of unearned revenues associated with affiliate fees and refundable advance payments. Deferred revenues consist of advance payments and a security deposit paid by a lessee of the Company's satellite transponder.

    INCOME TAXES--Prior to April 2, 1997, the Company joined with Jones International in filing a consolidated tax return as provided for under the terms of a tax allocation agreement with Jones International and certain of Jones International's subsidiaries. Pursuant to the terms of the tax allocation agreement, tax provisions (benefits) were allocated to the members of the tax sharing group based on their respective pro rata contribution of taxable income
(loss) to Jones International's consolidated taxable income (loss). As a result of the issuance of additional shares of the Company's common stock (see
Note 1), less than 80 percent of the Company's outstanding common stock was beneficially (or indirectly) owned by Jones International as of April 2, 1997. Therefore, the Company is no longer included in the Jones International tax allocation agreement.

    The tax allocation agreement with Jones International gave Jones International the option to either make a payment of the tax benefits due to the subsidiary members of the tax sharing group or to defer such payments until a subsequent taxable period in which the subsidiary member generated taxable income and had a tax payment due either to Jones International or to a federal or state taxing authority. Jones International could defer such payments for a period not to exceed five years from the date the tax return was filed and could accrue interest at the time the deferred benefit amounts originated. For the year ended December 31, 1997, Jones International elected to defer a tax benefit of approximately $1,342,000 due to the Company and its subsidiaries. For the year ended December 31, 1998, the Company recorded a tax provision of approximately $49,000 to adjust estimated tax provisions to actual tax provisions for the year ended December 31, 1997. This provision was offset against the income tax benefit receivable from Jones International.

    The Company accounts for deferred tax liabilities or assets based on the temporary differences between the financial reporting and tax bases of assets and liabilities as measured by the enacted tax rates which are expected to be in effect when these differences reverse. Deferred tax assets are

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

            FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
                 THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1999

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, based upon current circumstances, are not expected to be realized.

    REVENUE RECOGNITION--The Company's revenues consist of radio programming revenues, advertising sales services revenues, cable television programming revenues and satellite services revenues.

    Radio programming revenues include advertising and license fees. The Company generates radio advertising revenues by selling airtime to advertisers who advertise their products or services on the networks. The Company recognizes advertising revenues upon airing of the advertisements. Any amounts received from customers for radio advertisements that have not been aired during the period are recorded as deferred revenues until such time as the advertisement is aired. The Company delivers its programming to radio stations for distribution to their listeners. Radio station license fees are earned monthly from certain stations based on the radio station's contractual agreement.

    Advertising sales services revenues include revenues from the selling of advertising time on radio programs. The Company recognizes advertising sales services revenues upon airing of the advertisements.

    Cable television programming revenues include advertising and license fees. The Company generates cable television advertising revenues by selling airtime to advertisers who advertise their products or services on the networks. The Company recognizes advertising revenues upon the airing of the advertisements. Any amounts received from customers for television advertisements that have not been aired during the period are recorded as deferred revenues until such time as the advertisement is aired. The Company delivers its programming to cable television systems for distribution to their viewers. Cable television system license fees are earned monthly based on a per subscriber fee set under the terms of the cable operator's contractual agreement and the number of subscribers that are receiving the Company's programming during the respective month.

    Satellite services revenues include revenues from satellite delivery, uplinking, trafficking, playback and other services. The Company generates revenues by providing such services to affiliates and third parties. The Company recognizes satellite services revenues upon completion of the services or upon contractual arrangements.

    NEW ACCOUNTING PRONOUNCEMENTS--In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for the year ending December 31, 1999. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The Company will

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

            FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
                 THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1999

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

adopt this statement in 1999. Management of the Company does not expect that the adoption of this statement will have a material impact on the Company's financial statements.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    IMPACT OF THE YEAR 2000 ISSUE (UNAUDITED)--The Year 2000 issue is the result of many computer programs being written such that they will malfunction when reading a year of "00". This problem could cause system failure or miscalculations causing disruptions of business processes.

    The Company initiated an assessment of how the Year 2000 problem could affect its operations in the summer of 1997 and, in conjunction with related parties, established a Year 2000 Program Office (the "Y2K Office") to manage the process. The Y2K Office meets periodically with the Company's management to inform them of its assessment activities, the Year 2000 priorities it has identified, remediation recommendations and testing and compliance issues. In addition, the Y2K Office organizes and meets regularly with a review committee comprised of representatives from various departments within the Company to ensure that management from the affected areas participate in the decision process.

    The Y2K Office is currently implementing the steps needed to address the Year 2000 problem based upon its set priorities and is testing the implemented solutions. The Y2K Office's schedule for

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

            FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
                 THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1999

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

implementing and testing its Year 2000 solutions for systems that have been determined to be first priority for the Company is as follows:

                                                                                 EXPECTED
PROJECT                                                DESCRIPTION            COMPLETION DATE
--------------------------------------------  ------------------------------  ---------------
Financials..................................  Y2K testing                           Completed
                                              Contingency planning                  Completed

Unix Hardware...............................  Y2K Upgrade/testing                   Completed
                                              Y2K contingency planning                   4Q99

LAN/WAN.....................................  Remediation/testing                   Completed
                                              Contingency planning                       4Q99

Telephony Systems...........................  Y2K testing                           Completed
                                              Contingency planning                       4Q99

GAC/PIN.....................................  Y2K testing                           Completed
                                              Contingency planning                  Completed

Radio.......................................  Y2K testing                                4Q99
                                              Contingency planning                       4Q99

Uplink......................................  Y2K testing                           Completed
                                              Contingency planning                  Completed

    In 1999, the Y2K Office will also focus on Year 2000 compliance issues with respect to other systems, such as desktop hardware and software, data archiving systems, traffic and billing reconciliation applications and other record management systems. The Company has not used, and does not plan to employ, unaffiliated third party verification and validation processes to assure the reliability of its risk and cost estimates. The Company has not deferred any other significant information technology projects due to Year 2000 efforts.

    Jones International, the Company's parent, has contacted key vendors of business application and operating software to determine the compliance of their software. Several key information systems, including the primary financial software applications, have been tested and have been determined to be Year 2000 compliant. Additionally, an inventory has been conducted at the Jones international data center and the Company's Uplink facilities for all operational support systems and at the corporate office for all desktop computer hardware and software to ensure all business application and operating software is identified. The focus during the 4th quarter 1999 has been on final Y2K testing on the Company's radio studios and on contingency planning.

    The Company has not incurred any material Year 2000 costs to date. Management does not have an estimate for future Year 2000 project costs.

    The Company has prepared contingency plans for all vital components of its businesses. In the event that these plans are not adequate, or other problems develop when Year 2000 arrives, there could be a material adverse effect on the Company's financial condition and results of operations.

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

            FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
                 THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1999

(3) ACQUISITIONS OF PIN VENTURE AND MEDIAAMERICA

    From February 1995 until March 31, 1997, the Company owned 50 percent or less of the PIN Venture. Effective April 1, 1997, the Company acquired from Adelphia Communications Corporation an 8.35 percent equity interest in the PIN Venture in exchange for 262,500 shares of the Company's Class A Common Stock. Effective December 31, 1998, the Company acquired the remaining Adelphia Communications Corporation equity interest in the PIN Venture, 2.18 percent, in exchange for 12,416 shares of the Company's Class A Common Stock. As a result of these transactions, which were accounted for as purchases, the Company now owns approximately 55.3 percent of the PIN Venture. The Company recorded goodwill of $13.2 million in conjunction with the acquisitions of the additional interests. Effective April 1, 1997, the Company consolidated the results of operations of the PIN Venture for financial reporting purposes.

    On July 10, 1998, the Company acquired substantially all assets and assumed certain liabilities of MediaAmerica for $32.7 million plus a working capital adjustment of approximately $2.1 million. MediaAmerica provides radio advertising sales representation services and also owns syndicated radio programming. The seller of MediaAmerica received $26.7 million in cash and $6.0 million in shares of Class A Common Stock of the Company valued at $15 per share. The seller of MediaAmerica also received 141,970 shares of Class A Common Stock for the working capital adjustment. In addition, the seller of MediaAmerica may receive up to $5 million in shares of Class A Common Stock, with the excess, if any, to be paid in cash if certain multiples of earnings before interest, taxes, depreciation and amortization ("EBITDA") for the twelve-month period following the closing are achieved. The acquisition was accounted for as a purchase. The Company recorded approximately $29.8 million in goodwill in connection with the acquisition of MediaAmerica.

    The seller of MediaAmerica has the right to cause the Company to repurchase the shares of the Company issued in the MediaAmerica acquisition at any time after three years from the July 10, 1998 closing. The price would be the fair market value of the Class A Common Stock on the date of exercise of the put, as determined by agreement or by an independent investment banking firm. The Company has a correlative right to require that the seller of MediaAmerica to sell such shares to the Company at fair market value. Such rights terminate upon an initial public offering by the Company. Before the seller of MediaAmerica can require the Company to buy its shares, the Company must have available cash (as defined); this condition lapses after seven and one quarter years from the date of closing. If the Company has exercised its purchase right and there is a change of control involving a higher price within nine months of the exercise of the call, the Company must pay specified additional consideration.

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

            FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
                 THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1999

(3) ACQUISITIONS OF PIN VENTURE AND MEDIAAMERICA (CONTINUED)

    Certain unaudited condensed pro-forma financial information of the Company assuming the purchases noted above were completed as of January 1, 1997, is as follows:

                                                                         DECEMBER 31,
                                                                 -----------------------------
                                                                     1997            1998
                                                                 -------------  --------------
Revenues.......................................................  $  47,295,000  $   44,564,000
Operating expenses.............................................     40,136,000      46,131,000
Operating income (loss)........................................      7,159,000      (1,567,000)
Net loss.......................................................     (4,841,000)    (14,393,000)
Net loss per common share......................................  $       (1.01) $        (2.40)

(4) TRANSACTIONS WITH AFFILIATED ENTITIES

    The Company is a subsidiary of Jones International, a holding company with ownership in several companies involved in various aspects of the telecommunications industry. Jones International is wholly owned by Mr. Jones, Chairman and Chief Executive Officer of Jones Intercable and various other subsidiaries of Jones International. Certain members of management of the Company are also officers or directors of these affiliated entities and, from time to time, the Company may have transactions with these entities. Certain expenses are paid by affiliated entities on behalf of the Company and are allocated at cost based on specific identification or other methods which management believes are reasonable. Principal recurring transactions with affiliates, excluding Superaudio, are described below. See Note 9 for transactions with affiliates related to Superaudio.

    CABLE TELEVISION PROGRAMMING REVENUES--The Company earns up to a three percent commission on the sale of airtime for informational programming on Knowledge TV, Inc. ("KTV"). As a result of the sale of KTV's distribution assets, KTV terminated its use of this service as of September 1999. The unaffiliated purchaser of KTV's distribution assets has entered into an agreement with the Company to sell airtime for the fourth quarter of 1999. For the year ended December 31, 1996, 1997 and 1998, the Company received approximately $241,000, $216,000 and $176,000, respectively, for this service. For the nine months ended September 30, 1998 and 1999, KTV paid total commissions to the Company of approximately $135,000 and $121,000, respectively, for this service.

    The Company distributes Great American Country to certain cable television systems owned or managed by Jones Intercable. Effective April 7, 1999, Jones Intercable is no longer an affiliate of the Company due to the sale of Mr. Jones' interest in Intercable. Jones Intercable, through its new unaffiliated parent, has continued to pay the Company programming license fees subsequent to the sale of Mr. Jones' interest in Jones Intercable. Jones Intercable and its affiliated partnerships paid total license fees to the Company of approximately $719,000, $853,000 and $921,000 for the years ended December 31, 1996, 1997 and 1998. For the nine months ended September 30, 1998, Jones Intercable (and its affiliated partnerships) paid total affiliate license fees to the Company of approximately $688,000 for this programming service. From January 1, 1999 to April 7, 1999, Jones Intercable and its affiliated partnerships paid total affiliated fees to the Company of approximately $322,000 for this programming service.

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

            FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
                 THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1999

(4) TRANSACTIONS WITH AFFILIATED ENTITIES (CONTINUED)

    SATELLITE SERVICES REVENUES--Jones Earth Segment, Inc. ("Earth Segment"), a wholly-owned subsidiary of the Company, provides playback, editing, duplication and uplinking services primarily to its cable programming network affiliates. As a result of the sale of KTV's distribution assets in 1999, KTV will terminate its use of certain earth station services provided by Earth Segment. It is estimated that the termination of these services will occur early in the first quarter of 2000. Earth Segment charges affiliates for its services using rates which are calculated to achieve a specified rate of return on investment to Earth Segment. For the years ended December 31, 1996, 1997 and 1998, Earth Segment charged Jones International and its affiliates approximately $2,248,000, $2,193,000 and $2,664,000, respectively, for these services. For the nine months ended September 30, 1998 and 1999, Jones International and its affiliates paid satellite services fees to Earth Segment of approximately $2,013,000 and $2,197,000, respectively.

    Prior to the consolidation of the PIN Venture, Earth Segment charged the PIN Venture approximately $726,000 and $201,000 for the years ended December 31, 1996 and 1997, respectively, for these services.

    In addition, Jones Space Holdings ("Space Holdings"), a subsidiary of the Company, subleases a non-preemptible satellite transponder to Jones International and its affiliates. For the years ended December 31, 1996, 1997, and 1998, respectively Jones International and its affiliates paid approximately $852,000, $896,000 and $1,174,000 for these leases. For the nine months ended September 30, 1998 and 1999, Jones International and its affiliates paid satellite delivery charges to Space Holdings of approximately $822,000 and $1,106,000.

    Prior to the consolidation of the PIN Venture, satellite transponder lease revenues of approximately $852,000, and $224,000 were received from the PIN Venture, for the years ended December 31, 1996 and 1997, respectively.

    Also, Jones Galactic Radio ("Galactic Radio"), a subsidiary of the Company, has a satellite transponder lease agreement with Jones Satellite Holdings ("Satellite Holdings"), a subsidiary of KTV, and in turn subleases the audio subcarriers on this satellite transponder to Superaudio, a cable audio format provider, which is a 50% owned joint venture. Superaudio paid $633,000 for each of the years ended December 31, 1996, 1997 and 1998 for this service. For each of the nine months ended September 30, 1998 and 1999, Superaudio paid approximately $474,000 (see "Satellite Delivery and Production Support Expenses").

    CABLE TELEVISION PROGRAMMING EXPENSE--The PIN Venture pays a significant portion of the revenues generated by its infomercial programming in the form of system rebates to all cable systems that enter into agreements to air such programming. Amounts paid by the PIN Venture to Jones Intercable and its affiliated partnerships, Cox Communications and Adelphia Communications were approximately $3,546,000 for the nine months ended December 31, 1997. Amounts paid by the PIN Venture to Jones Intercable and its affiliated partnerships, Cox and Adelphia were approximately $5,216,000 for the year ended December 31, 1998. For the nine months ended September 30, 1998, the PIN Venture paid Jones Intercable (and its affiliated partnerships), Cox Communications and Adelphia Communications approximately $4,063,000 for system rebates. Effective
December 31, 1998, the Company acquired the remaining Adelphia Communications equity interest in the PIN Venture in exchange for 12,416 shares

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

            FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
                 THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1999

(4) TRANSACTIONS WITH AFFILIATED ENTITIES (CONTINUED)

of the Company's Class A Common Stock. As a result, Adelphia Communications is no longer an affiliated party to the PIN Venture as of January 1, 1999. Effective April 7, 1999 Jones Intercable is no longer an affiliate of the Company due to the sale of Mr. Jones' interest in Jones Intercable. The PIN Venture has continued to pay rebates to Jones Intercable (and its affiliated partnerships) and Adelphia Communications subsequent to the change in the ownership structures. For the three months ended September 30, 1999, the PIN Venture paid Cox Communications approximately $715,000 for system rebates. From January 1, 1999 to April 7, 1999, the PIN Venture paid Jones Intercable (and its affiliated partnerships) approximately $417,000 for system rebates. For the nine months ended September 30, 1999, the PIN Venture paid Cox Communications approximately $2,237,000 for system rebates.

    Jones Network Sales ("JNS"), a wholly-owned subsidiary of Jones International, began providing affiliate sales and certain marketing services to the Company in late 1997. This affiliate charged the Company approximately $201,000 and $906,000 for the years ended December 31, 1997 and 1998, respectively, for these services. As a result of the sale of KTV's distribution of assets in 1999, KTV will terminate its use of JNS services in the fourth quarter of 1999, after which the Company will incur substantially all operating costs of JNS. For the nine months ended September 30, 1998 and 1999, the Company paid JNS approximately $680,000 and $1,020,000, respectively, for these services.

    SATELLITE SERVICES EXPENSE--Jones Galactic Radio, Inc. ("Galactic Radio"), a wholly-owned subsidiary of the Company, has a transponder lease agreement with Jones Satellite Holdings ("Satellite Holdings"), an affiliate of the Company, for the use of the sub-carriers on a non-preemptible satellite transponder. This agreement allows Galactic Radio to use a portion of the transponder to distribute its audio programming. Satellite Holdings has the right to terminate the lease agreement at any time upon 30 days written notice to Galactic Radio. The Company agreed to pay Satellite Holdings approximately $58,000 per month. This agreement will expire May 7, 2004. Satellite Holdings charged approximately $696,000 for each of the years ended December 31, 1996, 1997 and 1998, for this service. For each of the nine months ended September 30, 1998 and 1999, Galactic Radio paid Satellite Holdings approximately $522,000 for this service. Satellite Holdings has the right to terminate the license agreement at any time upon 30 days written notice to Galactic Radio. Management anticipates Satellite Holdings will exercise the right to terminate this license agreement in early 2000 due to the sale of KTV's distribution assets. At this time, Management has not secured a suitable satellite transponder to replace the Satellite Holdings transponder currently carrying the Superaudio service. There can be no assurance that suitable satellite transponder capacity on acceptable terms will be secured prior to or after Satellite Holdings exercises its right to terminate its transponder agreement with Superaudio. In the event suitable satellite transponder capacity cannot be secured on acceptable terms, Superaudio's ability to distribute its programming will be severely adversely impacted.

    GENERAL AND ADMINISTRATIVE EXPENSES--The Company leases and subleases office space in Englewood, Colorado from affiliates of Jones International. The Company was charged approximately $32,000, $88,000 and $148,000, for the years ended December 31, 1996, 1997 and 1998, respectively, for rent and associated expenses. For the nine months ended September 30, 1998 and 1999, the Company paid these affiliates approximately $111,000 and $144,000, respectively, for rent and associated expenses.

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

            FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
                 THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1999

(4) TRANSACTIONS WITH AFFILIATED ENTITIES (CONTINUED)

    An affiliate of Jones International provides computer hardware and software support services to the Company. This affiliate charged the Company approximately $385,000, $574,000 and $733,000, for the years ended December 31, 1996, 1997 and 1998, respectively, for such services. For the nine months ended September 30, 1998 and 1999, the Company paid the affiliate approximately $506,000 and $575,000, respectively, for such services.

    An affiliate of the Company charged the Company approximately $197,000 for the year ended December 31,1998 for the allocated costs of its airplane which was used by the Company in connection with the Notes offering.

    The Company and its consolidated subsidiaries reimburse Jones International and its affiliates for certain allocated administrative expenses. These expenses generally consist of payroll and related benefits. Allocations of personnel costs are generally based on actual time spent by affiliated associates with respect to the Company. Jones International and its affiliates charged the Company approximately $861,000, $540,000 and $1,116,000, for the years ended December 31, 1996, 1997 and 1998, respectively, for these administrative expenses. For the nine months ended September 30, 1998 and 1999, the Company paid Jones International and its affiliates approximately $833,000 and $770,000, respectively, for these administrative expenses.

    To assist in funding its operating and investing activities, the Company has borrowed funds from Jones International. Jones International charged interest on its advances to the Company at rates of approximately 10 percent per annum in 1996, 1997 and 1998. Jones International's interest rate is calculated using the published prime rate plus two percent. Jones International charged the Company interest of approximately $243,000, $868,000 and $506,000, for the years ended December 31, 1996, 1997 and 1998, respectively. The Company repaid these advances from borrowings, operating cash flow and/or available cash balances. Jones International charged interest on its advances to the Company at rates of approximately 10 percent per annum for the nine months ended September 30, 1998 and 1999. For the nine months ended September 30, 1998 and 1999, the Company paid Jones International interest of approximately $436,000 and $38,000, respectively.

    Prior to April 2, 1997, the Company joined in filing a consolidated tax return with Jones International under the terms of a tax allocation agreement which was terminated subsequent to April 2, 1997. Pursuant to the terms of the tax allocation agreement, tax benefits were allocated to the Company based on its pro rata contribution of taxable loss to Jones International's taxable loss. In 1997 and 1998, Jones International elected to defer the payments of the tax benefits due to the Company pursuant to the terms of the tax allocation agreement. In the first quarter of 1999, Jones International elected to make a $1,335,000 million payment of tax benefits through a reduction of the intercompany balance between the Company and Jones International. The remaining intercompany balance was subsequently reimbursed to Jones International in April 1999.

    In the normal course of business, Jones International (1) remits funds on behalf of the Company to third parties and affiliates in payment for products and services purchased by the Company, and (2) receives funds on behalf of the Company in payment for products and services provided by the Company. Starting in April 1999, these amounts are reimbursed from or to Jones International on a

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

            FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
                 THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1999

(4) TRANSACTIONS WITH AFFILIATED ENTITIES (CONTINUED)

monthly basis. Due to their short-term nature, such amounts outstanding with Jones International are classified as a current asset or liability in the accompanying financial statements.

(5) LONG-TERM DEBT--AFFILIATED ENTITIES

    In December 1994, Earth Segment issued a promissory note which was acquired by Jones Intercable. As of December 31, 1996 and 1997, the principal amount of the note was approximately $6,555,000. The note was secured by all of Earth Segment's present and future tangible and intangible property. Interest expense, which was payable quarterly, totaled approximately $608,000, $627,000 and $156,000 for the years ended December 31, 1996, 1997 and 1998, respectively. This note and accrued interest were repaid on March 31, 1998 (see Note 6).

    Effective August 15, 1996, the Company purchased all of the outstanding common stock of Galactic Radio from Jones Global Group, Inc. ("Global Group"), an affiliate of the Company, for $17.2 million. The Company paid the purchase price to Global Group using $1.2 million in cash, which was advanced to the Company by Jones International, with the balance paid in the form of a $16.0 million note to Global Group. Effective September 30, 1997, the Company and Global Group agreed to convert $6 million of the $16 million note payable to Global Group into 400,000 shares of the Company's Class B Common Stock.

    Effective upon the closing of the Notes offering, the remaining $10 million of the Global Group Note was converted into 666,667 shares of the Company's Class A Common Stock at a rate of $15 per share.

(6) SENIOR SECURED NOTES

    In July 1998, the Company issued $100 million of 11 3/4 percent Senior Secured Notes (the "Notes"). The Company used the proceeds from the Notes offering (i) to finance the cash consideration of the acquisition of MediaAmerica, (ii) to prepay the capital lease obligation relating to the satellite transponders, (iii) to repay the Radio Holdings LLC credit facility and (iv) for general corporate purposes, including the payment of fees and expenses.

    Interest on the Notes is payable semi-annually on January 1 and July 1 of each year, commencing January 1, 1999. The Notes will mature on July 1, 2005. Except as described below, the Company may not redeem the Notes prior to July 1, 2003. On or after such date, the Company may redeem the Notes, in whole or in part, at any time, at a redemption price of 105.875 percent of the principal amount to be redeemed for the 12 month period commencing July 1, 2003 and declining to 100 percent of the principal amount to be redeemed for the period after July 1, 2004, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to July 1, 2001, the Company may, subject to certain requirements, redeem up to 35 percent of the aggregate principal amount of the Notes with the cash proceeds of one or more Equity Offerings (as defined) at a redemption price equal to 111.75 percent of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least 65 percent of the aggregate principal amount of the Notes remains outstanding immediately after each such redemption. Upon the occurrence of a Change of Control (as defined), the Company will be

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

            FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
                 THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1999

(6) SENIOR SECURED NOTES (CONTINUED)

required to make an offer to repurchase the Notes at a price equal to 101 percent of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase.

    The Notes are senior obligations of the Company. The Notes are secured by the capital stock of JPN, Inc., the Company's wholly-owned intermediate holding company and JPN's direct subsidiaries. The Notes are unconditionally guaranteed (the "Guarantees") by each of the Subsidiary Guarantors. The Guarantees are senior obligations of the Subsidiary Guarantors and rank pari passu in right of payment with all existing and future Senior Indebtedness of the Subsidiary Guarantors, other than Bank Indebtedness (as defined) and Capitalized Lease Obligations (as defined) of the Subsidiary Guarantors, and are ranked senior in right of payment to all existing and future Subordinated Obligations of the Subsidiary Guarantors. The Guarantees are not secured.

(7) ACQUISITION OF BROADCAST PROGRAMMING

    On August 2, 1999, the Company acquired certain radio programming assets from Broadcast Electronics, Inc. ("BEI"), a Rhode Island corporation, for
$20 million plus estimated closing adjustments of approximately $860,000, in cash (the "BP Acquisition"). The closing adjustments are subject to final adjustments. BEI's radio programming business was conducted through its Broadcast Programming Division ("BP"), which included the following programs:
Delilah, Neon Nights with Lia Knight and TotalRadio music format services. The acquisition has been accounted for under the purchase method and accordingly, the purchase price allocation is preliminary and adjustments may be recorded through August 2000. The Company recorded approximately $9.6 million in goodwill and $10.0 million in affiliate and personal service agreements in connection with the BP Acquisition. The affiliate and personal service agreements are recorded as intangible assets.

    On July 29, 1999, the Company entered into a $20 million credit facility with a commercial bank to finance the BP Acquisition on a short-term basis (the "Credit Facility"). In order to allow the Company to obtain more favorable terms, Jones International has guaranteed the loan and provided certain collateral as security for the guaranty. The Credit Facility bears interest either at the commercial bank's prime rate minus two percent or a fixed rate (which is approximately equal to LIBOR) plus one half of one percent. The interest rate was 5.84% per annum as of September 30, 1999. The Credit Facility will expire on June 30, 2000, unless extended. On September 30, 1999, the Company used the proceeds from the Series A Preferred Equity to pay down all amounts outstanding under the Credit Facility (see Note 8). The full amount of the credit facility was available to the Company as of September 30, 1999.

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

(8) SERIES A PREFERRED EQUITY

    Effective September 1999, the Company issued $24.0 million of Series A Preferred Equity, a portion of which is subject to final documentation. The issuance of the $20.1 million of the Series A Preferred Equity was closed in September 1999. Of the remaining $3.9 million, $1.9 million was closed in October 1999. The remaining $2.0 million was closed in November 1999, subject to documentation. An affiliate of the Company's Chairman and majority shareholder, Mr. Jones, purchased $20.0 million of the Series A Preferred Equity. The Company used $20.0 million of the proceeds from the Series A Preferred Equity issuance to repay $20.0 million of indebtedness under the Company's $20.0 million Credit Facility. The balance will be used to develop the Company's Internet strategy and for general corporate purposes.

    The holders of the Series A Preferred Equity are entitled to receive dividends if and when declared by the Board of Directors. No dividends will be paid on Class A or Class B Common Stock unless equal dividends have been declared and paid on the Series A Preferred Equity. Shareholders will have the right to convert at any time the Series A Preferred Equity into shares of Class A Common Stock of the company, on a one-for-one basis. The Series A Preferred Equity will be automatically converted into Class A Common Stock of the Company upon the completion by the Company of a public offering or a series of public offerings raising aggregate gross proceeds of at least $20 million.

(9) CAPITAL LEASES

    The capital lease obligation was comprised of a satellite transponder lease agreement which provided two non-preemptible satellite transponders. A portion of these satellite transponders are subleased to affiliated entities and third parties. On July 24, 1998, the Company prepaid the entire capital lease obligation using a portion of the proceeds from the Notes offering (see
Note 6).

(10) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

    LONG-TERM DEBT--The fair value of the Company's long-term debt is estimated based on an estimate of fair value for debt of similar characteristics.

    SENIOR SECURED NOTES--The fair value of the Notes were estimated based on the quoted market prices for the Notes.

    CLASS A COMMON STOCK SUBJECT TO PUT--The fair value of the Company's
Class A Common Stock subject to put is estimated based on the estimated purchase price to buy back the Class A Common Stock (see Note 17).

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

(10) FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

    The estimated fair values of the Company's financial instruments are as follows:

                                                        DECEMBER 31,
                                 -----------------------------------------------------------
                                             1997                          1998
                                 ----------------------------  -----------------------------
                                     CARRY          FAIR           CARRY           FAIR
                                    AMOUNT          VALUE          AMOUNT          VALUE
                                 -------------  -------------  --------------  -------------
Long-term debt.................  $  16,555,000  $  16,555,000  $           --  $          --
Senior Secured Notes...........             --             --     100,000,000     64,000,000
Class A Common Stock subject to
  put..........................             --             --       1,213,000      1,020,000

(11) JOINT VENTURE

    The Company is a 50 percent partner in the Superaudio joint venture. Superaudio provides audio programming services to cable television system operators.

    Certain condensed financial information for Superaudio is as follows:

                                                                    DECEMBER 31,
                                                      ----------------------------------------
                                                          1996          1997          1998
                                                      ------------  ------------  ------------
Total assets........................................  $    950,000  $  1,216,000  $    770,000
Total liabilities...................................        72,000        62,000        64,000
Partners' capital...................................       878,000     1,154,000       706,000
Revenues............................................     2,379,000     2,132,000     1,789,000
Operating expenses..................................     1,755,000     1,684,000     1,552,000
Operating income....................................       624,000       448,000       237,000
Net income..........................................       632,000       476,000       251,000

    Superaudio reimburses the Company and its affiliates for certain allocated overhead and administrative expenses. These expenses generally consist of payroll and related benefits, rent, computer hardware and software support services and other corporate facilities costs. The Company and its affiliates provide programming, advertising sales management, engineering, marketing, administrative, accounting, information management, and legal services to Superaudio. Allocations of personnel costs have been based primarily on actual time spent by the Company and its affiliates' employees.

    Significant transactions for Superaudio with affiliated entities are described below:

    AUDIO PROGRAMMING REVENUES--Superaudio delivers its audio programming to cable television systems owned by Jones Intercable and its affiliated partnerships for a monthly fee of $60,000. For each of the years ended December 31, 1996, 1997 and 1998, Jones Intercable and its affiliates paid Superaudio $720,000 for audio programming.

    AUDIO PROGRAMMING EXPENSE--The Company sells certain audio programming and services to Superaudio. For the years ended December 31, 1996, 1997 and 1998, the Company charged Superaudio approximately $48,000, $16,000 and $36,000, respectively, for audio programming and services.

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

(11) JOINT VENTURE (CONTINUED)

    In 1998, the Company began providing programming personnel to Superaudio. The Company charged Superaudio approximately $276,000 for audio programming and engineering personnel services for the year ended December 31, 1998.

    SATELLITE SERVICES EXPENSE--The Company has a satellite transponder lease agreement with Satellite Holdings and in turn subleases the audio subcarriers on this satellite transponder to Superaudio. The Company charged Superaudio $633,000 for each of the three years ended December 31, 1998 for this service.

    Earth Segment provides playback, editing, duplication and uplinking services to Superaudio. Earth Segment charges Superaudio for its services using rates which are calculated to achieve a specified rate of return on investment to Earth Segment. For the years ended December 31, 1996, 1997 and 1998, Earth Segment charged Superaudio approximately $97,000, $128,000 and $118,000, respectively, for these services.

    GENERAL AND ADMINISTRATIVE EXPENSES--An affiliate of Jones International provides computer hardware and software support services to Superaudio. The affiliate charged Superaudio approximately $40,000, $23,000 and $26,000 for the years ended December 31, 1996, 1997 and 1998, respectively, for computer services.

    Superaudio reimburses Jones International for certain allocated administrative expenses. These expenses generally consist of salaries and related benefits. Allocations of personnel costs are generally based on actual time spent by affiliated associates with respect to Superaudio. Jones International and its affiliates charged Superaudio approximately $23,000, $33,000 and $88,000 for the years ended December 31, 1996, 1997 and 1998, respectively, for these administrative expenses.

(12) COMMON STOCK

    VOTING RIGHTS--Holders of Class A Common Stock are generally entitled to one vote per share and are entitled to elect 25% of the Board of Directors, and holders of Class B Common Stock are entitled to ten votes per share and to elect the remaining 75% of the Board of Directors. Both classes vote together as a single class on all matters not requiring a class vote under Colorado law.

(13) STOCK OPTIONS

    The Company has adopted an employee stock option plan (the "Plan") that provides for the grant of stock options and stock appreciation rights ("SARs") to employees of the Company. The Plan is construed, interpreted and administered by the Board of Directors or a committee of two of more non-employee directors. The committee or the Board of Directors determines the individuals to whom options are granted, the number of shares subject to the options, the exercise price of the options, the period over which the options become exercisable and the terms and provisions of stock options as it may determine from time to time, subject only to the provisions of the Plan. The Plan covers an aggregate of up to 400,000 shares of the Company's Class A Common Stock. As of December 31, 1998, options to purchase 345,000 shares of Class A Common Stock have been granted and 29,000 shares have been terminated or forfeited upon resignation of the holders. The options outstanding at December 31, 1998 have an exercise price of $15 per share and a weighted average remaining contractual life of
9.59 years. At December 31, 1998, none of the options were exercisable.

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

(13) STOCK OPTIONS (CONTINUED)

    The Company accounts for this plan under Accounting Principles Board ("APB") Opinion No. 25, under which no compensation has been recognized. Had compensation cost for this plan been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net loss and basic and diluted earnings per share would have been approximately $11,279,000, $2.16 and $2.19, respectively. The fair value of each of the option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1998: risk-free interest rates of 5.5 percent and an expected life of 7 years. Expected volatility is negligible due to the lack of public trading of Company's Common Stock.

(14) NET LOSS PER COMMON SHARE

    In February 1997, FASB issued SFAS 128, "Earnings Per Share." This statement replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is similar to the previously reported fully diluted earnings per share.

    Earnings per share amounts for all periods are presented below in accordance with the requirements of SFAS 128.

                                                                    YEARS ENDED DECEMBER 31,
                                                                   ---------------------------
                                                                       1997          1998
                                                                   ------------  -------------
Numerator:
  Net loss.......................................................  $  3,493,000  $  11,450,000
Denominator:
  Denominator for basic loss per share--weighted-average shares
    outstanding..................................................     4,440,448      5,372,644
Basic loss per share.............................................  $      (0.79) $       (2.13)
Denominator:
  Denominator for diluted loss per share-weighted-average shares
    outstanding..................................................     4,440,448      5,361,608
Diluted loss per share...........................................  $      (0.79) $       (2.14)

(15) INCOME TAXES

    As described in Note 2, the Company joined in filing a consolidated tax return as provided for under the terms of a tax sharing agreement with Jones International and Jones International's other subsidiaries through the first quarter of 1997. Pursuant to the terms of the agreement, tax (provisions) benefits are allocated to members of the tax sharing group based on their respective pro rata contribution of taxable income (loss) to Jones International's consolidated taxable income (loss). Income tax benefit (provision) recognized as a result of the tax sharing arrangement were approximately $387,000, $1,342,000 and ($49,000) for the years ended December 31, 1996, 1997 and

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

(15) INCOME TAXES (CONTINUED)

1998. The difference between the statutory federal income tax rate and effective rate is summarized as follows:

                                                                     DECEMBER 31,
                                                        --------------------------------------
                                                           1996         1997          1998
                                                        ----------  ------------  ------------
Computed "expected tax benefit".......................  $  743,000  $  1,692,000  $  3,991,000
State taxes, net of federal benefit...................      72,000       157,000       371,000
Other.................................................      20,000        28,000       (35,000)
                                                        ----------  ------------  ------------
                                                           835,000     1,877,000     4,327,000
Valuation allowance...................................    (835,000)   (1,877,000)   (4,327,000)
                                                        ----------  ------------  ------------
Tax benefit (provision) before impact of tax sharing
  agreement...........................................          --            --            --
Impact of tax sharing agreement (through
  April 2, 1997)......................................     387,000     1,342,000       (49,000)
                                                        ----------  ------------  ------------
Total income tax benefit (provision)..................  $  387,000  $  1,342,000  $    (49,000)
                                                        ==========  ============  ============

    The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are as follows:

                                                                        1997          1998
                                                                    ------------  ------------
DEFERRED TAX ASSETS:
Net operating loss carry forwards.................................  $  1,654,000  $  5,498,000
Future deductible amounts associated with other assets and
  liabilities.....................................................       154,000       391,000
                                                                    ------------  ------------
  Total...........................................................     1,808,000     5,889,000
DEFERRED TAX LIABILITIES:
Net assets of MediaAmerica........................................            --    (4,200,000)
Property and equipment............................................      (706,000)     (753,000)
Valuation allowance...............................................    (1,102,000)     (936,000)
                                                                    ------------  ------------
Net deferred tax assets...........................................  $         --  $         --
                                                                    ============  ============

    At December 31, 1998, the Company had net tax operating loss carryforwards ("NOLs") of approximately $9.8 million which expire between 2007 and 2008. Although management expects future results of operations to improve, it recognized the Company's past performance rather than growth projections when determining the valuation allowance. Any subsequent adjustment to the valuation allowance, if deemed appropriate due to changed circumstances, will be recognized as a separate component of the provision for income taxes.

(16) EMPLOYEE INVESTMENT AND DEFERRED COMPENSATION PLANS

    The Company's employees are eligible to participate in an Employee Profit Sharing/Retirement Savings Plan (the "401(k) Plan"). Under the 401(k) Plan, eligible employees are permitted to defer up to 16% of their annual compensation. The Company currently matches 50% of the employees' deferrals

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

(16) EMPLOYEE INVESTMENT AND DEFERRED COMPENSATION PLANS (CONTINUED)

up to a maximum of 6% of their annual compensation, with the Company's contribution vesting immediately. Contributions to the 401(k) Plan are invested by the trustees of the 401(k) Plan in accordance with the directions of each participant. Participants or their beneficiaries are entitled to payment of benefits (i) upon retirement either at or after age 65, (ii) upon death or disability or (iii) upon termination of employment, unless the participant elects to receive payment prior to one of the events previously listed. For the years ended December 31, 1996, 1997 and 1998, the Company contributed approximately $62,000, $83,000 and $99,000, respectively, to the 401(k) Plan on behalf of its employees.

    Certain of the Company's key management personnel are eligible to participate in a Deferred Compensation Plan (the "Deferred Compensation Plan"). Under the Deferred Compensation Plan, key employees are permitted to defer receipt of 100% of their annual compensation. The Company currently matches the key employees' deferrals up to a maximum of 6% of their compensation. The contributed funds are deposited with an independent trustee and are invested in a number of pre-selected investment funds. Both the key employees' and the Company's contributions are subject to the claims of the Company's creditors. Participants in the Deferred Compensation Plan or their beneficiaries receive a distribution of their contributions, the Company's contributions, and earnings attributable to those contributions on their separation from employment with the Company or their death. Contributions made by the Company to the Deferred Compensation Plan on behalf of key employees totaled approximately $23,000, $33,000 and $33,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

(17) COMMITMENTS AND CONTINGENCIES

    GAC EQUITY AGREEMENTS--In the first quarter of 1998, Great American Country and the Company entered into equity affiliate agreements with two multiple cable system operators ("MSOs"). Pursuant to the terms of such agreements, the Company agreed to issue shares of Class A Common Stock to the MSOs in return for the MSOs providing Great American Country's programming to no less than 550,000 of their subscribers by May 31, 1998, an additional 500,000 subscribers by December 31, 1998 and an additional 150,000 subscribers by December 31, 1999. The total number of shares of Class A Common Stock to be issued is based on the number of subscribers provided by the MSOs. As of December 31, 1998, 101,124 shares of Class A Common Stock had been issued to one of the MSOs. Pursuant to the guidelines of SFAS No. 123 "Accounting for Stock-Based Compensation," the value of the Class A Common Stock was recorded as an intangible asset upon execution of the affiliate agreements and upon issuance of the Class A Common Stock. This intangible is being amortized using the straight-line method over the life of the contract (approximately 10 years). Because of a put option granted to the MSO, the shares issued to that MSO are presented above the Shareholders' Deficit section of the Statements of Financial Position. The amount of accretion from the value of the shares issued to the put option at the exercise date is not significant.

    As noted above, one of the MSOs was granted a put option on the Common Stock issued, whereby, if as of December 31, 2001, the Company or its successor has not completed a public offering of its securities, the MSO would have the option within 60 days of such date to require the Company to buy back its Class A Common Stock at a price equal to all or a portion of the license fees that would have been paid during the period between the date of the agreement and the exercise date of the put option. The purchase price would be based on the total number of MSO subscribers receiving

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

(17) COMMITMENTS AND CONTINGENCIES (CONTINUED)

the Great American Country service as of December 31, 1998. Based on the number of subscribers receiving the Great American Country service at December 31, 1998, the estimated purchase price of the Class A Common Stock in the event the put option is exercised would be approximately $1,020,000.

    SATELLITE TRANSPONDER AND EARTH STATION AGREEMENTS--In the second quarter of 1999, the Company received notification from a party leasing three of the company's satellite transponder channels of its election to terminate the lease of such channels effective August 31, 1999. Also, effective in the second quarter of 1999, the Company entered into an agreement to lease a satellite transponder channel to a third party for the remaining life of the satellite, as well as to provide other uplinking and earth station services. The Company has obtained a guarantee from a shareholder of the lessee, which covers lease payments through May 15, 2000. There can be no assurance that the Company will receive the lease payments for the full term of this lease.

    The Company rents office facilities under various operating lease agreements. As of December 31, 1998, future minimum lease payments under these noncancelable operating leases for each of the next five fiscal years and thereafter, are as follows:

                                                                                   FACILITIES
                                                                                     LEASES
                                                                                  ------------
1999............................................................................  $    644,520
2000............................................................................       666,407
2001............................................................................       671,124
2002............................................................................       657,650
2003............................................................................       509,436
Thereafter......................................................................     1,042,599
                                                                                  ------------
                                                                                  $  4,191,736
                                                                                  ============

(18) CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS

    The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the following wholly-owned subsidiaries of the
Company: JPN, Inc., Jones Space Holdings, Inc., Jones Earth Segment, Inc., Jones Infomercial Networks, Inc., Jones Radio Holdings, Inc., Great American
Country, Inc., Jones Galactic Radio, Inc., Jones Infomercial Network
Ventures, Inc., Jones Galactic Radio Partners, Inc., Jones Radio Network, Inc., Jones Audio Services, Inc., Jones Radio Network Ventures, Inc.,
MediaAmerica, Inc. and Jones MAI Radio, Inc. and Jones/Owens Radio Programming LLC (collectively, the "Subsidiary Guarantors"). The only existing subsidiaries of the Company that did not guarantee the Notes are the following three entities: the PIN Venture, Superaudio and Jones/Capstar (collectively, the "Non-Guarantor Subsidiaries").

    The Company has not provided separate complete financial statements and other disclosures of the respective Subsidiary Guarantors because management has determined that such information is not material to investors. There are no significant contractual restrictions on distributions from each of the Subsidiary Guarantors to the Company.

    Investments in subsidiaries are required to be accounted for by investors on the equity method for purposes of the supplemental condensed consolidating financial statement presentation. Under this

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

(18) CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS (CONTINUED)

method, investments are recorded at cost and adjusted for the investor company's ownership share of the subsidiaries' cumulative results of operations. In addition, investments increase in the amount of contributions to subsidiaries and decrease in the amount of distributions from subsidiaries. The elimination entries eliminate the equity method accounting for the investment in subsidiaries and the equity in earnings of subsidiaries, intercompany payables and receivables and other transactions between subsidiaries including contributions and distributions.

    Sections 13 and 15(d) of the Securities Exchange Act of 1934 require presentation of the following supplemental condensed consolidating financial statements. Presented below is condensed consolidating

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

(18) CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS (CONTINUED)

financial information for the Company and its subsidiaries as of and for the years ended December 31, 1996, 1997 and 1998, and the nine months ended September 30, 1998 and 1999.

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996:

                                                                                    NON-
                                                          THE      SUBSIDIARY     GUARANTOR    ELIMINATION
                                                        COMPANY    GUARANTORS   SUBSIDIARIES     ENTRIES     REPORTED
                                                      -----------  -----------  -------------  -----------  -----------
                                                                         (IN THOUSANDS)
INCOME STATEMENT DATA:
REVENUES:
  Radio programming.................................   $     477    $   6,519     $      --     $     (18)   $   6,978
  Cable television programming......................          --        1,153         8,038        (8,038)       1,153
  Satellite services................................          --        8,523            --            --        8,523
                                                       ---------    ---------     ---------     ---------    ---------
    Total revenues..................................         477       16,195         8,038        (8,056)      16,654
                                                       ---------    ---------     ---------     ---------    ---------
OPERATING EXPENSES:
  Radio programming.................................         420        3,761            --           (18)       4,163
  Cable television programming......................          --        1,157         5,922        (5,922)       1,157
  Satellite services................................          --        5,451            --            --        5,451
  Selling and marketing.............................         100        1,637           240          (240)       1,737
  General and administrative........................         579        2,691           751          (751)       3,270
                                                       ---------    ---------     ---------     ---------    ---------
    Total operating expenses........................       1,099       14,697         6,913        (6,931)      15,778
                                                       ---------    ---------     ---------     ---------    ---------
      OPERATING INCOME (LOSS).......................        (622)       1,498         1,125        (1,125)         876
                                                       ---------    ---------     ---------     ---------    ---------
OTHER EXPENSE (INCOME):
  Interest expense..................................         744        3,940            30          (214)       4,500
  Interest income...................................        (177)         (75)           (2)          182          (72)
  Write-off of deferred offering costs..............          --           --            --            --           --
  Equity share of loss (income) of subsidiaries.....       1,200         (829)           --        (1,200)        (829)
  Other expense (income), net.......................          --          (12)           21           (21)         (12)
                                                       ---------    ---------     ---------     ---------    ---------
    Total other expense (income)....................       1,767        3,024            49        (1,253)       3,587
                                                       ---------    ---------     ---------     ---------    ---------
  Income (loss) before income taxes and minority
    interest........................................      (2,389)      (1,526)        1,076           128       (2,711)
  Income tax benefit................................        (377)         (10)           --            --         (387)
                                                       ---------    ---------     ---------     ---------    ---------
  Income (loss) before minority interest............      (2,012)      (1,516)        1,076           128       (2,324)
  Minority interest in net loss of consolidated
    subsidiaries....................................          --           --            --            (9)          (9)
                                                       ---------    ---------     ---------     ---------    ---------
NET INCOME (LOSS)...................................   $  (2,012)   $  (1,516)    $   1,076     $     137    $  (2,315)
                                                       =========    =========     =========     =========    =========

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

(18) CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                     FOR THE YEAR ENDED DECEMBER 31, 1996:

                                                                                   NON-
                                                          THE      SUBSIDIARY    GUARANTOR   ELIMINATION
                                                        COMPANY    GUARANTORS   SUBSIDIARIES   ENTRIES     REPORTED
                                                      -----------  -----------  -----------  -----------  -----------
                                                                              (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).................................   $  (2,012)   $  (1,516)   $   1,076    $     137    $  (2,315)
    Adjustment to reconcile net loss to net cash
      provided by (used in) operating activities:
    Non-cash expenses (income)......................           2        4,850           63       (1,276)       3,639
    Distributions received..........................          --          300           --           --          300
    Net change in assets and liabilities............       2,618         (465)        (774)       1,774        3,153
                                                       ---------    ---------    ---------    ---------    ---------
      Net cash provided by (used in) operating
        activities..................................         608        3,169          365          635        4,777
                                                       ---------    ---------    ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and equipment.........          --       (2,969)        (341)         341       (2,969)
  Sale of property, plant and equipment.............          --           --           15          (15)          --
  Purchase of intangible assets.....................          --       (1,002)          --           --       (1,002)
                                                       ---------    ---------    ---------    ---------    ---------
      Net cash used in investing activities.........          --       (3,971)        (326)         326       (3,971)
                                                       ---------    ---------    ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in deferred offering costs...............        (608)          --           --           --         (608)
  Repayment of borrowings...........................          --           (8)          --           --           (8)
  Repayment of capital lease obligations............          --       (1,533)          --           --       (1,533)
  Proceeds from borrowings..........................          --        1,342           --           --        1,342
  Members contributions.............................          --        1,000           --       (1,000)          --
                                                       ---------    ---------    ---------    ---------    ---------
      Net cash used in financing activities.........        (608)         801           --       (1,000)        (807)
                                                       ---------    ---------    ---------    ---------    ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....          --           (1)          39          (39)          (1)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD......          --            5           16          (16)           5
                                                       ---------    ---------    ---------    ---------    ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD............   $      --    $       4    $      55    $     (55)   $       4
                                                       =========    =========    =========    =========    =========

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

(18) CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS (CONTINUED)

            CONDENSED CONSOLIDATING STATEMENTS OF FINANCIAL POSITION
                            AS OF DECEMBER 31, 1997:

                                                                                NON-
                                                       THE      SUBSIDIARY    GUARANTOR   ELIMINATION
                                                     COMPANY    GUARANTORS   SUBSIDIARIES   ENTRIES     REPORTED
                                                    ----------  -----------  -----------  -----------  ----------
                                                                           (IN THOUSANDS)
ASSETS:
  Cash and cash equivalents.......................  $      (25)  $      79    $   3,663    $      --   $    3,717
  Accounts receivable.............................          --         781          674           --        1,455
  Other current assets............................          --         783           --         (243)         540
                                                    ----------   ---------    ---------    ---------   ----------
      Total current assets........................         (25)      1,643        4,337         (243)       5,712
                                                    ----------   ---------    ---------    ---------   ----------
  Property, plant and equipment...................           7      28,557          212           --       28,776
  Goodwill........................................          --       3,126           --           --        3,126
  Intangible assets...............................          53       1,006            5           --        1,064
  Other long-term assets..........................       1,687       3,770           --       (2,777)       2,680
                                                    ----------   ---------    ---------    ---------   ----------
      Total assets................................  $    1,722   $  38,102    $   4,554    $  (3,020)  $   41,358
                                                    ==========   =========    =========    =========   ==========
LIABILITIES AND SHAREHOLDERS'/ MEMBERS' EQUITY
  (DEFICIT):
  Accounts payable................................         417         132          890           --        1,439
  Accrued liabilities.............................         312         961           27           --        1,300
  Other current liabilities.......................       5,910       5,915          479           --       12,304
                                                    ----------   ---------    ---------    ---------   ----------
      Total current liabilities...................       6,639       7,008        1,396           --       15,043
                                                    ----------   ---------    ---------    ---------   ----------
  Note payable-affiliated entities................      10,000       6,554           --           --       16,554
  Capital lease obligations.......................          --      26,335           --           --       26,335
  Other long-term liabilities.....................       3,289         282           --       (3,532)          39
                                                    ----------   ---------    ---------    ---------   ----------
  Total long-term liabilities.....................      13,289      33,171           --       (3,532)      42,928
                                                    ----------   ---------    ---------    ---------   ----------
  Minority interest...............................          --          --           --        1,593        1,593
  Shareholders'/members' equity (deficit):
    Class A Common Stock..........................          30           1           --           (1)          30
    Class B Common Stock..........................          18           1           --           (1)          18
    General Partners'/Members' Contributions......          --       1,000          350       (1,350)          --
    Additional paid-in capital....................       9,143      12,840           --      (12,840)       9,143
    Retained earnings (accumulated deficit).......     (27,397)    (15,919)       2,808       13,111      (27,397)
                                                    ----------   ---------    ---------    ---------   ----------
      Total shareholders'/members' equity
        (deficit).................................     (18,206)     (2,077)       3,158       (1,081)     (18,206)
                                                    ----------   ---------    ---------    ---------   ----------
      Total liabilities and shareholders'/
        members' equity (deficit).................  $    1,722   $  38,102    $   4,554    $  (3,020)  $   41,358
                                                    ==========   =========    =========    =========   ==========

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

(18) CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997:

                                                                                   NON-
                                                          THE      SUBSIDIARY    GUARANTOR   ELIMINATION
                                                        COMPANY    GUARANTORS   SUBSIDIARIES   ENTRIES    REPORTED
                                                      -----------  -----------  -----------  -----------  ---------
                                                                        (IN THOUSANDS)
INCOME STATEMENT DATA:
  REVENUES:
    Radio programming...............................   $      --    $  10,301    $      --    $    (101)  $  10,200
    Cable television programming....................         285        1,230       13,345       (2,858)     12,002
    Satellite services..............................          --        8,241           --       (1,331)      6,910
                                                       ---------    ---------    ---------    ---------   ---------
      Total revenues................................         285       19,772       13,345       (4,290)     29,112
                                                       ---------    ---------    ---------    ---------   ---------
OPERATING EXPENSES:
  Radio programming.................................          --        5,917           --         (101)      5,816
  Cable television programming......................         148        2,585       10,045       (3,506)      9,272
  Satellite services................................          --        4,685           --           --       4,685
  Selling and marketing.............................         137        2,489          396         (104)      2,918
  General and administrative........................       1,155        2,428          788         (203)      4,168
                                                       ---------    ---------    ---------    ---------   ---------
      Total operating expenses......................       1,440       18,104       11,229       (3,914)     26,859
                                                       ---------    ---------    ---------    ---------   ---------
      OPERATING INCOME (LOSS).......................      (1,155)       1,668        2,116         (376)      2,253
                                                       ---------    ---------    ---------    ---------   ---------
OTHER EXPENSE (INCOME):
  Interest expense..................................       2,065        3,612           16          (16)      5,677
  Interest income...................................          (6)         (25)         (83)           6        (108)
  Write-off of deferred offering costs..............         938           --           --           --         938
  Equity share of loss (income) of
    subsidiaries....................................         663       (1,363)          --          304        (396)
  Other expense (income), net.......................          --           35           39           --          74
                                                       ---------    ---------    ---------    ---------   ---------
      Total other expense (income)..................       3,660        2,259          (28)         294       6,185
                                                       ---------    ---------    ---------    ---------   ---------
Income (loss) before income taxes and minority
  interest..........................................      (4,815)        (591)       2,144         (670)     (3,932)
Income tax provision (benefit)......................      (1,376)        (786)          --          820      (1,342)
                                                       ---------    ---------    ---------    ---------   ---------
Income (loss) before minority interest..............      (3,439)         195        2,144       (1,490)     (2,590)
Minority interest in net income of consolidated
  subsidiaries......................................          --           --           --          903         903
                                                       ---------    ---------    ---------    ---------   ---------
NET INCOME (LOSS)...................................   $  (3,439)   $     195    $   2,144    $  (2,393)  $  (3,493)
                                                       =========    =========    =========    =========   =========

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

(18) CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                     FOR THE YEAR ENDED DECEMBER 31, 1997:

                                                                                   NON-
                                                          THE      SUBSIDIARY    GUARANTOR   ELIMINATION
                                                        COMPANY    GUARANTORS   SUBSIDIARIES   ENTRIES     REPORTED
                                                      -----------  -----------  -----------  -----------  -----------
                                                                              (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).................................   $  (3,439)   $     195    $   2,144    $  (2,393)   $  (3,493)
  Adjustment to reconcile net loss to net cash
    provided by (used in) operating activities:
    Non-cash expenses...............................         640        4,374           82        1,598        6,694
    Distributions received..........................          --          100           --           --          100
    Net change in assets and liabilities............       3,540       (1,329)       1,227          850        4,288
                                                       ---------    ---------    ---------    ---------    ---------
      Net cash provided by operating activities.....         741        3,340        3,453           55        7,589
                                                       ---------    ---------    ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and equipment.........          (8)      (1,340)         (19)          --       (1,367)
  Sale of property, plant and equipment.............          --           82          174           --          256
  Purchase of intangible assets.....................          (3)         (42)          --           --          (45)
                                                       ---------    ---------    ---------    ---------    ---------
      Net cash provided by (used in) investing
        activities..................................         (11)      (1,300)         155           --       (1,156)
                                                       ---------    ---------    ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in deferred offering costs...............        (505)          --           --           --         (505)
  Increase in capitalized loan fees.................         (50)          --           --           --          (50)
  Repayment of capital lease obligation.............          --       (1,965)          --           --       (1,965)
  Acquisition of minority interest..................        (200)          --           --           --         (200)
                                                       ---------    ---------    ---------    ---------    ---------
      Net cash used in financing activities.........        (755)      (1,965)          --           --       (2,720)
                                                       ---------    ---------    ---------    ---------    ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....         (25)          75        3,608           55        3,713
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD......          --            4           55          (55)           4
                                                       ---------    ---------    ---------    ---------    ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD............   $     (25)   $      79    $   3,663    $      --    $   3,717
                                                       =========    =========    =========    =========    =========

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

(18) CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS (CONTINUED)

            CONDENSED CONSOLIDATING STATEMENTS OF FINANCIAL POSITION
                            AS OF DECEMBER 31, 1998:

                                                                               NON-
                                                      THE      SUBSIDIARIES  GUARANTOR   ELIMINATION
                                                    COMPANY    GUARANTORS   SUBSIDIARIES   ENTRIES     REPORTED
                                                   ----------  -----------  -----------  -----------  ----------
                                                                          (IN THOUSANDS)
ASSETS:
Cash and cash equivalents........................  $    7,881   $     956    $   1,817    $      --   $   10,654
Restricted cash..................................      10,000          --           --           --       10,000
Available for sale securities....................       2,769          --           --           --        2,769
Accounts receivable..............................          --      11,088          748           --       11,836
Other current assets.............................          --         847           47           --          894
                                                   ----------   ---------    ---------    ---------   ----------
  Total current assets...........................      20,650      12,891        2,612           --       36,153
                                                   ----------   ---------    ---------    ---------   ----------
Property, plant and equipment....................           7      26,598          292           --       26,897
Goodwill.........................................          --      32,411           --           --       32,411
Intangible assets................................       4,515       2,205            3           --        6,723
Other long-term assets...........................      29,854     (18,974)          --       (2,170)       8,710
                                                   ----------   ---------    ---------    ---------   ----------
  Total assets...................................  $   55,026   $  55,131    $   2,907    $  (2,170)  $  110,894
                                                   ==========   =========    =========    =========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT):
Accounts payable.................................  $      983   $   1,813    $      --    $      --   $    2,796
Producers' fees payable..........................          --       5,922           --           --        5,922
Accrued liabilities..............................       5,884       2,238        1,124           --        9,246
Other current liabilities........................     (41,722)     43,577          286           --        2,141
                                                   ----------   ---------    ---------    ---------   ----------
  Total current liabilities......................     (34,855)     53,550        1,410           --       20,105
                                                   ----------   ---------    ---------    ---------   ----------
Senior secured notes.............................     100,000          --           --           --      100,000
Other long-term liabilities......................          --         341           --           --          341
                                                   ----------   ---------    ---------    ---------   ----------
  Total long-term liabilities....................     100,000         341           --           --      100,341
                                                   ----------   ---------    ---------    ---------   ----------
Minority interest................................          --          --           --          567          567
Common stock subject to put......................       1,213          --           --           --        1,213
Shareholders' equity (deficit):
  Class A Common Stock...........................          42          --           --           --           42
  Class B Common Stock...........................          18          --           --           --           18
  General Partners' Contributions................          --       1,000          350       (1,350)          --
  Additional paid-in capital.....................      27,447          --           --           --       27,447
  Other comprehensive income.....................           9          --           --           --            9
  Retained earnings (accumulated deficit)........     (38,848)        240        1,147       (1,387)     (38,848)
                                                   ----------   ---------    ---------    ---------   ----------
    Total shareholders' equity (deficit).........     (11,332)      1,240        1,497       (2,737)     (11,332)
                                                   ----------   ---------    ---------    ---------   ----------
    Total liabilities and shareholders' equity
      (deficit)..................................  $   55,026   $  55,131    $   2,907    $  (2,170)  $  110,894
                                                   ==========   =========    =========    =========   ==========

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

(18) CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1998:

                                                                                NON-
                                                       THE      SUBSIDIARY    GUARANTOR   ELIMINATION
                                                     COMPANY    GUARANTORS   SUBSIDIARIES   ENTRIES     REPORTED
                                                    ----------  -----------  -----------  -----------  ----------
                                                                           (IN THOUSANDS)
INCOME STATEMENT DATA:
REVENUES:
  Radio programming...............................  $       --   $  10,041    $      --    $      --   $   10,041
  Advertising sales services......................          --       5,107           --           --        5,107
  Cable television programming....................         173       2,556       14,163           --       16,892
  Satellite services..............................          --       7,893           --       (1,721)       6,172
                                                    ----------   ---------    ---------    ---------   ----------
    Total revenues................................         173      25,597       14,163       (1,721)      38,212
                                                    ----------   ---------    ---------    ---------   ----------
OPERATING EXPENSES:
  Radio programming...............................          --       7,778           --           --        7,778
  Advertising sales services......................          --       1,129           --           --        1,129
  Cable television programming....................          87       2,825       13,040       (1,721)      14,231
  Satellite services..............................          --       5,240           --           --        5,240
  Selling and marketing...........................          58       4,510          301           --        4,869
  General and administrative......................       1,132       5,142          454           --        6,728
                                                    ----------   ---------    ---------    ---------   ----------
    Total operating expenses......................       1,277      26,624       13,795       (1,721)      39,975
                                                    ----------   ---------    ---------    ---------   ----------
OPERATING INCOME (LOSS)...........................      (1,104)     (1,027)         368           --       (1,763)
                                                    ----------   ---------    ---------    ---------   ----------
OTHER EXPENSE (INCOME):
  Interest expense................................       7,173       1,798           --           --        8,971
  Interest income.................................        (615)        (33)        (128)          --         (776)
  Equity share of loss (income) of subsidiaries...       3,100      (3,213)          --          170           57
  Other expense (income), net.....................       1,190         (31)          12           --        1,171
                                                    ----------   ---------    ---------    ---------   ----------
    Total other expense (income)..................      10,848      (1,479)        (116)         170        9,423
  Income (loss) before income taxes and minority
    interest......................................     (11,952)        452          484         (170)     (11,186)
  Income tax provision............................           1          48           --           --           49
                                                    ----------   ---------    ---------    ---------   ----------
  Income (loss) before minority interest..........     (11,953)        404          484         (170)     (11,235)
                                                    ----------   ---------    ---------    ---------   ----------
  Minority interest in net income of consolidated
    subsidiaries..................................          --          --           --          215          215
                                                    ----------   ---------    ---------    ---------   ----------
  NET INCOME (LOSS)...............................  $  (11,953)  $     404    $     484    $    (385)  $  (11,450)
                                                    ==========   =========    =========    =========   ==========

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

(18) CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS (CONTINUED)

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                     FOR THE YEAR ENDED DECEMBER 31, 1998:

                                                                                NON-
                                                       THE      SUBSIDIARY    GUARANTOR   ELIMINATION
                                                     COMPANY    GUARANTORS   SUBSIDIARIES   ENTRIES     REPORTED
                                                    ----------  -----------  -----------  -----------  ----------
                                                                           (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...............................  $  (11,953)  $     404    $     484    $    (385)  $  (11,450)
  Adjustment to reconcile net income (loss) to net
    cash provided by (used in) operating
    activities:
    Non-cash expenses (income)....................         204       5,856           97          385        6,542
    Distributions received........................          --         350           --           --          350
    Net change in assets and liabilities..........      (4,625)      1,979         (106)          --       (2,752)
                                                    ----------   ---------    ---------    ---------   ----------
      Net cash provided by (used in) operating
        activities................................     (16,374)      8,589          475           --       (7,310)
                                                    ----------   ---------    ---------    ---------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and equipment.......          --      (2,067)        (191)          --       (2,258)
  Sale of property, plant and equipment...........          --          41           16           --           57
  Dividend from joint venture.....................         914          --           --         (914)          --
  Purchase of investments.........................      (2,760)         --           --           --       (2,760)
  Purchase of intangible assets...................          --      (3,359)          --           --       (3,359)
  Purchase of MediaAmerica, Inc...................     (26,700)         --           --           --      (26,700)
                                                    ----------   ---------    ---------    ---------   ----------
      Net cash provided by (used in) investing
        activities................................     (28,546)     (5,385)        (175)        (914)     (35,020)
                                                    ----------   ---------    ---------    ---------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in deferred offering costs.............      (4,187)       (115)          --           --       (4,302)
  Advances to/from subsidiaries...................     (32,987)     32,987           --           --           --
  Repayment of borrowings.........................          --      (6,555)          --           --       (6,555)
  Repayment of capital lease obligations..........          --     (28,757)          --           --      (28,757)
  Senior secured notes............................     100,000          --           --           --      100,000
  Dividend paid to partners.......................          --          --       (2,146)       2,146           --
  Distributions paid to minority interest.........          --         113           --       (1,232)      (1,119)
                                                    ----------   ---------    ---------    ---------   ----------
      Net cash provided by (used in) financing
        activities................................      62,826      (2,327)      (2,146)         914       59,267
                                                    ----------   ---------    ---------    ---------   ----------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.....................................      17,906         877       (1,846)          --       16,937
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD....         (25)         79        3,663           --        3,717
                                                    ----------   ---------    ---------    ---------   ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD..........  $   17,881   $     956    $   1,817    $      --   $   20,654
                                                    ==========   =========    =========    =========   ==========

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

(18) CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS (CONTINUED)

           UNAUDITED CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998:

                                                                                       NON-
                                                              THE      SUBSIDIARY    GUARANTOR   ELIMINATION
                                                            COMPANY    GUARANTORS   SUBSIDIARIES   ENTRIES    REPORTED
                                                          -----------  -----------  -----------  -----------  ---------
                                                                                 (IN THOUSANDS)
INCOME STATEMENT DATA:
  REVENUES:
  Radio programming.....................................   $      --    $   6,623    $      --    $      --   $   6,623
  Advertising sales services............................          --        2,362           --           --       2,362
  Cable television programming..........................         173        1,705       10,114           --      11,992
  Satellite services....................................          --        5,352           --       (1,364)      3,988
    Total revenues......................................         173       16,042       10,114       (1,364)     24,965
  OPERATING EXPENSES:
  Radio programming.....................................          --        5,468           --           --       5,468
  Advertising sales services............................          --          482           --           --         482
  Cable television programming..........................          81        2,132        9,569       (1,364)     10,418
  Satellite services....................................          --        3,791           --           --       3,791
  Selling and marketing.................................          58        2,769          246           --       3,073
  General and administrative............................         812        2,929          311           --       4,052
    Total operating expenses............................         951       17,571       10,126       (1,364)     27,284
    OPERATING LOSS......................................        (778)      (1,529)         (12)          --      (2,319)
                                                           ---------    ---------    ---------    ---------   ---------
  OTHER EXPENSE (INCOME):
  Interest expense......................................       4,009        1,798           --           --       5,807
  Interest income.......................................        (247)         (77)        (114)          --        (438)
  Write-off of deferred offering costs..................          --           --           --           --          --
  Equity share of loss (income) of subsidiaries.........       3,567       (3,562)          --           (5)         --
  Other expense (income), net...........................         881           36           10           --         927
                                                           ---------    ---------    ---------    ---------   ---------
    Total other expense (income)........................       8,210       (1,805)        (104)          (5)      6,296
                                                           ---------    ---------    ---------    ---------   ---------
  Income (loss) before income taxes and minority
    interest............................................      (8,988)         276           92            5      (8,615)
  Income tax provision..................................           1           14           --           --          15
                                                           ---------    ---------    ---------    ---------   ---------
  Income (loss) before minority interest................      (8,989)         262           92            5      (8,630)
  Minority interest in net income of consolidated
    subsidiaries........................................          --           --           --           38          38
                                                           ---------    ---------    ---------    ---------   ---------
  NET INCOME (LOSS).....................................   $  (8,989)   $     262    $      92    $     (33)  $  (8,668)
                                                           =========    =========    =========    =========   =========
  Adjustments to arrive at comprehensive loss...........         (17)          --           --           --         (17)
                                                           ---------    ---------    ---------    ---------   ---------
  COMPREHENSIVE INCOME (LOSS)...........................   $  (8,972)   $     262    $      92    $     (33)  $  (8,651)
                                                           =========    =========    =========    =========   =========

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

(18) CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS (CONTINUED)

           UNAUDITED CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998:

                                                                                NON-
                                                       THE      SUBSIDIARY    GUARANTOR   ELIMINATION
                                                     COMPANY    GUARANTORS   SUBSIDIARIES   ENTRIES     REPORTED
                                                    ----------  -----------  -----------  -----------  ----------
                                                                           (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...............................  $   (8,989)  $     262    $      92    $     (33)  $   (8,668)
  Adjustment to reconcile net loss to net cash
    provided (used in) by operating activities:
    Non-cash expenses.............................         325       4,666           69           33        5,093
    Distributions received........................          --         350           --           --          350
    Net change in assets and liabilities..........       2,156      (5,813)        (655)          --       (4,312)
                                                    ----------   ---------    ---------    ---------   ----------
      Net cash provided by (used in) operating
        activities................................      (6,508)       (535)        (494)          --       (7,537)
                                                    ----------   ---------    ---------    ---------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and equipment.......          --      (1,818)         (98)          --       (1,916)
  Purchase of intangible assets...................          --      (1,329)          --           --       (1,329)
  Purchase of MediaAmerica, Inc...................     (26,700)         --           --           --      (26,700)
  Dividend from joint venture.....................         960          --           --         (960)          --
  Sale of property, plant, and equipment..........          --          43           --           --           43
  Other...........................................     (12,164)         --           --           --      (12,164)
                                                    ----------   ---------    ---------    ---------   ----------
      Net cash used in investing activities.......     (37,904)     (3,104)         (98)        (960)     (42,066)
                                                    ----------   ---------    ---------    ---------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in deferred offering costs.............      (4,710)         --           --           --       (4,710)
  Increase in capitalized loan fees...............        (520)         --           --           --         (520)
  Advances to/from affiliates.....................     (40,291)     40,291           --           --           --
  Repayment of borrowings.........................          --      (6,555)          --           --       (6,555)
  Repayment of capital lease obligations..........          --     (28,757)          --           --      (28,757)
  Proceeds from borrowings........................     100,000          --           --           --      100,000
  Distributions paid to partners..................          --          --       (2,033)       2,033           --
  Distributions paid to minority interest.........          --          --           --       (1,073)      (1,073)
                                                    ----------   ---------    ---------    ---------   ----------
      Net cash provided by (used in) financing
        activities................................      54,479       4,979       (2,033)         960       58,385
                                                    ----------   ---------    ---------    ---------   ----------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.....................................      10,067       1,340       (2,625)          --        8,782
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD....         (25)         79        3,663           --        3,717
                                                    ----------   ---------    ---------    ---------   ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD..........  $   10,042   $   1,419    $   1,038    $      --   $   12,499
                                                    ==========   =========    =========    =========   ==========

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

(18) CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS (CONTINUED)

       UNAUDITED CONDENSED CONSOLIDATING STATEMENTS OF FINANCIAL POSITION
                           AS OF SEPTEMBER 30, 1999:

                                                                                NON-
                                                       THE      SUBSIDIARY    GUARANTOR   ELIMINATION
                                                     COMPANY    GUARANTORS   SUBSIDIARIES   ENTRIES     REPORTED
                                                    ----------  -----------  -----------  -----------  ----------
                                                                           (IN THOUSANDS)
ASSETS:
Cash and cash equivalents.........................  $    5,911   $   2,684    $   4,069    $      --   $   12,664
Available for sale securities.....................       4,416          --           --           --        4,416
Accounts receivable...............................           1      11,877          285           (1)      12,162
Other current assets..............................          50       1,150           84           --        1,284
                                                    ----------   ---------    ---------    ---------   ----------
    Total current assets..........................      10,378      15,711        4,438           (1)      30,526
                                                    ----------   ---------    ---------    ---------   ----------
Property, plant and equipment.....................          15      23,679          393           --       24,087
Goodwill..........................................          --      41,257           --           --       41,257
Intangible assets.................................           1      23,593            2           --       23,596
Other long-term assets............................      34,094     (27,527)         288       (1,528)       5,327
                                                    ----------   ---------    ---------    ---------   ----------
    Total assets..................................  $   44,488   $  76,713    $   5,121    $  (1,529)  $  124,793
                                                    ==========   =========    =========    =========   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT):
Accounts payable..................................  $      684   $   2,566    $   1,344    $      --   $    4,594
Producers' fees payable...........................          --       5,340           --           --        5,340
Cable programming distribution payments payable...          --       4,152           --           --        4,152
Accrued liabilities...............................       3,214       1,695           80           (1)       4,988
Other current liabilities.........................     (61,576)     62,723          706           --        1,853
                                                    ----------   ---------    ---------    ---------   ----------
    Total current liabilities.....................     (57,678)     76,476        2,130           (1)      20,927
                                                    ----------   ---------    ---------    ---------   ----------
Senior secured notes..............................     100,000          --           --           --      100,000
Other long-term liabilities.......................          --         522           --           --          522
                                                    ----------   ---------    ---------    ---------   ----------
    Total long-term liabilities...................     100,000         522           --           --      100,522
                                                    ----------   ---------    ---------    ---------   ----------
Minority interests................................          --          --           --        1,178        1,178
Common stock subject to put.......................       1,213          --           --           --        1,213
Shareholders' equity (deficit):
  Series A Preferred Equity.......................      20,100          --           --           --       20,100
  Class A Common Stock............................          42          --           --           --           42
  Class B Common Stock............................          18          --           --           --           18
  General Partners' Contributions.................          --          --          350         (350)          --
  Additional paid-in capital......................      27,589          --           --           --       27,589
  Other comprehensive income......................         (18)         --           --           --          (18)
  Retained earnings (accumulated deficit).........     (46,778)       (285)       2,641       (2,356)     (46,778)
                                                    ----------   ---------    ---------    ---------   ----------
    Total shareholders' equity (deficit)..........         953        (285)       2,991       (2,706)         953
                                                    ----------   ---------    ---------    ---------   ----------
    Total liabilities and shareholders' equity
      (deficit)...................................  $   44,488   $  76,713    $   5,121    $  (1,529)  $  124,793
                                                    ==========   =========    =========    =========   ==========

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

(18) CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS (CONTINUED)

           UNAUDITED CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                           AS OF SEPTEMBER 30, 1999:

                                                                                   NON-
                                                          THE      SUBSIDIARY    GUARANTOR   ELIMINATION
                                                        COMPANY    GUARANTORS   SUBSIDIARIES   ENTRIES    REPORTED
                                                      -----------  -----------  -----------  -----------  ---------
                                                                             (IN THOUSANDS)
INCOME STATEMENT DATA:
  REVENUES:
  Radio programming.................................   $      --    $  12,353    $      --    $      --   $  12,353
  Advertising sales services........................          --        6,455           --           --       6,455
  Cable television programming......................          --        3,410       15,819           --      19,229
  Satellite services................................          --        7,741           --       (1,174)      6,567
                                                       ---------    ---------    ---------    ---------   ---------
    Total revenues..................................          --       29,959       15,819       (1,174)     44,604
                                                       ---------    ---------    ---------    ---------   ---------
  OPERATING EXPENSES:
  Radio programming.................................          --        8,098           --           --       8,098
  Advertising sales services........................          --        2,776           --           --       2,776
  Cable television programming......................          --        3,015       13,897       (1,174)     15,738
  Satellite services................................          --        3,921           --           --       3,921
  Selling and marketing.............................          --        4,553          219           --       4,772
  General and administrative........................       1,036        5,858          418           --       7,312
                                                       ---------    ---------    ---------    ---------   ---------
    Total operating expenses........................       1,036       28,221       14,534       (1,174)     42,617
                                                       ---------    ---------    ---------    ---------   ---------
    OPERATING INCOME (LOSS).........................      (1,036)       1,738        1,285           --       1,987
                                                       ---------    ---------    ---------    ---------   ---------
  OTHER EXPENSE (INCOME):
  Interest expense..................................       9,607           --           --           --       9,607
  Interest income...................................        (568)         (67)         (91)          --        (726)
  Equity share of loss (income) of subsidiaries.....      (2,239)         865          (85)       1,374         (85)
  Other expense (income), net.......................          94            3            2           --          99
                                                       ---------    ---------    ---------    ---------   ---------
    Total other expense (income)....................       6,894          801         (174)       1,374       8,895
                                                       ---------    ---------    ---------    ---------   ---------
  Income (loss) before income taxes and minority
    interests.......................................      (7,930)         937        1,459       (1,374)     (6,908)
  Income tax provision..............................          --          411           --           --         411
                                                       ---------    ---------    ---------    ---------   ---------
  Income (loss) before minority interest............      (7,930)         526        1,459       (1,374)     (7,319)
  Minority interest in net income of consolidated
    subsidiaries....................................          --           (3)          --          614         611
                                                       ---------    ---------    ---------    ---------   ---------
  NET INCOME (LOSS).................................   $  (7,930)   $     529    $   1,459    $  (1,988)  $  (7,930)
                                                       =========    =========    =========    =========   =========
  Adjustments to arrive at comprehensive loss.......          26           --           --           --          26
                                                       ---------    ---------    ---------    ---------   ---------
  COMPREHENSIVE INCOME (LOSS).......................   $  (7,956)   $     529    $   1,459    $  (1,988)  $  (7,956)
                                                       =========    =========    =========    =========   =========

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

(18) CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS (CONTINUED)

           UNAUDITED CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999:

                                                                                    NON-
                                                           THE      SUBSIDIARY    GUARANTOR   ELIMINATION
                                                         COMPANY    GUARANTORS   SUBSIDIARIES   ENTRIES     REPORTED
                                                        ----------  -----------  -----------  -----------  ----------
                                                                               (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...................................  $   (7,930)  $     529    $   1,459    $  (1,988)  $   (7,930)
  Adjustment to reconcile net income (loss) to net
    cash provided by (used in) operating activities:
    Non-cash expenses.................................       1,469       4,127           (4)       1,988        7,580
    Net change in assets and liabilities..............     (23,923)     22,519          977           --         (427)
                                                        ----------   ---------    ---------    ---------   ----------
      Net cash provided by (used in) operating
        activities....................................     (30,384)     27,175        2,432           --         (777)
                                                        ----------   ---------    ---------    ---------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and equipment...........         (12)       (396)        (180)          --         (588)
  Cable programming distribution agreements
    payments..........................................          --      (3,761)          --           --       (3,761)
  Purchase of investments.............................      (1,674)         --           --           --       (1,674)
  Purchase of intangible assets.......................          --        (430)          --           --         (430)
  Purchase of Broadcast Programming assets............          --     (20,860)          --           --      (20,860)
                                                        ----------   ---------    ---------    ---------   ----------
    Net cash used in investing activities.............      (1,686)    (25,447)        (180)          --      (27,313)
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from Issuance of Series A Preferred
    Equity............................................      20,100          --           --           --       20,100
                                                        ----------   ---------    ---------    ---------   ----------
    Net cash provided by financing activities.........      20,100          --           --           --       20,100
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......     (11,970)      1,728        2,252           --       (7,990)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD........      17,881         956        1,817           --       20,654
                                                        ----------   ---------    ---------    ---------   ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD..............  $    5,911   $   2,684    $   4,069    $      --   $   12,664
                                                        ==========   =========    =========    =========   ==========

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

(19) REPORTABLE SEGMENTS

    The Company has four reportable segments: radio programming and advertising sales services, cable television programming, satellite services, and corporate. The radio programming and advertising sales services segment produces programming that it distributes to radio stations and sells advertising on nationally syndicated radio programs. The cable television programming segment provides cable television programming to cable television system operators and other video distributors. The satellite services segment provides satellite delivery, uplinking, trafficking, playback and other services to affiliates and third parties. The corporate segment includes personnel and associated costs for the Company's executive and management staff, operational support and other items such as accounting and financial reporting and debt offering costs.

    The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 2. The Company evaluates performance based on profit or loss from operations before income taxes not including nonrecurring gains and losses. The Company accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices.

    The Company evaluates performance based on profit or loss from operations before income taxes not including nonrecurring gains and losses. The Company's reportable segments are strategic business units that offer different services and products. They are managed separately because each business requires different technology and marketing strategies. Reportable segments are presented below in accordance with the requirements of SFAS 131, "Disclosures about Segments of an Enterprise and Related Information":

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

(19) REPORTABLE SEGMENTS (CONTINUED)

                        REPORTED SEGMENT PROFIT OR LOSS,
                               AND SEGMENT ASSETS
                AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1996:

                                           RADIO
                                        PROGRAMMING
                                            AND            CABLE
                                        ADVERTISING     TELEVISION      SATELLITE
                                       SALES SERVICES   PROGRAMMING     SERVICES       CORPORATE        TOTAL
                                       --------------  -------------  -------------  -------------  -------------
Revenue from external customers......   $  7,658,000   $   1,154,000  $   7,842,000  $          --  $  16,654,000
Intersegment revenues................             --              --      3,429,000             --      3,429,000
Interest income......................        (14,000)        (23,000)       (35,000)            --        (72,000)
Interest expense.....................             --              --      3,765,000        735,000      4,500,000
Depreciation and amortization........        494,000          24,000      3,957,000          1,000      4,476,000
Equity in loss (income) of
  subsidiaries.......................        329,000         503,000             --             --        832,000
Segment loss.........................       (335,000)     (1,558,000)       616,000     (1,038,000)    (2,315,000)
Capital expenditures.................      1,646,000          72,000      1,251,000             --      2,969,000
Other significant non-cash item:
  Goodwill...........................             --         300,000             --             --        300,000
Segment assets.......................      5,426,000       1,925,000     30,336,000      4,213,000     41,900,000

RECONCILIATIONS OF REPORTABLE SEGMENT
  REVENUE AND ASSETS:
Revenues:
Total revenues for reportable
  segments...........................                                                               $  20,083,000
Other revenues.......................                                                                          --
Elimination of intersegment
  revenues...........................                                                                  (3,429,000)

  Total consolidated revenues........                                                               $  16,654,000
                                                                                                    =============

Assets:
Total assets for reportable
  segments...........................                                                               $  41,900,000
Elimination of investment in
  subsidiaries.......................                                                                  (3,602,000)
                                                                                                    -------------

  Total consolidated assets..........                                                               $  38,298,000
                                                                                                    =============

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

(19) REPORTABLE SEGMENTS (CONTINUED)

                        REPORTED SEGMENT PROFIT OR LOSS,
                               AND SEGMENT ASSETS
                AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1997:

                                            RADIO
                                         PROGRAMMING
                                             AND            CABLE
                                         ADVERTISING     TELEVISION      SATELLITE
                                        SALES SERVICES   PROGRAMMING     SERVICES      CORPORATE       TOTAL
                                        --------------  -------------  -------------  -----------  -------------
Revenue from external customers.......   $ 10,833,000   $  12,002,000  $   6,276,000  $        --  $  29,111,000
Intersegment revenues.................             --              --      3,387,000           --      3,387,000
Interest income.......................         (6,000)        (93,000)        (3,000)      (6,000)      (108,000)
Interest expense......................             --              --      3,612,000    2,065,000      5,677,000
Depreciation and amortization.........        842,000         222,000      4,100,000        4,000      5,168,000
Equity in loss (income) of
  subsidiaries........................        228,000         168,000             --           --        396,000
Segment profit........................        450,000         540,000     (1,571,000)  (2,912,000)    (3,493,000)
Capital expenditures..................      1,237,000          28,000         93,000        9,000      1,367,000
Other significant non-cash items:
  Goodwill............................             --       3,037,000             --           --      3,037,000
  Conversion of Global Group Note.....             --              --             --    6,000,000      6,000,000
Segment assets........................      5,960,000       8,204,000     25,878,000   (1,973,000)    38,069,000
RECONCILIATIONS OF REPORTABLE SEGMENT
  REVENUE AND ASSETS:
Revenues:
Total revenues for reportable
  segments............................                                                             $  32,498,000
Other revenues........................                                                                        --
Elimination of intersegment
  revenues............................                                                                (3,387,000)
                                                                                                   -------------
  Total consolidated revenues.........                                                             $  29,111,000
                                                                                                   =============
Assets:
Total assets for reportable
  segments............................                                                             $  38,069,000
Elimination of investment in
  subsidiaries........................                                                                 3,289,000
                                                                                                   -------------
  Total consolidated assets...........                                                             $  41,358,000
                                                                                                   =============

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

(19) REPORTABLE SEGMENTS (CONTINUED)

                        REPORTED SEGMENT PROFIT OR LOSS,
                               AND SEGMENT ASSETS
                AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1998:

                                         RADIO
                                      PROGRAMMING
                                          AND            CABLE
                                      ADVERTISING     TELEVISION      SATELLITE
                                     SALES SERVICES   PROGRAMMING     SERVICES       CORPORATE        TOTAL
                                     --------------  -------------  -------------  -------------  --------------
Revenue from external customers....   $ 15,780,000   $  16,719,000  $   5,540,000  $     173,000  $   38,212,000
Intersegment revenues..............             --              --      3,581,000             --       3,581,000
Interest income....................        (33,000)       (128,000)            --       (615,000)       (776,000)
Interest expense...................             --              --      1,798,000      7,173,000       8,971,000
Depreciation and amortization......      1,598,000         697,000      3,966,000          5,000       6,266,000
Equity in loss (income) of
  subsidiaries.....................         57,000              --             --             --          57,000
Segment loss.......................     (1,017,000)       (775,000)      (893,000)    (8,765,000)    (11,450,000)
Capital expenditures...............        582,000         336,000      1,337,000          3,000       2,258,000
Other significant non-cash item:
  Purchase of MediaAmerica.........             --              --             --      8,144,000       8,144,000
Segment assets.....................     48,545,000      12,437,000     23,183,000     55,219,000     139,384,000
RECONCILIATIONS OF REPORTABLE
  SEGMENT REVENUE AND ASSETS:
Revenues:
Total revenues for reportable
  segments.........................                                                               $   41,793,000
Other revenues.....................                                                                           --
Elimination of intersegment
  revenues.........................                                                                   (3,581,000)
                                                                                                  --------------
  Total consolidated revenues......                                                               $   38,212,000
                                                                                                  ==============
Assets:
Total assets for reportable
  segments.........................                                                               $  139,384,000
Elimination of investment in
  subsidiaries.....................                                                                  (28,490,000)
                                                                                                  --------------
  Total consolidated assets........                                                               $  110,894,000
                                                                                                  ==============

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

(19) REPORTABLE SEGMENTS (CONTINUED)

                        REPORTED SEGMENT PROFIT OR LOSS,
                               AND SEGMENT ASSETS
            AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998:

                                            RADIO
                                         PROGRAMMING
                                             AND            CABLE
                                         ADVERTISING     TELEVISION      SATELLITE
                                        SALES SERVICES   PROGRAMMING     SERVICES       CORPORATE         TOTAL
                                        --------------  -------------  -------------  --------------  --------------
Revenue from external customers.......   $  8,985,000   $  11,992,000  $   3,988,000  $           --  $   24,965,000
Intersegment revenues.................             --              --      2,779,000              --       2,779,000
Interest income.......................        (12,000)       (115,000)            --        (311,000)       (438,000)
Interest expense......................             --              --      1,900,000       3,907,000       5,807,000
Depreciation and amortization.........        969,000         402,000      2,990,000           3,000       4,364,000
Equity in income of subsidiaries......         (1,000)             --             --              --          (1,000)
Segment loss..........................     (1,293,000)       (688,000)    (1,718,000)     (4,969,000)     (8,668,000)
Capital expenditures..................      1,216,000           1,000        696,000           3,000       1,916,000
Segment assets........................     48,477,000       9,741,000     23,823,000      56,425,000     138,466,000

RECONCILIATIONS OF REPORTABLE SEGMENT
  REVENUE AND ASSETS:
Revenues:
Total revenues for reportable
  segments............................                                                                $   27,744,000
Other revenues........................                                                                            --
Elimination of intersegment
  revenues............................                                                                    (2,779,000)
                                                                                                      --------------
  Total consolidated revenues.........                                                                $   24,965,000
                                                                                                      ==============

Assets:
Total assets for reportable
  segments............................                                                                $  138,466,000
Elimination of investment in
  subsidiaries........................                                                                   (27,493,000)
                                                                                                      --------------
  Total consolidated assets...........                                                                $  110,973,000
                                                                                                      ==============

              JONES INTERNATIONAL NETWORKS, LTD. AND SUBSIDIARIES

(19) REPORTABLE SEGMENTS (CONTINUED)

                        REPORTED SEGMENT PROFIT OR LOSS,
                               AND SEGMENT ASSETS
            AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999:

                                         RADIO
                                      PROGRAMMING
                                          AND            CABLE
                                      ADVERTISING     TELEVISION      SATELLITE
                                     SALES SERVICES   PROGRAMMING     SERVICES       CORPORATE        TOTAL
                                     --------------  -------------  -------------  -------------  --------------
Revenue from external customers....   $ 18,808,000   $  19,229,000  $   6,567,000  $          --  $   44,604,000
Intersegment revenues..............             --              --      2,635,000             --       2,635,000
Interest income....................        (66,000)        (91,000)            --       (569,000)       (726,000)
Interest expense...................             --              --             --      9,607,000       9,607,000
Depreciation and amortization......      2,112,000       1,375,000      3,007,000          5,000       6,499,000
Equity in income of subsidiaries...        (85,000)             --             --             --         (85,000)
Segment income (loss)..............        286,000        (469,000)     2,597,000    (10,344,000)     (7,930,000)
Capital expenditures...............        232,000         196,000        144,000         16,000         588,000
Segment assets.....................     65,655,000      20,070,000     20,289,000    105,261,000     211,275,000

RECONCILIATIONS OF REPORTABLE
  SEGMENT REVENUE AND ASSETS:
Revenues:
Total revenues for reportable
  segments.........................                                                               $   47,239,000
Other revenues.....................                                                                           --
Elimination of intersegment
  revenues.........................                                                                   (2,635,000)
                                                                                                  --------------
  Total consolidated revenues......                                                               $   44,604,000
                                                                                                  ==============

Assets:
Total assets for reportable
  segments.........................                                                               $  211,275,000
Elimination of investment in
  subsidiaries.....................                                                                  (86,481,000)
                                                                                                  --------------
  Total consolidated assets........                                                               $  124,794,000
                                                                                                  ==============

                                     [LOGO]

                       Jones International Networks, Ltd.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of the Class A Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

                                                              AMOUNT TO BE PAID
                                                              -----------------
SEC registration fee........................................     $
NASD filing fee Nasdaq National Market listing fee..........        *
Legal fees and expenses.....................................        *
Accounting fees and expenses................................        *
Printing and engraving......................................        *
Blue sky fees and expenses (including legal fees)...........        *
Transfer agent fees.........................................        *
Miscellaneous...............................................        *
    Total...................................................        *

----------

 * To be supplied by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    In accordance with the Colorado Business Corporation Act, as amended (the "Colorado Act"), the Registrant's articles of incorporation, as amended, eliminate in certain circumstances the liability of our directors for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director for: (i) a breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a willful or negligent declaration of an unlawful distribution or (iv) transactions from which the director derived an improper personal benefit.

    The Registrant's articles of incorporation also provide that we shall indemnify any person and his or her estate and personal representatives against all liability and expenses incurred by reason of the person being or having been a director or officer of the Registrant or, while serving as a director or officer of the Registrant, serving at the request of it or any of its subsidiaries as a director, an officer, an agent, an associate, an employee, a fiduciary, a manager, a member, a partner, a promoter, or a trustee of, or to hold any similar position with, another domestic or foreign corporation or other entity or of an employee benefit plan, to the full extent permitted under the Colorado Act. The Colorado Act requires a corporation to indemnify its officers and directors against reasonable expenses incurred in any proceeding to which the officer or director is a party and was wholly successful, on the merits or otherwise, in defense of the proceeding. In addition to this mandatory indemnification, the Colorado Act provides that a corporation may indemnify its officers and directors against liability and reasonable expenses if the officer or director acted in good faith and in a manner reasonably relieved to be in the best interests of the corporation in the case of conduct in an official capacity, in a manner he or she reasonably believed was at least not opposed to the corporation's best interests in all other cases, or in a manner he or she had no reasonable cause to believe was unlawful in the case of criminal proceedings. In actions by or in the name of the corporation, the Colorado Act provides the same standard but limits indemnification to reasonable expenses incurred by the director and prohibits any indemnification if the director is adjudged liable to the corporation. The Colorado Act also prohibits indemnification of a director in connection with actions charging improper personal benefit to the director if the director is adjudged liable on that basis.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    The Registrant has issued the following securities since May 28, 1998 (its inception):

    a. In May 1998, the Registrant issued one (1) share of its Class A Common Stock to Jones Network Holdings LLC, a Colorado limited liability company, for $10. On July 10, 1998, Jones Network Holdings LLC tendered said share of
Class A Common Stock back to the Registrant. On the same date, the Registrant issued 2,980,953 shares of its Class A Common Stock and 1,785,120 shares of its Class B common stock to Jones Network Holdings LLC in exchange for the only assets it held, which consisted of 2,980,953 shares of Class A Common Stock and 1,785,120 shares of Class B common stock of JPN, Inc., a Colorado corporation. The Registrant also assumed Jones Network Holdings LLC's obligation under a certain promissory note in the amount of $10 million, plus accrued interest, payable to Jones Global Group, Inc., an affiliate of the Registrant.

    b. Upon the liquidation of Jones Network Holdings LLC in July 1998, it transferred the shares of Class A Common Stock and Class B common stock of the Registrant that it held to its members on a one for one basis, as follows:

CLASS A COMMON STOCK

NAME OF TRANSFEREE                                            NUMBER OF SHARES
------------------                                            ----------------
Jones International, Ltd....................................     1,594,500
Glenn R. Jones..............................................       707,286
Jones Space Segment, Inc....................................       416,667
Adelphia Communications Corporation.........................       262,500
                                                                 ---------
    Total...................................................     2,980,953

CLASS B COMMON STOCK

NAME OF TRANSFEREE                                            NUMBER OF SHARES
------------------                                            ----------------
Jones International, Ltd....................................      1,122,000
Glenn R. Jones..............................................        263,120
Jones Global Group, Inc.....................................        400,000
                                                                 ----------
    Total...................................................      1,785,120

    All of the outstanding shares of Class B common stock are convertible at the election of their holders into shares of Class A Common Stock on a one for one basis.

    c. Also in July 1998, the Registrant converted the $10 million principal of the aforementioned promissory note payable to Jones Global Group by issuing 666,667 shares of its Class A Common Stock to Jones Global Group, which shares were valued at $15.00 per share.

    d. In connection with the carriage of the Registrant's Great American Country programming, it is obligated under two separate agreements to issue shares of its Class A Common Stock to TAL Financial, Inc. and Adelphia Communications Corporation, based on the achievement of certain milestone subscriber levels by said companies. Based upon these two agreements
the Registrant has as of December       , 1999 issued shares of its Class A
Common Stock as follows:

                                                       DATE     NUMBER OF SHARES
                                                     --------   ----------------
TAL Financial, Inc.................................  07/22/98       101,124
Adelphia Communications Corporation................  12/31/98        12,416
Adelphia Communications Corporation................  05/14/99        11,869

    e. In July 1999, the Registrant acquired substantially all of the assets and liabilities of MediaAmerica, Inc. After such sale, MediaAmerica, Inc. changed its name to Tuxedo Shirt, Inc. Pursuant to said acquisition, the Registrant issued to Tuxedo Shirt, Inc., the seller, as partial payment of the purchase price, 541,970 shares of Class A Common Stock. In October 1999, the Registrant issued an additional 941 shares of its Class A Common Stock to Tuxedo Shirt, representing the final working capital adjustment pursuant to said acquisition. All of the shares issued to Tuxedo Shirt were valued at $15.00 per share.

    f. In September and November 1999, the Registrant issued an aggregate of 1,918,000 shares of Series A convertible preferred stock at a purchase price of $12.50 per share, to a total of 14 investors, all of whom are "accredited investors" within the meaning of Regulation D under the Securities Act of 1933. These investors include an affiliate of Mr. Jones. Each of the outstanding shares of Series A convertible preferred stock will convert into one share of Class A Common Stock upon completion of a public equity offering.

    g. The Registrant from time to time has granted stock options under its employee stock option plan (the "Plan") to employees and consultants. As of
December   , 1999, options to purchase 512,500 shares of Class A Common Stock have been granted to 28 persons and 89,000 shares have been terminated or forfeited upon resignation of the holders. All of the options outstanding have an exercise price of $15 per share, and none of the options have been exercised.

    The above securities were offered and sold by the Registrant in reliance upon exemptions from registration pursuant to either (i) Section 4(2) of the Securities Act, as amended, as transactions not involving any public offering,
(ii) Regulation D promulgated under the Securities Act, as amended, as limited offers and sales of securities, or (iii) Rule 701 promulgated under the Securities Act, as amended. All purchasers of the above securities acquired said shares for investment purposes only and all stock certificates reflect the appropriate legends. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits.

           NUMBER           DESCRIPTION
           ------           -----------
        1.1*                Form of Underwriting Agreement.

        3.1                 Articles of Incorporation of the Registrant.(1)

        3.2                 Amendment to the Registrant's Articles of Incorporation
                              filed September 30, 1999.(3)

        3.3                 Bylaws of the Registrant.(1)

        4.1                 Indenture, dated July 10, 1998, between the Registrant and
                              United States Trust Company of New York.(1)

        4.2                 Form of Exchange Note is included as Exhibit A-3 to the
                              Indenture.(1)

           NUMBER           DESCRIPTION
           ------           -----------
        4.3                 Pledge Agreement, dated July 10, 1998, among the Registrant,
                              United States Trust Company of New York and others.(1)

        4.4                 Form of Subsidiary Guaranty is included as part of the
                              Indenture.(1)

        4.5*                Specimen Class A Common Stock certificate.

        5.1*                Opinion of Davis, Graham & Stubbs LLP.

       10.1                 1998 Stock Option Plan.(1)

       10.2                 Form of Basic Incentive Stock Option Agreement.(1)

       10.3                 Form of Basic Non-Qualified Stock Option Agreement.(1)

       10.4                 Purchase and Sale Agreement dated August 9, 1996, between
                              Jones Global Group, Inc. and Jones International
                              Networks, Ltd. (n/k/a JPN, Inc.).(1)

       10.5                 Exchange Agreement dated September 30, 1996, among Glenn R.
                              Jones, Jones International, Ltd. and Jones International
                              Networks, Ltd. (n/k/a JPN, Inc.).(1)

       10.6                 Agreement and its amendment, dated November 6, 1996 and
                              April 1, 1997, respectively, between Glenn R. Jones and
                              Jones International Networks, Ltd. (n/k/a JPN, Inc.).(1)

       10.7+                Second Amended and Restated Partnership Agreement of Product
                              Information Network Venture dated April 1, 1997, among
                              Jones Infomercial Network Ventures, Inc., Cox Consumer
                              Information Network, Inc. and Adelphia Communications
                              Corporation.(1)

       10.8                 Affiliate Agreement dated January 1, 1996, among Great
                              American Country, Inc., Jones Programming Services, Inc.
                              and Jones Intercable, Inc.(1)

       10.9                 Amended and Restated Affiliate Agreement dated August 1,
                              1994, between Jones Infomercial Networks, Inc. and Jones
                              Intercable, Inc., together with an Assignment dated
                              January 31, 1995, between Jones Infomercial
                              Networks, Inc. and Jones Infomercial Network
                              Ventures, Inc.(1)

       10.10+               Affiliate Agreement dated January 31, 1995, between Product
                              Information Network Venture and Cox
                              Communications, Inc.(1)

       10.11+               Affiliate Agreement as Amended, dated October 1, 1995 as
                              amended effective April 1, 1997, between Product
                              Information Network Venture and Adelphia Communications
                              Corporation.(1)

       10.12                Uplink Services Agreement dated January 1, 1995, among Jones
                              Earth Segment, Inc., Jones Infomercial Networks, Inc.,
                              Jones Computer Network, Ltd., Mind Extension
                              University, Inc. (n/k/a Knowledge TV, Inc.) and Jones
                              Galactic Radio, Inc., together with a letter agreement
                              dated June 10, 1998, between Jones Earth Segment, Inc. and
                              Knowledge TV, Inc.(1)

       10.13                Services Agreement dated January 1, 1995, among Jones Earth
                              Segment, Inc., Jones Infomercial Networks, Inc., Jones
                              Computer Network, Ltd. and Mind Extension
                              University, Inc. (n/k/a Knowledge TV, Inc.), together with a letter agreement dated June 10, 1998, between Jones
                              Earth Segment, Inc. and Knowledge TV, Inc.(1)

       10.14                Transponder Licenses Agreement dated January 1, 1995, among
                              Jones Space Segment, Inc., Jones Infomercial
                              Networks, Inc. and Jones Computer Network, Ltd., together
                              with a letter agreement dated June 10, 1998, between Jones
                              Space Holdings, Inc. and Knowledge TV, Inc.(1)

       10.15                Transponder Licenses Agreement dated January 1, 1995, among
                              Jones Satellite Holdings, Inc., Jones Galactic
                              Radio, Inc. and Mind Extension University, Inc. (n/k/a
                              Knowledge TV, Inc.).(1)

           NUMBER           DESCRIPTION
           ------           -----------
       10.16+               C-3/C-4 Satellite Transponder Service Agreement dated
                              July 28, 1989, between GE American Communications, Inc.
                              and Jones Space Segment, Inc.(1)

       10.17                Agreement dated June 2, 1998, among MediaAmerica, Inc., Ron
                              Hartenbaum, Gary Schonfeld, Jones Network Holdings LLC and
                              the Registrant.(1)

       10.18                Post-Closing Agreement dated July 10, 1998, with
                              MediaAmerica, Inc., Gary Schonfeld and Ron Hartenbaum.(1)

       10.19                Employment Agreement dated July 10, 1998, between Ron
                              Hartenbaum and the Registrant.(1)

       10.20                Employment Agreement dated July 10, 1998, between Gary
                              Schonfeld and the Registrant.(1)

       10.21                Agreement dated as of June 15, 1999 among Broadcast
                              Electronics, Inc., BEI Holding Corporation and the
                              Registrant.(2)

       10.22                Revolving Credit Facility dated as of July 29, 1999 between
                              Bank of America, N.A. and the Registrant.(2)

       10.23                Form of Registration Rights Agreement dated as of
                              October 1, 1999 between the Registrant and certain holders of Series A Convertible Preferred Stock.(3)

       21.1                 Subsidiaries.(3)

       23.1                 Consent of Arthur Andersen LLP.(3)

       23.2*                Consent of Davis, Graham & Stubbs, LLP. (See Exhibit 5.1.)

       24.1                 Powers of Attorney (included on Signature Page).

       27                   Financial Data Schedule.(3)

----------

 * To be filed by amendment.

(1) Incorporated by reference from the Registrant's Registration Statement No. 333-62077 on Form S-4 filed on August 21, 1998.

(2) Incorporated by reference from the Registrant's Current Report on Form 8-K dated August 6, 1999.

(3) Filed herewith.

 + Portions of this exhibit have been omitted based on a determination dated
    November 3, 1998 by the Securities and Exchange Commission that certain information contained therein shall be afforded confidential treatment.

    (b) Financial Statement Schedules

       See Schedule II, which follows the Part II pages.

ITEM 17.  UNDERTAKINGS.

    The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto authorized, in the City of Englewood and the State of Colorado on the 20th day of December, 1999.

                                                       JONES INTERNATIONAL NETWORKS, LTD.,
                                                       a Colorado corporation

                                                       By:             /s/ JEFFREY C. WAYNE
                                                            -----------------------------------------
                                                                         Jeffrey C. Wayne
                                                                      President and Director

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey C. Wayne, Jay B. Lewis, Robert S. Zinn and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits and schedules thereto, including any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, together with all schedules and exhibits thereto and other certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      NAME                                     TITLE                      DATE
                      ----                                     -----                      ----
               /s/ GLENN R. JONES
     --------------------------------------       Chairman of the Board             December 20, 1999
                (Glenn R. Jones)

              /s/ JEFFREY C. WAYNE
     --------------------------------------       President and Director            December 20, 1999
               (Jeffrey C. Wayne)                   (Principal Executive Officer)

                /s/ JAY B. LEWIS                  Group Vice President/Finance,
     --------------------------------------         Treasurer and Director (Chief   December 20, 1999
                 (Jay B. Lewis)                     Financial Officer)

                /s/ AMY MICKLES
     --------------------------------------       Controller (Chief Accounting      December 20, 1999
                 (Amy Mickles)                      Officer)

                      NAME                                     TITLE                      DATE
                      ----                                     -----                      ----
             /s/ RONALD HARTENBAUM
     --------------------------------------       Director                          December 20, 1999
              (Ronald Hartenbaum)

                /s/ YRMA G. RICO
     --------------------------------------       Director                          December 20, 1999
                 (Yrma G. Rico)

     --------------------------------------       Director                          December   , 1999
                (Fred A. Vierra)

              /s/ TIMOTHY J. BURKE
     --------------------------------------       Director                          December 20, 1999
               (Timothy J. Burke)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Jones International
Networks, Ltd.:

    We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Jones International Networks, Ltd. and subsidiaries as of December 31, 1997 and 1998, and for the years ended
December 31, 1996, 1997 and 1998 included in this registration statement, and have issued our report thereon dated February 11, 1999. Our audits were made for the purpose of forming an opinion on these financial statements taken as a whole. The supplemental schedule included in this registration statement is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the financial statements. The schedule has been subjected to the auditing procedures applied in the audits of these financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to these financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Denver, Colorado
February 11, 1999

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS

                                                                  BALANCE    ADDITIONS   DEDUCTIONS
                                                                    AT       CHARGED TO      FOR       BALANCE
                                                                 BEGINNING   COSTS AND    ACCOUNTS    AT END OF
CLASSIFICATIONS                                                  OF PERIOD    EXPENSES   WRITTEN-OFF    PERIOD
--------------------------------------------------------------  -----------  ----------  -----------  ----------
Fiscal Year ended December 31, 1998:
  Allowance for Doubtful Accounts.............................   $ 157,405   $  858,765   $(118,683)  $  897,487
Fiscal Year ended December 31, 1997:
  Allowance for Doubtful Accounts.............................     286,562      114,357    (243,514)     157,405
Fiscal Year ended December 31, 1996:
  Allowance for Doubtful Accounts.............................     224,808      130,381     (68,627)     286,562

                                 EXHIBIT INDEX
                       JONES INTERNATIONAL NETWORKS, LTD.
                        FORM S-1 REGISTRATION STATEMENT

       EXHIBIT                                                                          PAGE
       NUMBER                                                                          NUMBER
---------------------                                                                  ------
         3.2            Amendment to the Registrant's Articles of Incorporation
                          filed September 30, 1999..................................

        10.23           Form of Registration Rights Agreement dated as of October 1,
                          1999 between the Registrant and certain holders of Series
                          A Convertible Preferred Stock.............................

        21.1            Subsidiaries................................................

        23.1            Consent of Arthur Andersen LLP..............................

        27              Financial Data Schedule.....................................